      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1997

                                                      REGISTRATION NO. 333-25439
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   AXIOM INC.

              (successor by merger to Securicor Telesciences Inc.)

             (Exact name of registrant as specified in its charter)

           DELAWARE                          3669
 (State or other jurisdiction    (Primary Standard Industrial      51-0356153
              of                 Classification Code Number)    (I.R.S. Employer
incorporation or organization)                                   Identification
                                                                      No.)

         351 NEW ALBANY ROAD, MOORESTOWN, NJ 08057-1177, (609) 866-1000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ANDREW P. MAUNDER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   AXIOM INC.
                              351 NEW ALBANY ROAD
                           MOORESTOWN, NJ 08057-1177
                                 (609) 866-1000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    COPY TO:

      JASON M. SHARGEL, ESQUIRE                 BARBARA L. BECKER, ESQUIRE
 Wolf, Block, Schorr and Solis-Cohen              Chadbourne & Parke LLP
    Twelfth Floor Packard Building                 30 Rockefeller Plaza
 S.E. Corner 15th & Chestnut Streets                New York, NY 10112
        Philadelphia, PA 19102                        (212) 408-5100
            (215) 977-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains a prospectus relating to an offering in the United States and Canada (the "U.S. Offering") of an aggregate of shares of Common Stock, par value $0.01 per share, of Axiom Inc. together with separate prospectus pages relating to a concurrent offering outside the
United States and Canada of an aggregate of       shares of Common Stock, par
value $0.01 per share, of Axiom Inc. (the "International Offering"). The complete prospectus for the U.S. Offering follows immediately after this Explanatory Note. Following such prospectus are the alternate front cover and back cover pages for the International Offering. All other pages of the prospectus for the U.S. Offering are to be used for both the U.S. Offering and the International Offering. The complete prospectus for each of the U.S. Offering and the International Offering, in the forms in which they are to be used after effectiveness, will be filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 424(b) under the Securities Act of 1933.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 6, 1997


PROSPECTUS


                                2,600,000 SHARES


                                     [LOGO]

                   (SUCCESSOR TO SECURICOR TELESCIENCES INC.)
                                  COMMON STOCK
                                 --------------

    All of the shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby are being sold by Axiom Inc. (the "Company"), the successor to Securicor Telesciences Inc. Of the 2,600,000 shares of Common Stock
offered hereby,      are initially being offered in the United States and Canada
by the U.S. Underwriters (the "U.S. Offering") and     are initially being
offered outside the United States and Canada by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offering"). See "Underwriting." The initial public offering price and underwriting discounts and commissions are identical for both the U.S. Offering and the International Offering. The closing of the U.S. Offering is a condition to the closing of the International Offering and the closing of the International Offering is a condition to the closing of the U.S. Offering. Of the net proceeds from the sale by the Company of the Common Stock, approximately $20.4 million will be used to repay certain indebtedness from the Company's sole stockholder. See "Use of Proceeds" and "Certain Transactions."

    Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on The Nasdaq National Market ("Nasdaq") under the symbol "AXIM."
                             ---------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT
   SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED
                                    HEREBY.
                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                                PRICE TO            UNDERWRITING DISCOUNTS          PROCEEDS TO
                                                 PUBLIC              AND COMMISSIONS (1)            COMPANY (2)
Per Share.............................  $                         $                           $
Total (3).............................  $                         $                           $

(1) The Company and an affiliate of its sole stockholder have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting estimated expenses of $925,000 payable by the Company.


(3) The Company has granted the U.S. Underwriters and the International Managers 30-day options to purchase up to an aggregate of 390,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $         , $         and $         , respectively. See
    "Underwriting."
                             ---------------------

    The shares of Common Stock offered by this Prospectus are offered by the U.S. Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the U.S. Underwriters and to certain further conditions. It is expected that delivery of certificates for the shares of Common Stock will be made at the
offices of Lehman Brothers Inc., New York, New York, on or about        , 1997.
                             ---------------------

LEHMAN BROTHERS                                                J.P. MORGAN & CO.

               , 1997

    [Description of graphics to be inserted:


    1. Outer flap of gatefold: Representation of a world map with stars marked to show the locations of customers of the Company's products and services during the preceding eighteen months. Large caption above the map setting forth the Company's name and the phrase "absolute value." A box appears below the map containing the following text: "Leaders in Serving Global Telecommunications with: Collection, Preprocessing and Delivery of Billing and Transaction Data; Traffic Management Reporting."



    2. Innerflap of gatefold: graphical representation of the Company's products, showing how they can be used together as a system in conjunction with the customer's billing data, network data and management applications. In the box identifying the Company's products, the Company's name appears together with the phrase: "absolute value."]


    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE TRANSACTIONS, SEE "UNDERWRITING."

    IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS OF THE COMPANY AND THE PREDECESSOR BUSINESS (AS DEFINED BELOW UNDER "THE COMPANY") AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS REFLECTS THE FOLLOWING: (I) A 34,769-FOR-ONE STOCK SPLIT (IN THE FORM OF A STOCK DIVIDEND) OF THE COMPANY'S COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK") WHICH WILL BE EFFECTED PRIOR TO THE COMPLETION OF THE OFFERING AND (II) NO EXERCISE OF THE OVER-ALLOTMENT OPTIONS GRANTED TO THE U.S. UNDERWRITERS AND THE INTERNATIONAL MANAGERS (COLLECTIVELY, THE "UNDERWRITERS"). SEE "UNDERWRITING." AXIOM, AXIOM ABSOLUTE VALUE, MANIFEST, STERLING AND THE STERLING FAMILY OF MARKS ARE TRADEMARKS AND SERVICEMARKS OF THE COMPANY. AS USED IN THIS PROSPECTUS, THE TERM "FISCAL 1994" REFERS TO THE PREDECESSOR BUSINESS' FISCAL YEAR ENDED JUNE 30, 1994, AND THE TERMS "FISCAL 1995," "FISCAL 1996" AND "FISCAL 1997" REFER TO THE COMPANY'S FISCAL YEARS ENDED SEPTEMBER 30, 1995, SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1997, RESPECTIVELY.


                                  THE COMPANY

    The Company is a leader in providing comprehensive billing data collection solutions to providers of local, long-distance and other advanced telecommunications services. The Company's largest customers include Regional Bell Operating Companies ("RBOCs"), such as Ameritech Corporation, Southwestern Bell Telephone Company and U S West, Inc., and international providers of telecommunications services, such as Telecom Argentina. The Company develops, markets and supports integrated hardware and software systems that are able to collect and process an increasing volume of transaction information from a wide variety of wireline telecommunications switches and transmit this information to the customer's information management networks. The Company also is developing systems that process transaction information from wireless, asynchronous transfer mode ("ATM") and other specialized telecommunications switches. The Company's customers use this information to bill their subscribers, to implement customized marketing programs and to perform other data management functions. The Company also provides traffic management solutions to telecommunications companies such as TELESP, a Brazilian telecommunications service provider. The Company recently introduced its first applications software product, a fraud detection and management system. The Company provides installation, ongoing maintenance, support and training, as well as customized engineering services, related to the Company's systems.

    The telecommunications industry is currently experiencing rapid growth and change resulting from the combined effects of regulatory, competitive and technological developments. Regulatory changes, including the Telecommunications Act of 1996, have created competitive wholesale and retail telecommunications markets and have required RBOCs and other wholesalers to provide to retail resellers detailed call data that previously were not required to be captured. To comply with regulatory requirements and to be successful in increasingly competitive markets, telecommunications providers are being required to upgrade their existing data collection systems to new systems that can process large volumes of transaction information without compromising the integrity of the billing stream and can efficiently transmit the information for use by increasingly sophisticated and varied data management applications. The growing number and categories of telecommunications providers is creating a need for more sophisticated data management systems that utilize call data as part of marketing and other information management programs. Escalating competition has also created the need for systems that can provide real-time access to call data.

    The Company believes that it provides to large wireline customers the most advanced and reliable billing data collection systems and that it is the leader in designing these systems to meet the Automatic Message Accounting Data Networking System ("AMADNS") generic requirements established in 1994. A critical feature of the Company's systems is redundancy, permitting them to protect the integrity of call detail records ("CDRs") and provide "financial grade" reliability (greater than 99.999% system availability). The Company's products also are capable of delivering transaction information on a real-time basis. Reflecting the engineering expertise acquired through the Company's 30-year history, the Company's products offer a high degree of connectivity, permitting them to interface with switches from all major domestic and most international wireline switch manufacturers, including Northern Telecom Inc., Lucent Technologies Inc., Siemens AG, L.M. Ericsson Telephone Co. and NEC Corp. The Company's systems utilize an open systems architecture, permitting them to interface with other elements of the customer's data collection network and with virtually any billing processing or other information management application. The Company's systems also are scaleable, thereby allowing them to handle a large range of call volumes. The systems can be configured with proprietary software applications that provide a wide variety of preprocessing functions such as filtering (extracting data that meet preset criteria), distribution (directing predetermined data to certain specialized applications) and reformatting (rearranging input data into a user-defined output format).

    The Company is currently the leading supplier of billing data collection products to the RBOCs. Six of the seven RBOCs are current customers for the Company's products or services. The Company's aggregate revenues from sales to its three main RBOC customers increased from $10.2 million in fiscal 1994 to $13.1 million in fiscal 1995 and $20.9 million in fiscal 1996. During the 1980s, the Company was a primary supplier to Ameritech Corporation, U S West, Inc. and their predecessors, of SEBX Series products, the Company's prior generation of billing data collections systems. The Company introduced its next generation product, the Sterling Series, in late 1995 and has made initial sales of the Sterling Series products to these customers and to Southwestern Bell Telephone Company. The Company has sold over 200 units of Sterling Series products to date. The Company believes that these three customers have replaced in the aggregate less than 25% of their prior generation billing data collection units, and that these customers will replace the balance of these units, and purchase additional products and services from the Company, over the next three to five years. The Company also believes that there is a significant opportunity to sell Sterling Series products to other RBOCs and to other wireline customers worldwide. The Company sells its products to wireless telecommunications companies through a supply relationship with another company.

    The Company's objective is to leverage its position as the leading provider of comprehensive billing data collection systems to RBOCs to become the leading provider of those systems and related information management products and services to telecommunications and other information providers domestically and internationally. The Company's strategy to achieve this objective includes the following key elements: (i) expand relationships with wireline customers; (ii) continue to expand sales to new telecommunications markets; (iii) continue to develop marketing channels; (iv) expand international business; (v) expand product and service offerings; and (vi) retain technology leadership.

                                  THE OFFERING

Common Stock offered.........................  2,600,000 shares
Common Stock to be outstanding after
  the Offering...............................  6,076,900 shares
Use of Proceeds..............................  To repay indebtedness from the Company's sole stockholder; for product development; to
                                               enhance international sales, marketing and
                                               support efforts; and for working capital and
                                               other general corporate purposes.
Nasdaq National Market symbol................  AXIM

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following summary financial information should be read in conjunction with the Financial Statements of the Company and the Predecessor Business and Notes thereto, "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                 PREDECESSOR                         AXIOM INC.
                                                 BUSINESS(1)  ---------------------------------------------------------
                                                 -----------   PERIOD FROM
                                                    YEAR      JULY 1, 1994        YEAR ENDED         SIX MONTHS ENDED
                                                    ENDED          TO           SEPTEMBER 30,           MARCH 31,
                                                  JUNE 30,    SEPTEMBER 30,  --------------------  --------------------
                                                    1994          1994         1995       1996       1996       1997
                                                 -----------  -------------  ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Unrelated third parties:
    Equipment..................................   $  13,963     $   4,242    $  18,381  $  23,902  $   5,687  $   8,847
    Services...................................       6,266         1,364        5,766      7,739      3,053      3,203
                                                 -----------  -------------  ---------  ---------  ---------  ---------
                                                     20,229         5,606       24,147     31,641      8,740     12,050
                                                 -----------  -------------  ---------  ---------  ---------  ---------
  Related parties..............................      --            --            1,421      2,323      2,040     --
                                                 -----------  -------------  ---------  ---------  ---------  ---------
                                                     20,229         5,606       25,568     33,964     10,780     12,050
                                                 -----------  -------------  ---------  ---------  ---------  ---------
                                                 -----------  -------------  ---------  ---------  ---------  ---------
  Charge for purchased research and
    development(2).............................      --             6,700       --         --         --         --
  Operating income (loss)......................      (3,009)       (6,871)         551      2,085     (3,364)    (3,997)
  Net income (loss)............................                    (4,098)          58      2,501     (1,976)    (2,462)
  Historical net income (loss) per common
    share......................................                 $   (1.18)   $    0.02  $    0.72  $   (0.57) $   (0.71)
                                                              -------------  ---------  ---------  ---------  ---------
                                                              -------------  ---------  ---------  ---------  ---------
  Shares used in computing historical net
    income (loss) per common share.............                     3,477        3,477      3,477      3,477      3,477
                                                              -------------  ---------  ---------  ---------  ---------
                                                              -------------  ---------  ---------  ---------  ---------
  Supplemental pro forma net income (loss) per
    common share(3)............................                                         $    0.55             $   (0.44)
                                                                                        ---------             ---------
                                                                                        ---------             ---------
  Shares used in computing supplemental pro
    forma net income (loss) per common share
    (3)........................................                                             5,180                 5,180
                                                                                        ---------             ---------
                                                                                        ---------             ---------



                                                                                          AS OF          AS OF MARCH 31, 1997
                                                                                      SEPTEMBER 30,   ---------------------------
                                                                                           1996         ACTUAL    AS ADJUSTED(5)
                                                                                      --------------  ----------  ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents.........................................................    $    3,326    $    1,279    $     8,970
  Total assets......................................................................        30,336        24,607         31,210
  Working capital, excluding obligations to parent and affiliates (4)...............        14,698        10,776         18,148
  Obligations to parent and affiliates(4)...........................................        23,291        21,480        --
  Long-term debt....................................................................           147        --            --
  Stockholder's equity (deficit)(4).................................................        (1,539)       (4,001)        24,090


------------------------
(1) The statement of operations data presented for the Predecessor Business represents the information for the Wireline Division of TeleSciences, Inc. See Statement of Revenues and Certain Expenses for the Predecessor Business and Notes thereto.

(2) Represents a one-time charge for purchased research and development which was incurred as a result of the acquisition of the Predecessor Business (as defined below under "The Company") by the Company on July 1, 1994. The acquisition was accounted for under the purchase method of accounting. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

(3) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the computation of supplemental pro forma net income (loss) per common share.

(4) The Company's acquisition of the Predecessor Business and other financing requirements have been primarily funded from borrowings from Securicor rather than equity investment. These borrowings are classified as obligations to parent and affiliates. See "Use of Proceeds."

(5) Adjusted to give effect to the sale by the Company of 2,600,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share and after deducting the estimated underwriting discount and offering expenses) and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization." Also includes the effect of the May 1997 transfer of certain net assets at net book value to an affiliate of Securicor. See "Certain Transactions."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING MATTERS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

RELIANCE ON A LIMITED NUMBER OF SIGNIFICANT CUSTOMERS; DEPENDENCE ON STERLING
  SERIES PRODUCTS

    A significant portion of the Company's revenues have been, and are expected to continue to be, derived from substantial orders placed by large organizations, and in particular three RBOCs. For fiscal 1996, U S West, Inc. ("U S West"), Southwestern Bell Telephone Company ("Southwestern Bell") and Ameritech Corporation ("Ameritech"), the Company's largest customers for billing data collection systems during the period, represented approximately 30.1%, 18.5% and 13.0%, respectively, of total revenues. During fiscal 1996, an additional 9.4% of the Company's revenues was attributable to sales to Puerto Rico Telephone Co. The Company has entered into contracts with its larger domestic customers pursuant to which such customers place orders for the Company's systems on an as-needed basis on the terms set forth in such contracts. Under the terms of these contracts, the Company's customers are not obligated to purchase a minimum number of systems nor are they required to purchase systems exclusively from the Company. Consequently, the failure of any of the Company's larger customers to continue to purchase systems from the Company, or any significant delay in orders from such customers, could have a material adverse effect on the Company's results of operations and financial condition. The Company expects that in the future it will continue to be dependent upon a limited number of customers in any given period for a significant portion of its revenues. Revenues from RBOCs and other wireline customers during the next several years will be largely dependent upon the success of the Company's Sterling Series billing data collection systems that were introduced in late 1995 and, accordingly, any significant performance problems with those systems could have a material adverse effect on the Company's results of operations and financial condition. Demand for the Company's products will also depend to a substantial extent on the future capital spending plans of its customers. Furthermore, customer demand generally can be affected by numerous variables, including changes in governmental regulation, changes in the customers' competitive environment, mergers or other strategic alignments involving customers, pricing policies by the Company or its competitors, personnel changes, the number, timing and significance of new product and product enhancement announcements by the Company and its competitors, the ability of the Company to develop, introduce and market new and enhanced versions of its products on a timely basis, the mix of direct and indirect sales and general economic factors. There can be no assurance that revenues from customers that have accounted for significant revenues in past periods, individually or as a group, will continue, or if continued will reach or exceed historical levels in any future period. See "Business-- Customers."

DIFFICULTY IN FORECASTING REVENUES; LONG SALES CYCLES; RELIANCE ON LARGE ORDERS;
  NON-RECURRING NATURE OF SALES; FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's revenues are difficult to forecast as a result of the fact that the purchase of its systems generally involves a significant commitment of capital and management time. Accordingly, the sales cycle associated with the purchase of the Company's products --from initial contact to contract execution and placement of the actual order by the customer--typically is lengthy, varies from customer to customer and from project to project, and is subject to a number of additional significant risks, including customers' budgetary constraints and internal acceptance reviews and, to a lesser extent, the timing of sales by the Company's customers to their own customers over which the Company has little or no control. The Company's results also vary based on the type and quantity of products shipped, the timing of product shipments, the relative revenue mix in a given period and the resulting margins. Because of the nature of the Company's products, a large part of the Company's sales is of a non-recurring nature. RBOCs typically do not approve their annual budgets until the Company's second fiscal quarter of each year causing their purchases of the Company's products to occur later in the year. As a result of the timing of the RBOC's budget cycle, the Company experienced a significant concentration of revenues in the fourth fiscal quarter in fiscal 1995 and fiscal 1996. As a result, revenues have generally been lowest in the first and second fiscal quarters of recent fiscal years. Such factors could cause the Company's quarterly results of operations to fluctuate in future periods. The variations may be material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

    As a result of these and other factors, the Company believes that revenues and operating results, and particularly quarterly results, are likely to vary significantly in the future and may be difficult to forecast. Accordingly, period-to-period comparisons of the Company's results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. In addition, the Company's expense levels are based, in part, on its expectations as to future revenue levels. If revenue levels are below expectations in any given period, operating results are likely to be materially adversely affected. Further, it is possible that in some future period the Company's revenues or operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock may be materially adversely affected. The Company's results of operations and financial condition also could be materially adversely affected in any fiscal period by the failure of anticipated orders to materialize and by deferrals or cancellations of orders.

COMPETITION

    The market for billing data collection and traffic management systems is highly competitive. Many providers offer products that are competitive with those offered by the Company in both domestic and international markets. The Company also experiences competition from in-house systems developed by existing and potential customers. Several companies market products that are designed to be an integrated solution to the customer's billing and information management needs. If existing and potential customers of the Company conclude that an integrated suite of products and services purchased from other providers eliminates the need for products with the capabilities and features of the Company's products, the Company's sales may be adversely affected. Many of the Company's current and potential competitors have significantly greater financial, marketing, technical, and other competitive resources than the Company. Because the Company's focus to date has been primarily on products for wireline customers, certain of its competitors have greater experience in addressing the requirements of wireless telecommunications systems. Current and potential competitors may establish cooperative relationships with one another or with third parties or consolidate to compete more effectively against the Company. It is also possible that new competitors may emerge, develop products and services that compete successfully with the Company's products and services and acquire significant market share. Any of these events could have a material adverse effect on the Company's results of operations and financial condition. See "Business-- Competition."

RAPIDLY CHANGING TELECOMMUNICATIONS MARKETS AND TECHNOLOGIES

    Over the last decade, the market for telecommunications products and services has been characterized by rapid technological developments, evolving industry standards, dramatic changes in the regulatory environment and frequent new product introductions. The Company's success will depend, in large part, upon its ability to enhance its existing products and services, and to introduce new products and services that will respond to these market factors as they evolve. In particular, the Company's success during the next several years will be largely dependent upon sales of the Company's Sterling Series billing data collection systems that were introduced in late 1995. The introduction by third parties of new products or services could render the Company's existing products and services obsolete or unmarketable. There can be no assurance that the Company will complete on a timely or successful basis the development of new or enhanced products or services or successfully manage transitions from one product release to the next, that the Company will not encounter difficulties or delays in the introduction of new or enhanced products, or that defects will not be found in such new or enhanced products after installation, resulting in a loss of, or delay in, market acceptance. To date, the majority of the Company's revenues are attributable to its long-term relationships with traditional wireline providers of telecommunications services. To continue its revenue growth, the Company must not only continue to expand its relationships with its current customer base, but must also expand its customer base to include new wireline, wireless, ATM and other telecommunications service providers. While the systems and services that the Company offers to address the needs of the wireline market have permitted it to begin to attract customers in other segments of the telecommunications industry, there can be no assurance that it will be able to do so successfully over the long-term. Failure to do so could have a material adverse effect on the Company's results of operations and financial condition. In addition, technologies, services or standards may be developed that could require significant changes in the Company's business model, development of new products, or provision of additional services, at substantial cost to the Company and which may also result in the introduction of additional competitors into the marketplace. Furthermore, if the overall market for telecommunications products and services fails to evolve in the manner contemplated by the Company or grows more slowly than anticipated as a result of regulatory or other factors, or if the Company's products and services fail in any respect to achieve market acceptance, there could be a material adverse effect on the Company's results of operations and financial condition. The telecommunications industry is also characterized by significant and rapid strategic alignments. A merger or consolidation of one or more telecommunications service providers could result in the loss of customers or sales opportunities to the Company, and there can be no assurance that new entrants to the market will become customers of the Company.

IMPLEMENTATION OF NEW SALES AND MARKETING STRATEGIES

    To date, the Company has generally relied on direct sales to customers with which it has developed strategic relationships over the years, primarily RBOCs and certain international telecommunications companies. The Company has begun and intends to continue to diversify its sales efforts by selling directly to new providers and by establishing marketing relationships with systems integrators, manufacturers of telecommunications switches and other equipment manufacturers and billing and rating systems providers. With respect to international sales, the Company intends to rely primarily on establishing relationships with systems integrators and distributors in targeted countries. The Company's marketing relationships are generally nonexclusive and are usually terminable by either party upon three to six months prior notice and certain of the companies with which the Company has such relationships also have agreements with, or are themselves, competitors or potential competitors of the Company. In addition, the Company's marketing partners generally have no obligation to purchase or obtain orders for the purchase of any of the Company's products. There can be no assurance that the Company will be successful in establishing marketing relationships, that the Company's marketing partners will be effective in marketing the Company's products or that one or more of its marketing partners will not discontinue their relationships with the Company or form additional competing arrangements with competitors of the Company or themselves begin to compete with the Company. In any of those events, the Company's results of operations and financial condition could be materially adversely affected. See "Business--Marketing and Sales."

ABILITY TO MANAGE GROWTH

    The Company is expanding into new products, services and markets. This growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain upon the Company's management, operating and financial systems and resources. In order to compete effectively and manage anticipated future growth, the Company will be required to continue to implement and improve management information systems, procedures and controls on a timely basis and in such a manner as is necessary to accommodate the increased number of transactions and customers and the increased size of the Company's operations. Management of future growth, if any, will also require that the Company continuously expand, train, motivate and manage its work force. These demands will require the addition of new management personnel. Competition for qualified personnel with knowledge of the telecommunications industry and information technologies is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company's future success will depend to a significant extent on the ability of its current and future executive officers to operate effectively, both independently and as a group. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. Any failure to implement and improve the Company's operating, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a significant degree upon the continuing contributions of its key management personnel including Andrew P. Maunder, its President and Chief Executive Officer. The Company currently has employment agreements with Mr. Maunder and four other of its key personnel for indefinite terms that can be terminated by either the Company or the employee upon prior written notice of one year or less. The loss of key management or technical personnel could have a material adverse effect on the Company's results of operations and financial condition.

RISKS ASSOCIATED WITH SALES TO INTERNATIONAL CUSTOMERS

    Sales of products to international customers accounted for approximately 43.2%, 39.8% and 27.9% of the Company's total revenues for fiscal 1994, fiscal 1995 and fiscal 1996, respectively. International sales include sales to Puerto Rico Telephone Co. and non-recurring sales in fiscal 1995 and fiscal 1996 to a United Kingdom affiliate of the Company that were delivered to end users in the United States. See "Certain Transactions." The Company expects that international sales will continue to account for a significant portion of its total revenues in future periods and expects that revenues from sales to international customers will increase. Market acceptance of the Company's products in international markets is important to the Company's future success, but these markets are diverse and rapidly evolving, and it is difficult to predict their potential size, future growth rate or the timing of their development. In addition, access to international markets is often difficult due to the established relationships between a government owned or controlled communications company and its traditional indigenous suppliers of communications products. Accordingly, there can be no assurance that the Company's products will be widely accepted by the service providers in these emerging markets or that the Company, directly or through its marketing partners, will be able to penetrate these markets effectively.

    The proposed further inroads into international markets will require significant management attention and expenditure of significant financial resources and could adversely affect the Company's operating margins. Sales to international customers involve a number of inherent risks, sometimes including extensive field testing and lengthier sales cycles than with domestic customers, longer receivables collection periods and greater collection difficulty, less flexibility as to hardware platforms, difficulty in staffing and managing international operations, currency exchange rate fluctuations, the impact of possible recessionary environments in economies outside the United States, unexpected changes in regulatory requirements, including a slowdown in the rate of privatization of carriers, reduced protection for intellectual property rights in some countries and tariffs and other trade barriers. While some of these factors may not affect the Company directly, to the extent that it sells products through its marketing partners, these factors may affect the sales and operations of its partners which in turn may adversely affect demand by the partners for the Company's products. There can be no assurance that the Company will be able to sustain or increase revenues derived from sales to international customers or that the foregoing factors will not have a material adverse effect on the Company's results of operations and financial condition.

    Foreign currency exchange rate fluctuations in countries in which the Company or its marketing partners sell the Company's products could have a material adverse effect on the Company's results of operations and financial condition by resulting in pricing that is not competitive with products priced in local currencies.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    The Company's success is dependent in part upon its proprietary hardware and software technology. The Company relies primarily on trademark, copyright and trade secret laws, employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. There can be no assurance that its agreements with employees, consultants and others who participate in the development of its software will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. Furthermore, there can be no assurance that the Company's efforts to protect its rights through trademark and copyright laws will prevent the development and design by others of products or technology similar to or competitive with those developed by the Company. The computer technology industry is characterized by frequent and substantial intellectual property litigation. The Company is not aware of any patent infringement or any violation of other proprietary rights claimed by any third party relating to the Company or the Company's products. The Company's success will depend in part on its continued ability to obtain and use licensed software and technology that is important to certain functionalities of its products, including the real-time operating system and other software utilized in the Sterling Series products, software for its traffic management products and the software for its recently introduced fraud detection and management product. The inability to continue to procure or use such software or technology could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Products and Related Services--New Products and Services" and "--Proprietary Rights and Licenses."

BENEFITS OF THE OFFERING TO SECURICOR


    Approximately $20.4 million (or 73%, based upon an assumed initial public offering price of $12.00 per share) of the net proceeds of the Offering will be used to repay certain indebtedness from Securicor (as defined below under "The Company"), the Company's sole stockholder. Because the Company was capitalized almost exclusively with debt, this payment will return substantially all of Securicor's investment in the Company. However, Securicor will continue to own approximately 3,476,900 shares, or 57%, of the outstanding Common Stock for which it paid only a nominal amount. Securicor will benefit from the Offering in that the public market that is expected to exist after the Offering will provide increased liquidity for the Common Stock that Securicor owns.


CONTROL BY SECURICOR; ANTI-TAKEOVER PROVISIONS

    Securicor currently owns all of the issued and outstanding capital stock of the Company. After the Offering, Securicor is expected to own approximately 57% of the outstanding Common Stock. Although the Company's Amended and Restated By-Laws (the "By-laws") require a plurality of votes of all stockholders present in person or by proxy at a stockholder meeting to elect directors and an affirmative vote of two-thirds of all stockholders to take stockholder actions other than the election of directors, Securicor would likely be able to control most matters requiring approval by the Company's stockholders, including the election of directors. See "Principal Stockholders" and "Shares Eligible for Future Sale." In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that such person became an "interested stockholder" unless the business combination is approved in a prescribed manner and in certain other specified circumstances. These provisions, together with other provisions in the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws, may discourage acquisition bids for the Company by persons unrelated to certain existing stockholders. The effect of Securicor's stock ownership and these provisions may be to limit the price that investors might be willing to pay in the future for shares of the Common Stock or prevent or delay a merger, takeover, or other change in control of the Company and thus discourage attempts to acquire the Company. In addition, the Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the designations, preferences, and relative, participating, optional and other special rights, or qualifications, limitations or restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plan to issue any shares of Preferred Stock. The Certificate of Incorporation and By-laws contain other provisions, such as the supermajority voting requirements described above, notice requirements for stockholders and limitations on the stockholders' ability to present proposals to the stockholders for a vote, all of which may have the further effect of making it more difficult for a third party to gain control or to acquire the Company. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY

    Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price will be determined through negotiation between the Company and the Underwriters and may bear no relationship to the price at which the Common Stock will trade after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Common Stock may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new products or services by the Company or its competitors, developments with respect to conditions and trends in the information technology or telecommunications industries, governmental regulation, changes in estimates by securities analysts of the Company's or its competitors' or customers' future financial performance, general market conditions and other factors, many of which are beyond the Company's control. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies, irrespective of such companies' operating performances.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of the Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock. Upon the completion of the Offering, the Company will have 6,076,900 shares of Common Stock outstanding. Of these shares, the 2,600,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 3,476,900 shares of Common Stock outstanding as of the date of this Prospectus are "restricted securities" as defined by Rule 144 under the Securities Act ("Rule 144"). All of these shares have been held by Securicor for more than one year and will be eligible for sale in accordance with the provisions of Rule 144 beginning 180 days from the date of this Prospectus or earlier to the extent Lehman Brothers Inc. consents to such sale as described below. In addition, the Company has entered into a Registration Rights Agreement with Securicor (the "Registration Rights Agreement") pursuant to which Securicor has the right, subject to customary limitations, to: (i) demand registration of the resale of its Common Stock once every twelve months at Securicor's expense for so long as Securicor owns at least 10% of the outstanding Common Stock; and (ii) include its Common Stock in registration statements filed by the Company.


    Upon the completion of the Offering, there will be 321,366 shares of Common Stock issuable upon exercise of options under the 1997 Stock Incentive Plan. Approximately one-third of the options will be exercisable 90 days after completion of the Offering, another one-third will be exercisable in one year and the remaining one-third will be exercisable in two years. The Company intends to file a registration statement on Form S-8 covering the shares of Common Stock issuable upon exercise of options within 90 days from the date of this Prospectus. The shares registered under such registration statement will be available for resale in the open market upon the exercise of options, subject to Rule 144 volume limitations applicable to affiliates. See "Management--1997 Stock Incentive Plan."


    The Company and Securicor have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Lehman Brothers Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock except, in the case of the Company, in certain limited circumstances. In determining whether to consent to any such disposition during the 180-day period, Lehman Brothers Inc. is expected to consider primarily the extent to which the disposition is likely to have an adverse impact on the trading market for the Common Stock. The granting of such consent is not expected to be disclosed publicly prior to any such disposition.

DILUTION


    The initial public offering price is substantially higher than the net tangible book value per share of the Common Stock. Purchasers of shares of Common Stock in the Offering will, therefore, suffer immediate and substantial dilution of $8.62 (assuming an initial public offering price of $12.00 per share) in the pro forma net tangible book value per share of Common Stock. See "Dilution."

                                  THE COMPANY

    The Company is the successor to a corporation formed in 1967. The Company was formed as a Delaware corporation in June 1994 in connection with the acquisition of the wireline division of TeleSciences, Inc. (the "Predecessor Business"). On May 22, 1997, the Company changed its name from Securicor Communications Inc. to Axiom Inc. Through May 23, 1997, the Company's business was conducted through its wholly-owned subsidiary, Securicor Telesciences Inc. ("STI"). On that date, STI merged into the Company. The Company is a wholly-owned subsidiary of Securicor Communications Limited ("Securicor Communications"), a company based in the United Kingdom, and an indirect wholly-owned subsidiary of Securicor plc, a multinational company based in the United Kingdom (collectively with Securicor Communications and other wholly-owned subsidiaries, other than the Company and its subsidiary, "Securicor"). The Company's principal executive office is located at 351 New Albany Road, Moorestown, NJ 08057-1177, and its telephone number is (609) 866-1000.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of shares of Common Stock hereby are estimated to be $28.1 million ($32.4 million if the Underwriters' over-allotment options are exercised in full), assuming an initial public offering price of $12.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company.


    The Company anticipates applying approximately $20.4 million to repay the principal and interest on outstanding indebtedness from its parent company, Securicor. See "Certain Transactions." The annual interest rate on the interest-bearing portion of the indebtedness to Securicor averaged 6.9% for the 12 month period ended March 31, 1997 and the principal amount is payable upon demand. See "Certain Transactions." The Company intends to apply approximately $1.6 million of the net proceeds to expand its Sterling Series billing data collection system product line in order to address more effectively the requirements of lower volume telecommunications switches. The Company also intends to apply approximately $1.4 million to the development of interfaces with switches utilized by wireless and international telecommunications systems. The Company also intends to apply approximately $1.0 million to enhance its international sales, marketing and support efforts. The remainder of the net proceeds will be added to working capital to be used for general corporate purposes.

    The Company may seek acquisitions of businesses, products and technologies that are complementary to those of the Company, and a portion of the net proceeds may be used for such acquisitions. While the Company engages from time to time in discussions with respect to potential acquisitions, the Company has no plans, commitments or agreements with respect to any such acquisitions as of the date of this Prospectus, and there can be no assurance that any such acquisitions will be made. Pending such uses, the Company intends to invest the net proceeds from the Offering in short-term, investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

    The Company has not paid cash dividends on its capital stock during the last three fiscal years. The Company currently expects it will retain its future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth (i) the capitalization of the Company as of March 31, 1997, and (ii) the as adjusted capitalization which gives effect to the sale of 2,600,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Financial Statements of the Company and the Predecessor Business and Notes thereto included elsewhere in this Prospectus.


                                                                                                MARCH 31, 1997
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------

                                                                                                (IN THOUSANDS)
Obligations to parent and affiliates......................................................  $  21,480   $      --(1)
                                                                                            ---------  -----------
                                                                                            ---------  -----------
Stockholder's (deficit) equity:
  Preferred Stock, $0.01 par value, 5,000,000 shares authorized, no shares outstanding....         --          --
  Common Stock, $0.01 par value, 25,000,000 shares authorized, 3,476,900 shares issued and
    outstanding, actual; 6,076,900 shares issued and outstanding, as adjusted.............         --          61
  Additional paid-in capital..............................................................         --      28,030
  Accumulated deficit.....................................................................     (4,001)     (4,001)
                                                                                            ---------  -----------
      Total stockholder's (deficit) equity................................................     (4,001)     24,090
                                                                                            ---------  -----------
        Total capitalization..............................................................  $  17,479   $  24,090
                                                                                            ---------  -----------
                                                                                            ---------  -----------


------------------------

(1) Represents payment of obligations to Securicor of $20.4 million and transfer of $1.1 million of these obligations to an affiliate in May 1997. See "Use of Proceeds" and "Certain Transactions."

                                    DILUTION


    The net tangible deficit of the Company as of March 31, 1997 was $7.6 million or $2.17 per share. Net tangible deficit per share is determined by dividing the net tangible deficit of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 2,600,000 shares of Common Stock at an assumed initial public offering price of $12.00 per share (after deducting the estimated underwriting discount and commission and estimated offering expenses), and the application of the estimated net proceeds therefrom, the as adjusted net tangible book value of the Company as of March 31, 1997, would have been $20.5 million or $3.38 per share. This represents an immediate increase in net tangible book value of $5.55 per share to the existing stockholder and an immediate dilution in as adjusted net tangible book value of $8.62 per share to new investors purchasing Common Stock in the Offering. The following table illustrates this per share dilution:


Assumed initial public offering price per share....................

                                                                                $   12.00
  Net tangible deficit per share before the Offering...............  $   (2.17)
  Net increase in net tangible book value per share attributable to
    the Offering...................................................       5.55
                                                                     ---------
As adjusted net tangible book value per share after the Offering...


                                                                                     3.38
                                                                                ---------
Dilution per share to new investors in the Offering (1)............


                                                                                $    8.62
                                                                                ---------
                                                                                ---------


------------------------


(1) Based on the assumptions set forth above, the dilution to new investors would be $8.19 per share if all outstanding options to purchase 321,366 shares of Common Stock were exercised in full at an exercise price of $12.00 per share of Common Stock. See "Management--1997 Stock Incentive Plan" and "Underwriting."


    The following table sets forth, on an as adjusted basis (as described above) as of March 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholder and by the new investors purchasing shares of Common Stock in the Offering, at an assumed initial public offering price of $12.00 per share and before deducting estimated underwriting discounts and commissions and offering expenses:


                                                        SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                                    -------------------------  ---------------------------     PRICE
                                                       NUMBER       PERCENT        AMOUNT        PERCENT     PER SHARE
                                                    ------------  -----------  --------------  -----------  -----------
Existing stockholder..............................     3,476,900          57%  $         --(1)         --%   $  --
New investors.....................................     2,600,000          43       31,200,000         100        12.00
                                                    ------------         ---   --------------       -----
      Total.......................................     6,076,900         100%  $   31,200,000         100%
                                                    ------------         ---   --------------       -----
                                                    ------------         ---   --------------       -----


------------------------

(1) Excludes the $20.4 million of obligations of the Company to Securicor which will be repaid from the proceeds of the Offering. See "Use of Proceeds" and "Certain Transactions."

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table contains certain financial data of the Company and the Predecessor Business and is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The statement of operations data for the period from July 1, 1994 to September 30, 1994, the fiscal years ended September 30, 1995 and 1996 and the balance sheet data as of September 30, 1995 and 1996 have been derived from the Consolidated Financial Statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. The selected financial data for the Predecessor Business for the fiscal year ended June 30, 1994 is derived from, and is qualified by reference to, the Statement of Revenues and Certain Expenses which is included elsewhere in this Prospectus. This statement has also been audited by Arthur Andersen LLP. The statement of operations data for the fiscal years ended June 30, 1992 and 1993 of the Predecessor Business and for the six months ended March 31, 1996 and 1997 of the Company and the balance sheet data as of June 30, 1992, 1993 and 1994 for the Predecessor Business and March 31, 1997 for the Company have been derived from the unaudited financial statements. The unaudited financial statements, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for such periods. The results of operations for the six months ended March 31, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                    AXIOM INC.
                                                                               ----------------------------------------------------
                                                    PREDECESSOR BUSINESS (1)     PERIOD FROM        YEAR ENDED     SIX MONTHS ENDED
                                                       YEAR ENDED JUNE 30,     JULY 1, 1994 TO    SEPTEMBER 30,       MARCH 31,
                                                    -------------------------   SEPTEMBER 30,    ----------------  ----------------
                                                     1992     1993     1994         1994          1995     1996     1996     1997
                                                    -------  -------  -------  ---------------   -------  -------  -------  -------
STATEMENTS OF OPERATIONS DATA:
REVENUES:
  Unrelated third parties:
    Equipment.....................................  $15,701  $14,799  $13,963      $ 4,242       $18,381  $23,902  $ 5,687  $ 8,847
    Services......................................    8,484    6,899    6,266        1,364         5,766    7,739    3,053    3,203
                                                    -------  -------  -------      -------       -------  -------  -------  -------
                                                     24,185   21,698   20,229        5,606        24,147   31,641    8,740   12,050
                                                    -------  -------  -------      -------       -------  -------  -------  -------
  Related parties.................................       --       --       --           --         1,421    2,323    2,040    --
                                                    -------  -------  -------      -------       -------  -------  -------  -------
      Total revenues..............................   24,185   21,698   20,229        5,606        25,568   33,964   10,780   12,050
                                                    -------  -------  -------      -------       -------  -------  -------  -------
COST OF REVENUES:
  Unrelated third parties:
    Equipment.....................................    7,564    6,315    8,785        2,271         9,272   11,853    3,972    5,054
    Services......................................    3,417    4,586    4,018        1,086         3,093    4,580    2,292    2,780
                                                    -------  -------  -------      -------       -------  -------  -------  -------
                                                     10,981   10,901   12,803        3,357        12,365   16,433    6,264    7,834
                                                    -------  -------  -------      -------       -------  -------  -------  -------
  Related parties.................................    --       --       --         --              1,112    1,732    1,488    --
                                                    -------  -------  -------      -------       -------  -------  -------  -------
      Total cost of revenues......................   10,981   10,901   12,803        3,357        13,477   18,165    7,752    7,834
                                                    -------  -------  -------      -------       -------  -------  -------  -------
Gross profit......................................   13,204   10,797    7,426        2,249        12,091   15,799    3,028    4,216
                                                    -------  -------  -------      -------       -------  -------  -------  -------
OPERATING EXPENSES:
  Research, development and engineering...........    4,106    4,913    5,450        1,348         5,948    7,003    3,209    3,790
  Selling, general and administrative.............    6,313    4,986    4,985        1,072         5,206    6,308    2,970    4,230
  Parent charges..................................    --       --       --         --                386      403      213      193
  Charge for purchased research and development
    (2)...........................................    --       --       --           6,700         --       --       --       --
                                                    -------  -------  -------      -------       -------  -------  -------  -------
    Total operating expenses......................   10,419    9,899   10,435        9,120        11,540   13,714    6,392    8,213
                                                    -------  -------  -------      -------       -------  -------  -------  -------
    Operating income (loss).......................  $ 2,785  $   898  $(3,009)      (6,871)          551    2,085   (3,364)  (3,997)
                                                    -------  -------  -------      -------       -------  -------  -------  -------
                                                    -------  -------  -------
INTEREST EXPENSE, net (including related party
  interest).......................................                                       9           112      514      227      279
OTHER INCOME......................................                                      66           148      430      413       54
EQUITY IN LOSS OF INVESTEE........................                                 --                494       18       18    --
GAIN ON SALE OF INVESTMENT........................                                 --              --       2,061    --       --
                                                                                   -------       -------  -------  -------  -------
    Income (loss) before
      income taxes................................                                  (6,814)           93    4,044   (3,196)  (4,222)
INCOME TAX (EXPENSE)
  BENEFIT.........................................                                   2,716           (35)  (1,543)   1,220    1,760
                                                                                   -------       -------  -------  -------  -------
NET INCOME (LOSS).................................                                 $(4,098)      $    58  $ 2,501  $(1,976) $(2,462)
                                                                                   -------       -------  -------  -------  -------
                                                                                   -------       -------  -------  -------  -------
HISTORICAL NET INCOME (LOSS) PER COMMON SHARE.....                                 $ (1.18)      $  0.02  $  0.72  $ (0.57) $ (0.71)
                                                                                   -------       -------  -------  -------  -------
                                                                                   -------       -------  -------  -------  -------
SHARES USED IN COMPUTING HISTORICAL NET INCOME
  (LOSS) PER COMMON SHARE.........................                                   3,477         3,477    3,477    3,477    3,477
                                                                                   -------       -------  -------  -------  -------
                                                                                   -------       -------  -------  -------  -------
SUPPLEMENTAL PRO FORMA NET INCOME (LOSS) PER
  COMMON SHARE (3)................................                                                        $  0.55           $ (0.44)
                                                                                                          -------           -------
                                                                                                          -------           -------
SHARES USED IN COMPUTING SUPPLEMENTAL PRO FORMA
  NET INCOME (LOSS) PER COMMON SHARE(3)...........                                                          5,180             5,180
                                                                                                          -------           -------
                                                                                                          -------           -------

                                                                                                   AXIOM INC.
                                                                                   ------------------------------------------
                                                                                                                    MARCH 31,
                                                      PREDECESSOR BUSINESS(1)                                         1997
                                                             JUNE 30,                       SEPTEMBER 30,           ---------
                                                  -------------------------------  -------------------------------
                                                    1992       1993       1994       1994       1995       1996      ACTUAL
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Cash and cash equivalents.....................  $     765  $      32  $  --      $     225  $   1,449  $   3,326  $   1,279
  Total assets..................................      9,956     13,435      9,027     15,302     32,023     30,336     24,607
  Working capital (deficit), excluding
    obligations to parent and affiliates (4)....      2,369     (1,389)       330      1,742      6,671     14,698     10,776
  Obligations to parent and affiliates(4).......     --         --         --         12,603     28,635     23,291     21,480
  Long-term debt................................     --         --         --         --         --            147     --
  Stockholder's equity (deficit) (4)............      5,007      1,363      2,330     (4,098)    (4,040)    (1,539)    (4,001)

                                                       AS
                                                   ADJUSTED(5)
                                                  -------------
BALANCE SHEET DATA:
  Cash and cash equivalents.....................    $   8,970
  Total assets..................................       31,210
  Working capital (deficit), excluding
    obligations to parent and affiliates (4)....       18,148
  Obligations to parent and affiliates(4).......       --
  Long-term debt................................       --
  Stockholder's equity (deficit) (4)............       24,090


------------------------

(1) The statement of operations and balance sheet data presented for the Predecessor Business represent the information for the Wireline Division of TeleSciences, Inc. See Statement of Revenues and Certain Expenses for the Predecessor Business and Notes thereto. The Predecessor Business data exclude any intercompany information with its former owner.

(2) Represents a one-time charge for purchased research and development which was incurred as a result of the acquisition of the Predecessor Business by the Company on July 1, 1994. The acquisition was accounted for under the purchase method of accounting. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

(3) See Note 2 of the Notes to Consolidated Financial Statements for an explanation of the computation of supplemental pro forma net income (loss) per common share.

(4) The Company's acquisition of the Predecessor Business and other financing requirements have been primarily funded from borrowings from Securicor rather than equity investment. These borrowings are classified as obligations to parent and affiliates. See "Use of Proceeds."

(5) Adjusted to give effect to the sale by the Company of 2,600,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share and after deducting the estimated underwriting, discount and offering expenses) and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization." Also includes the effect of the May 1997 transfer of certain net assets at net book value to an affiliate of Securicor. See "Certain Transactions."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company develops, markets and supports integrated hardware and software systems that are able to collect and process an increasing volume of transaction information from a wide variety of wireline switches and transmit the information to the customer's information management networks. The Company is developing systems that process transaction information from wireless, ATM and other specialized telecommunications switches. The Company's customers use this information to bill their subscribers, to implement customized marketing programs and to perform other data management functions. The Company also provides traffic management solutions to telecommunications companies. The Company recently introduced its first applications software product, a fraud detection and management system. The Company provides installation, ongoing maintenance, support and training, as well as customized engineering services, related to the Company's systems.


    The Company is the successor to a corporation formed in 1967. The Company was formed in June 1994 in connection with the acquisition of the assets of the wireline division of TeleSciences, Inc. (the "Predecessor Business"). The Company is a wholly-owned subsidiary of Securicor Communications and an indirect wholly-owned subsidiary of Securicor, a multinational public company based in the United Kingdom. After the Offering, Securicor is expected to own approximately 57% of the Company.


    A significant portion of the Company's revenues have been, and are expected to continue to be, derived from substantial orders placed by large organizations, and in particular three RBOCs. Aggregate revenues from U S West, Southwestern Bell and Ameritech accounted for 50.3%, 51.2% and 61.6% of the Company's total revenues in fiscal 1994, fiscal 1995 and fiscal 1996, respectively. During fiscal 1996, an additional 9.4% of the Company's revenues was attributable to sales to Puerto Rico Telephone Co.

    Domestic revenues are typically generated under cancelable general purchase agreements which provide for the continuing supply of products and services over future years. Pricing is based upon the volume of products ordered. Internationally, the Company typically enters into long-term contracts for the delivery of turn-key systems which include products and services. The Company's revenues are difficult to forecast because the purchase of its systems generally involves a significant commitment of capital and management time, which generally results in lengthy sales cycles.

    The Company generally recognizes revenues for products at the time of shipment and for services when performed. Revenues from support and maintenance contracts are recognized on a pro-rata basis over the term of the relevant agreement.

    Quarterly revenues are subject to substantial fluctuations due primarily to the Company's concentration of customers and the timing of orders received. The timing of orders is dependent, to a large extent, on the timing of the Company's customers' annual budget process. Historically, the Company's first and second fiscal quarters have generated a lower level of revenues compared to the Company's third and fourth fiscal quarters, by which time the Company's customers have typically approved their budgets. Historically, product and service backlog has been a relatively small amount and the majority is fulfilled within three months. Because of its close links to, and ongoing communications with, its customers, the Company generally is able to plan for product demand and, when the order is received, ship its products within a relatively short time period thereafter.

    Cost of revenues includes the direct cost of hardware and software modules, other manufacturing costs related to the assembly and testing of products, customer service costs, agent commissions where applicable, and other variable costs such as freight, scrap and installation materials. The Company has a relatively high fixed cost base which is included in cost of revenues. As a result, any significant decline in revenues would likely have a significant adverse effect on margins.

    Research, development and engineering expenses consist of payroll and related expenses and other costs associated with the design and development of the Company's products. These costs are charged to expense as incurred.

    Selling, general and administrative expenses consist of costs to support the Company's sales, marketing and administrative functions. Included within these costs are payroll and related expenses, supplies, travel, outside services, as well as the cost of the Company's participation in trade shows, industry conferences and related travel and promotional costs.

RESULTS OF OPERATIONS

SIX MONTHS ENDED MARCH 31, 1997 COMPARED TO MARCH 31, 1996

    REVENUES


    Revenues attributable to unrelated third parties ("Third-party Revenues") increased by 37.9% from $8.7 million for the six months ended March 31, 1996 to $12.1 million for the same period in 1997. Equipment revenues increased 55.6% from $5.7 million for the six months ended March 31, 1996 to $8.8 million for the same period in 1997. This increase resulted primarily from larger shipments to existing RBOC customers and the addition of several new customers. Services revenues increased 4.9% from $3.1 million for the six months ended March 31, 1996 to $3.2 million for the same period in 1997. This increase is mainly due to increased system installation services during the six months. Additionally, the Company generated $0 and $1.1 million of Third-party Revenues for the six months ended March 31, 1996 and 1997, respectively, related to sales of an affiliate's products which are not expected to recur in the future. See Note 5 to Notes to Consolidated Financial Statements. In fiscal 1995 and fiscal 1996, the Company experienced a significant concentration of revenues in the fourth fiscal quarter. As a result, revenues were lower in the first two quarters of fiscal 1996 and fiscal 1997. See "--Quarterly Results of Operations." For the six months ended March 31, 1996, the Company recognized $2.0 million of one-time related-party revenues. These revenues were attributable to sales to a Securicor affiliate, that generated approximately $3.7 million in revenues from January 1995 to April 1996. See "Certain Transactions."


    GROSS PROFIT


    The portion of gross profit attributable to Third-party Revenues increased from 28.3% of such revenues for the six months ended March 31, 1996 to 35.0% of such revenues for the same period in 1997. Gross profit related to equipment revenues increased from 30.2% for the six months ended March 31, 1996 to 42.9% for the same period in 1997. These increases resulted primarily from the increase in Third-party Revenues. Gross profit related to services revenues decreased from 24.9% for the six months ended March 31, 1996 to 13.2% for the same period in 1997. This decrease is primarily due to increases in fixed costs incurred in order to support the Company's growing customer base. The Company has a relatively high fixed cost base which is included in cost of revenues. As a result, fluctuations in revenues have a significant effect on margins. Total gross profit as a percentage of total revenues increased from 28.1% for the six months ended March 31, 1996 to 35.0% for the same period in 1997.


    RESEARCH, DEVELOPMENT AND ENGINEERING

    Research, development and engineering expenses increased 18.1% from $3.2 million for the six months ended March 31, 1996 to $3.8 million for the same period in 1997 and decreased as a percentage of Third-party Revenues from 36.7% to 31.5%. The absolute increase resulted primarily from the addition of engineering staff and subcontractors to support the increasing development requirements and demanding timetables of the Company's customers.

    SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses increased 42.4% from $3.0 million for the six months ended March 31, 1996 to $4.2 million for the same period in 1997. As a percentage of Third-party Revenues, selling, general and administrative expenses increased from 34.0% for the six months ended March 31, 1996 to 35.1% for the same period in 1997. The absolute increase resulted primarily from the addition of staff in the marketing and sales departments of the Company. The increase in marketing and sales staff was a result of the Company's increased focus on developing new markets and expanding existing markets for the Company's products.

    PARENT CHARGES

    After the acquisition of the Predecessor Business, Securicor began to charge the Company an allocated portion of group and divisional overhead costs (the "Parent Charges"). The Parent Charges for the six months ended March 31, 1996 and 1997 were $213,000 and $193,000, respectively. The Company will not incur any Parent Charges after the Offering and is not expected to incur any significant expenses in lieu of these Parent Charges. The Company and Securicor have entered into an agreement effective upon the completion of the Offering pursuant to which Securicor will provide international marketing services to the Company for an annual charge of $160,000. In addition, the Company will pay each of its directors who are employees of Securicor annual directors fees of $20,000, which the directors will remit to Securicor. See "Management--Director Compensation" and "Certain Transactions."

    INTEREST EXPENSE

    Interest expense was $227,000 for the six months ended March 31, 1996 and $279,000 for the same period in 1997. This increase resulted from higher borrowings from Securicor to meet working capital requirements. Upon the consummation of the Offering, the borrowings from Securicor will be fully repaid. As a result, the Company's interest expense is expected to decrease. See "Use of Proceeds."

    OTHER INCOME

    Other income decreased from $413,000 for the six months ended March 31, 1996 to $54,000 for the same period in 1997. A litigation settlement gain of $350,000 was recognized in the first quarter of fiscal 1996.


    EQUITY IN LOSS OF INVESTEE



    The Company recorded a $18,000 loss for the six months ended March 31, 1996 as a result of its investment in Metapath Corporation which was accounted for under the equity method. This investment was sold in May 1996. See Note 5 of Notes to Consolidated Financial Statements.


    INCOME TAXES


    The Company's effective tax rate was 38.2% for the six months ended March 31, 1996 and was 41.7% for the same period in 1997. Income tax benefits were recorded in both periods due to the losses incurred based upon the expected annual effective income tax rate.


FISCAL 1996 COMPARED TO FISCAL 1995

    REVENUES


    Third-party Revenues increased 31.0% from $24.1 million in fiscal 1995 to $31.6 million in fiscal 1996, of which $15.4 million was recognized in the fourth fiscal quarter. Equipment revenues increased 30.0% from $18.4 million in fiscal 1995 to $23.9 million in fiscal 1996. Upon the acquisition of the Predecessor Business on July 1, 1994, the Predecessor Business had three principal customers: U S West, Ameritech and Telecom Argentina. Since the acquisition, the Company has increased its customer base. The increase in revenues in fiscal 1996 resulted, in large part, from increased revenues from U S West and Southwestern Bell. Internationally, the Company generated revenues from the Puerto Rico Telephone Co. which were offset by lower revenues from long-term contracts with Telecom Argentina and two Brazilian telephone operators, which contracts were substantially completed in early fiscal 1996. Third-party Revenues from international customers were $8.8 million in fiscal 1995 and $7.2 million in fiscal 1996. The Company expects international revenues to continue to be significant in future periods as a result of the Company's planned expansion of its international marketing efforts. The Company introduced a new product line, the Sterling Series, in late 1995. See "Business--Products and Related Services." Revenues from new products, principally the Sterling Series products, accounted for approximately 6.2% and 40.6% of Third-party Revenues in fiscal 1995 and fiscal 1996, respectively. Services revenues increased 34.2% from $5.8 million in fiscal 1995 to $7.7 million in fiscal 1996. This is primarily due to an increase in installations related to equipment sold and additional support contract revenue from U S West. In fiscal 1995 and fiscal 1996, the

Company also generated related party revenues from sales to an affiliate of Securicor of $1.4 million and $2.3 million, respectively, which will not recur in the future. In fiscal 1996, the Company also generated $792,000 of Third-party Revenues related to sales of an affiliate's products which are not expected to recur subsequent to May 1997. See Note 5 of Notes to Consolidated Financial Statements.

    GROSS PROFIT


    The portion of gross profit attributable to Third-party Revenues was 48.8% of such revenues in fiscal 1995 and 48.1% of such revenues in fiscal 1996. Gross profit related to equipment revenues was 49.6% in fiscal 1995 and 50.4% in fiscal 1996. Gross profit related to services revenues was 46.4% in fiscal 1995 and 40.8% in fiscal 1996. This decrease in margin as a percentage of revenues is due to additional fixed costs incurred to support the increasing customer base. The fiscal 1996 cost of revenues includes increased program management costs of approximately $500,000 associated with supporting significant customer contracts. Total gross profit as a percentage of total revenues remained substantially constant in fiscal 1995 and fiscal 1996.


    RESEARCH, DEVELOPMENT AND ENGINEERING

    Research, development and engineering expenses increased 17.7% from $5.9 million in fiscal 1995 to $7.0 million in fiscal 1996. As a percentage of Third-party Revenues, research, development and engineering expenses decreased from 24.6% in fiscal 1995 to 22.1% in fiscal 1996. The absolute increase in such expenses related primarily to the further development and enhancement of the Company's Sterling Series billing data collection products. Included in research, development and engineering expenses for fiscal 1995 and fiscal 1996 were $720,000 of amortization related to developed technology acquired with the purchase of the Predecessor Business in July 1994. Research, development and engineering expenses are expected to increase in fiscal 1997.

    SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses increased 21.2% from $5.2 million in fiscal 1995 to $6.3 million in fiscal 1996. As a percentage of Third-party Revenues, selling, general and administrative expenses decreased from 21.6% in fiscal 1995 to 19.9% in fiscal 1996. The absolute increase resulted primarily from higher selling expenses related to higher sales volumes and increased marketing expenses incurred in connection with trade shows, advertising and other marketing activities.

    PARENT CHARGES


    Parent Charges were $386,000 in fiscal 1995 and $403,000 in fiscal 1996. Prior to July 1, 1994 (date of acquisition of Predecessor Business), there were no Parent Charges.


    INTEREST EXPENSE

    Interest expense was $112,000 in fiscal 1995 and $514,000 in fiscal 1996. The increase in fiscal 1996 resulted from higher outstanding borrowings from Securicor incurred in order to meet working capital requirements.

    OTHER INCOME


    Other income increased from $148,000 in fiscal 1995 to $430,000 in fiscal 1996. A litigation settlement gain of $350,000 was recognized in the first quarter of fiscal 1996.



    EQUITY IN LOSS OF INVESTEE AND GAIN OF SALE OF INVESTMENT



    The Company recorded a $494,000 loss in fiscal 1995 and a $18,000 loss in fiscal 1996 as a result of its investment in Metapath Corporation which was accounted for under the equity method. This investment was sold in May 1996 resulting in a gain on sale of this investment of $2,061,000. See Note 5 of Notes to Consolidated Financial Statements.

    GAIN ON SALE OF INVESTMENT



    In May 1996, the Company sold its interest in Metapath Corporation in which it had made an initial investment of $512,000. A gain of $2,061,000 was reported related to this sale. See Note 5 of Notes to Consolidated Financial Statements.


    INCOME TAXES


    The Company's effective tax rate was 37.6% and 38.2% for fiscal 1995 and fiscal 1996, respectively. The increase in such rate in fiscal 1996 resulted from the higher utilization of research and development credits in fiscal 1995.


FISCAL 1995 OF THE COMPANY COMPARED TO THE FISCAL 1994 OF THE PREDECESSOR
  BUSINESS (PREDECESSOR FISCAL YEAR ENDED JUNE 30, 1994)

    BACKGROUND

    The Company was formed in connection with the acquisition of the assets of the Predecessor Business on July 1, 1994. The following analysis compares the results of the Company's fiscal 1995 (year ended September 30, 1995) with the results of the Predecessor Business' fiscal 1994 (year ended June 30, 1994).

    REVENUES


    Third-party Revenues increased 19.4% from $20.2 million in fiscal 1994 to $24.1 million in fiscal 1995. Equipment revenues increased 31.6% from $14.0 million in fiscal 1994 to $18.4 million in fiscal 1995. Revenues increased in fiscal 1995 primarily as a result of the addition of new customers, in particular two Brazilian telephone operators and Southwestern Bell, and increased revenues from U S West. The Company introduced the Sterling Series billing data collection products in late 1995 as the successor to its SEBX Series billing data collection products which the Company had introduced in the 1980s. A majority of the fiscal 1995 billing data collection product revenues were derived from sales of Sterling Series products. Services revenues decreased 8.0% from $6.3 million in fiscal 1994 to $5.8 million in fiscal 1995. This decrease is primarily due to a decrease in support contract revenue from U S West and Ameritech as some of the SEBX Series equipment of these customers were being phased out of service. In fiscal 1995, the Company generated related party revenues from sales to an affiliate of Securicor of $1.4 million.


    GROSS PROFIT


    The portion of gross profit attributable to Third-party Revenues increased from 36.7% of such revenues in 1994 to 48.8% of such revenues in fiscal 1995. Gross profit related to equipment revenues increased from 37.1% in fiscal 1994 to 49.6% in fiscal 1995. Gross profit related to services revenues increased from 35.9% in fiscal 1994 to 46.4% in fiscal 1995. This reflected the benefits of spreading higher revenues over the Company's fixed cost base and a reduction of certain fixed costs when Securicor acquired the Company. The gross profit percentage in fiscal 1994 was lower as the volume of fiscal 1994 revenues were lower.


    RESEARCH, DEVELOPMENT AND ENGINEERING

    Research, development and engineering expenses increased 9.1% from $5.5 million in fiscal 1994 to $5.9 million in fiscal 1995 and decreased as a percentage of Third-party Revenues from 26.9% in fiscal 1994 to 24.6% in fiscal 1995. The absolute increase in such expenses was attributable primarily to the further development and enhancement of the Company's billing data collection products.

    SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses increased 4.4% from $5.0 million in fiscal 1994 to $5.2 million in fiscal 1995. As a percentage of Third-party Revenues, selling, general and administrative expenses decreased from 24.6% in fiscal 1994 to 21.6% in fiscal 1995. The absolute increase was attributable to increased selling expenses which are related to sales volume increases, increased marketing expenses in the areas of advertising and other marketing activities.

    EQUITY IN LOSS OF INVESTEE



    The Company recorded a $494,000 loss in fiscal 1995 as a result of its investment in Metapath Corporation which was accounted for under the equity method. This investment was sold in May 1996. See Note 5 of Notes to Consolidated Financial Statements.


PERIOD FROM JULY 1, 1994 TO SEPTEMBER 30, 1994

    REVENUES

    This period represents the first three months of activity under Securicor ownership. For the period from July 1, 1994 to September 30, 1994, total revenues were $5.6 million. A majority of these revenues was generated from sales to three customers: Telecom Argentina, Ameritech and U S West. International revenues represented $2.7 million or 48.0% of total revenues.

    GROSS PROFIT

    Gross profit as a percentage of total revenues was 40.1% for the period from July 1, 1994 to September 30, 1994. The gross profit percentage was lower than in fiscal 1995 and fiscal 1996 as a result of the lower level of annualized revenues for this period.

    RESEARCH, DEVELOPMENT AND ENGINEERING

    Research, development and engineering expenses were $1.3 million for the period from July 1, 1994 to September 30, 1994 or 24.0% of total revenues. These expenses as a percentage of total revenues were generally consistent with those of fiscal 1995 and fiscal 1996.

    SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses were $1.1 million for the period from July 1, 1994 to September 30, 1994 or 19.1% of total revenues. These expenses as a percentage of total revenues were generally consistent with those of fiscal 1995 and fiscal 1996.

    CHARGE FOR PURCHASED RESEARCH AND DEVELOPMENT

    The charge for purchased research and development of $6.7 million in the period from July 1, 1994 to September 30, 1994 represents a one-time charge related to purchased research and development in connection with the acquisition of the Predecessor Business. This charge relates to incomplete research and development projects which had not yet reached technological feasibility as of the acquisition date and had no alternate future uses.

    INCOME TAXES


    For the period from July 1, 1994 to September 30, 1994, an income tax benefit was recorded due to the one-time charge for purchased research and development. See Note 14 of Notes to Consolidated Financial Statements.


    QUARTERLY RESULTS OF OPERATIONS

    The following table presents certain unaudited quarterly financial information for each quarter in fiscal 1995 and fiscal 1996 and the first and second quarter of fiscal 1997. In the opinion of the Company's management, this information has been prepared on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial results set forth herein. Results of operations for any previous quarter are not necessarily indicative of results for any future period.

                                             FISCAL 1995                                         FISCAL 1996
                          --------------------------------------------------  --------------------------------------------------
                            DEC. 31     MARCH 31      JUNE 30     SEPT. 30      DEC. 31     MARCH 31      JUNE 30     SEPT. 30
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Revenues:
Unrelated third
  parties...............   $   6,746    $   3,440    $   6,005    $   7,956    $   3,850    $   4,890    $   7,466    $  15,435
Related parties.........      --              797          294          330        1,062          978       --              283
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total revenues..........       6,746        4,237        6,299        8,286        4,912        5,868        7,466       15,718
Cost of revenues:
Unrelated third
  parties...............       3,573        2,250        2,962        3,580        2,728        3,536        4,449        5,720
Related parties.........      --              648          233          231          873          615       --              244
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total cost of
  revenues..............       3,573        2,898        3,195        3,811        3,601        4,151        4,449        5,964
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit............       3,173        1,339        3,104        4,475        1,311        1,717        3,017        9,754
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
Research, development
  and engineering.......       1,287        1,469        1,562        1,630        1,522        1,687        1,936        1,858
Selling, general and
  administrative........       1,148        1,309        1,357        1,392        1,549        1,421        1,559        1,779
Parent charges..........          93           93           93          107           97          116          120           70
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total operating
  expenses..............       2,528        2,871        3,012        3,129        3,168        3,224        3,615        3,707
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income
  (loss)................         645       (1,532)          92        1,346       (1,857)      (1,507)        (598)       6,047
Interest expense, net...          36           17           53            6          107          120          124          163
Other income
  (expense).............          --           --            7          141          397           16           22           (5)
Equity in loss of
  investee..............          --          177          268           49           18           --           --           --
Gain on investment......          --           --           --           --           --           --        2,061           --
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before
  income taxes..........         609       (1,726)        (222)       1,432       (1,585)      (1,611)       1,361        5,879
Income tax (expense)
  benefit...............        (229)         649           83         (538)         605          615         (520)      (2,243)
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss).......   $     380    $  (1,077)   $    (139)   $     894    $    (980)   $    (996)   $     841    $   3,636
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

                                FISCAL 1997
                          ------------------------
                            DEC. 31     MARCH 31
                          -----------  -----------

STATEMENT OF OPERATIONS
  DATA:
Revenues:
Unrelated third
  parties...............   $   4,781    $   7,269
Related parties.........      --           --
                          -----------  -----------
Total revenues..........       4,781        7,269
Cost of revenues:
Unrelated third
  parties...............       3,792        4,042
Related parties.........      --           --
                          -----------  -----------
Total cost of
  revenues..............       3,792        4,042
                          -----------  -----------
Gross profit............         989        3,227
                          -----------  -----------
Operating expenses:
Research, development
  and engineering.......       1,943        1,847
Selling, general and
  administrative........       2,211        2,019
Parent charges..........          96           97
                          -----------  -----------
Total operating
  expenses..............       4,250        3,963
                          -----------  -----------
Operating income
  (loss)................      (3,261)        (736)
Interest expense, net...         150          129
Other income
  (expense).............          27           27
Equity in loss of
  investee..............          --           --
Gain on investment......          --           --
                          -----------  -----------
Income (loss) before
  income taxes..........      (3,384)        (838)
Income tax (expense)
  benefit...............       1,442          318
                          -----------  -----------
Net income (loss).......   $  (1,942)   $    (520)
                          -----------  -----------
                          -----------  -----------



    Quarterly revenues are subject to substantial fluctuations primarily resulting from the Company's concentration of customers and the timing of orders received. The timing of orders is dependent, to a large extent, on the timing of the Company's customers' annual budget process. Historically, the Company's first and second fiscal quarters have generated a lower level of revenues compared to the Company's third and fourth fiscal quarters, by which time the Company's customers have typically approved their budgets. The Company's operating results may fluctuate significantly from quarter to quarter or on an annual basis in the future as a result of a number of factors, including but not limited to the size and timing of customer orders; the length of the Company's sales cycle; the timing of product announcements and introductions by the Company and its competitors; the Company's ability to develop, introduce and market new products and product enhancements; market acceptance of the Company's products; deferrals of customer orders in anticipation of new products or product enhancements; the Company's ability to control costs; the availability of components; political instability in, or trade embargoes with respect to, foreign markets; changes in the Company's management team; and fluctuating economic conditions. The Company's future operating results may fluctuate as a result of these and other factors, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors-- Difficulty in Forecasting Revenues; Long Sales Cycles; Reliance on Large Orders; Non-recurring Nature of Sales; Fluctuations in Quarterly Results."


LIQUIDITY AND CAPITAL RESOURCES

    Since the acquisition of the Predecessor Business by Securicor in July 1994, the Company has financed its operations to date primarily with cash generated from operations and borrowings from Securicor. Prior to July 1994, the Predecessor Business had a credit facility with a bank, and this facility, along with loans from certain stockholders was used to fund working capital requirements. As of March 31, 1997, the Company had $1.3 million of cash, $8.2 million in net trade accounts receivable, and $10.7 million of working capital deficit.

    Net cash used in operating activities was $1.9 million and $4.1 million in fiscal 1995 and 1996, respectively, and net cash provided by operating activities was $680,000 for the six months ended March 31, 1997. In fiscal 1995, an increase in accounts receivable of $2.1 million, an increase in inventories of $2.4 million and a decrease in other accrued expenses of $1.2 million were only partially offset by a $1.1 million increase in accounts payable. In fiscal 1996, increases in accounts receivable of $8.3 million were only partially offset by the cash provided by the sum of net income, adjusted for $158,000 in non-cash charges, and a $1.1 million increase in accrued taxes payable. For the six months ended March 31, 1997, decreases in accounts receivable of $7.6 million were only partially offset by the net loss of $2.5 million and a $3.9 million decrease in accrued taxes payable.



    Net cash used in investing activities was $2.7 million and $769,000 in fiscal 1995 and for the six months ended March 31, 1997, respectively. Net cash provided by investing activities was $1.2 million in fiscal 1996. In fiscal 1995, fiscal 1996 and for the six months ended March 31, 1997, purchases of property and equipment were $877,000, $818,000 and $769,000, respectively.


    Net cash provided by financing activities was $5.9 million and $4.7 million in fiscal 1995 and fiscal 1996, respectively, and the net cash used in financing activities was $2.0 million for the six months ended March 31, 1997. These amounts resulted primarily from funding which the Company received from Securicor. The Company made net repayments of $1.8 million to Securicor during the six months ended March 31, 1997.

    The Company's funding requirements, outside of those generated from operations have been satisfied from borrowings from Securicor. The Company's obligation to Securicor was $23.3 million and $21.5 million at September 30, 1996 and March 31, 1997, respectively. As of March 31, 1997, $9.0 million of the obligation bore interest at 1% over Securicor's borrowing rate. The remaining portion of the obligation is interest free. The Company anticipates applying approximately $20.4 million from the proceeds of the Offering to repay the principal and interest on outstanding indebtedness from Securicor. The remaining balance of approximately $1.1 million was transferred to an affiliate of Securior in May 1997. The annual interest rate on the interest-bearing portion of the indebtedness to Securicor averaged 6.9% for the 12 month period ended March 31, 1997 and the principal amount is payable upon demand. See "Certain Transactions." The Company does not expect to borrow from Securicor after the completion of the Offering.

    The Company is in the process of establishing commercial banking relationships. The Company has received a commitment for the establishment of a $2.5 million credit facility from a bank which will be used to meet short-term borrowing requirements.

    The Company believes that its existing cash balances, cash generated from operations, borrowings under the credit facility and the net proceeds from the Offering will be sufficient to meet the Company's cash requirements during the next twelve months. However, depending upon its rate of growth and profitability, the Company may require additional equity or debt financing to meet its working capital requirements or capital expenditure needs. There can be no assurance that additional financing, if needed, will be available when required or, if available, on terms satisfactory to the Company.

INFLATION AND FOREIGN EXCHANGE

    To date, inflation and foreign currency fluctuations have not had a material impact on the Company's financial condition and results of operations. All sales arrangements with third-party international customers are denominated in U.S. dollars.

                                    BUSINESS

GENERAL

    The Company is a leader in providing comprehensive billing data collection solutions to providers of local, long-distance and other advanced telecommunications services. The Company's largest customers include RBOCs, such as Ameritech, Southwestern Bell and U S West, and international providers of telecommunications services, such as Telecom Argentina. The Company develops, markets and supports integrated hardware and software systems that are able to collect and process an increasing volume of transaction information from a wide variety of wireline telecommunications switches and transmit this information to the customer's information management networks. The Company also is developing systems that process transaction information from wireless, ATM and other specialized telecommunications switches. The Company's customers use this information to bill their subscribers, to implement customized marketing programs and to perform other data management functions. The Company also provides traffic management solutions to telecommunications companies such as TELESP, a Brazilian telecommunications service provider. The Company recently introduced its first applications software product, a fraud detection and management system. The Company provides installation, ongoing maintenance, support and training, as well as customized engineering services, related to the Company's systems.

    The telecommunications industry is currently experiencing rapid growth and change resulting from the combined effects of regulatory, competitive and technological developments. To comply with regulatory requirements and to be successful in increasingly competitive markets, telecommunications providers are being required to upgrade their existing data collection systems to new systems that can process large volumes of transaction information without compromising the integrity of the billing stream and can efficiently transmit the information for use by increasingly sophisticated and varied data management applications.

    The Company believes that it provides to large wireline customers the most advanced and reliable billing data collection systems and that it is the leader in designing these systems to meet the AMADNS generic requirements established in 1994. A critical feature of the Company's systems is redundancy, permitting them to protect the integrity of call detail records ("CDRs") and provide "financial grade" reliability (greater than 99.999% system availability). The Company's products also are capable of delivering transaction information on a real-time basis. Reflecting the engineering expertise acquired through the Company's 30 year history, the Company's products offer a high degree of connectivity, permitting them to interface with switches from all major domestic and most international wireline switch manufacturers, including Northern Telecom Inc., Lucent Technologies Inc. ("Lucent"), Siemens AG, L.M. Ericsson Telephone Co. and NEC Corp. The Company's systems utilize an open systems architecture, permitting them to interface with other elements of the customer's data collection network and with virtually any billing processing or other information management application. The Company's systems also are scaleable, thereby allowing them to handle a large range of call volumes. The systems can be configured with proprietary software applications that provide a wide variety of preprocessing functions such as filtering (extracting data that meet preset criteria), distribution (directing predetermined data to certain specialized applications) and reformatting (rearranging input data into a user-defined output format).

INDUSTRY BACKGROUND

    GENERAL

    Historically, the telecommunications industry has been characterized by significant governmental regulation or ownership and limited competition. In this environment, telecommunications services consisted primarily of local and long distance telephone service over traditional wirelines. More recently, deregulation and privatization of telecommunications services have led to increased intra-industry, cross-industry and geographic competition. In February 1996, the Telecommunications Act of 1996 (the "Telecommunications Act") was enacted into law in the United States. The stated purposes of the Telecommunications Act were to reduce regulations, promote competition and encourage the rapid employment of new telecommunications technologies. The Telecommunications Act is expected to increase competition in the telecommunications services market in the United States by allowing local, long distance and cable television companies to offer competing services provided they meet specified regulatory benchmarks.

    Internationally, privatization and deregulation are resulting in similar increases in competition, the emergence of newly authorized telecommunications service providers and the provision of additional features over a variety of media. The European Union is scheduled to implement a new regulatory scheme in 1998 that will permit a variety of telecommunications providers to offer traditional local and long-distance services within each geographic market. In addition, in February 1997, an agreement was reached through the World Trade Organization to significantly increase international access to the telecommunications markets of its 69 member countries, subject to certain official ratifications. Technological advances and global expansion by multi-national service carriers are also opening markets in less developed countries to enhanced telecommunications services and increased competition.

    In response to these regulatory changes, many telecommunications service providers are expected to compete by offering multiple services, including combinations of local exchange, long distance, wireless and data communications services to customers in single or multiple geographic markets without the delay or limitations historically imposed by regulatory approvals. In some local markets, multiple vendors have already begun to offer competing local exchange services and the local exchange markets are fragmenting into wholesale and retail markets.

    COMPETITION IN LOCAL EXCHANGE MARKETS

    The entry of competitive local exchange companies ("CLECs") into markets traditionally monopolized by existing or "incumbent" local exchange companies ("ILECs") (in the U.S., typically an RBOC) is expected to increase the need for all participants in each local market to monitor closely and use effectively all relevant data regarding each call transaction. Some CLECs are building their own physical infrastructure of wireline, wireless and other transmission systems while most other CLECs initially seek to provide dial-tone services to their customers by purchasing wire access from the ILECs that own the physical wireline infrastructure. CLECs that are commercial resellers of wire access rights generally do not have any billing infrastructure of their own, but either subcontract such services to a service bureau or piggyback on the ILEC's system. In response to the entry of CLECs and other competitive factors, ILECs have sought to reduce expenses, often by reducing staff. In addition, ILECs and other telecommunications providers are seeking to differentiate themselves by improving existing services and rapidly introducing new services, including high-speed data services, video teleconferencing, video-on-demand, home shopping and home banking. The availability of new and enhanced services has fueled a dramatic increase in usage of telecommunications services by organizations and individuals placing additional burdens on existing telecommunications infrastructures. As a result of these factors, an ILEC's billing system must be increasingly automated to reduce personnel expenses and must meet new demands for real-time access to transactional and other data by third parties such as CLECs and their customers and demands for more sophisticated uses of such data.

    GROWTH AND CONVERGENCE OF TELECOMMUNICATIONS MARKETS

    All segments of the telecommunications services industry are experiencing change and convergence. Providers of telecommunications services through traditional wirelines, including providers of local, long-distance, network access and related services, provide services to approximately 165 million access lines in the U.S., generating more than $178 billion in revenue in 1995. Deregulation has spurred the creation of new entrants in both the local and long distance market and has increased competitive pricing pressures among all providers. RBOCs and long-distance providers compete with providers of cellular and other wireless services through the purchase of cellular companies and licences to offer personal communications services ("PCS"), while such wireline providers are examining opportunities in the cable market. At the same time, utility companies are leveraging their existing electrical and fiber optic infrastructures to provide telecommunications services to their customers. In addition, on-line service providers, such as Prodigy, America Online and CompuServe, and the growing use of organization-specific intranets have generated a large and rapidly growing market for a range of services including electronic mail, home shopping, news and access to the Internet and other information, at present largely through existing wireline networks. The availability of new and enhanced services has fueled a growth in the usage of telecommunications services by organizations and individuals, placing additional burdens on existing telecommunications infrastructures and increasing the demand by users and services providers alike for accurate transaction information and effective tools with which to process that information.

    As companies enter other telecommunications market segments and the resale of local exchange services becomes more widespread, there will be an increasing need for systems that can: (i) handle the interchange of billing and other information between wholesale and retail providers; (ii) capture additional transactional and traffic data necessary to optimize the overall wholesale network configuration; and (iii) enhance Decision Support Systems ("DSSs") that enable providers to understand their customers better and to deliver new products to precisely targeted customer segments.

    GROWING IMPORTANCE OF DATA MANAGEMENT IN THE TELECOMMUNICATIONS INDUSTRY

    The growing complexity of the telecommunications industry increasingly demands that telecommunications service providers develop more effective billing processing and other data management systems. As a result of the changes initiated by the Telecommunications Act, ILECs now must share their physical infrastructure, including their switches and their related operations support systems ("OSSs"), with CLECs. Similar changes are occurring in the European Union and other parts of the world. All participants, whether they be customers or providers, increasingly demand accurate, real-time information with respect to each call transaction, whether such information is used for traditional billing functions or for more advanced marketing and customer-care applications. Transactional billing, therefore, is no longer a simple process of matching specific calling events with a single provider's subscriber database. Call transaction data must be collected, processed and distributed so that they can be used for multiple purposes by multiple users. Calls reported at a single switch may be initiated by customers of several different service providers requiring that data be distributed via different media to several separate billing and rating services. New features and pricing options adopted by services providers require that billing data systems perform more processing steps as sophisticated rating functions require more attention to specific CDR attributes. Also, providers are increasingly aware of the significance of the bill as a channel for communicating with the customer. Customer retention can be enhanced through a clear and readable presentation of relevant billing data that is useful both to verify charges and to serve other functions for the customer. Effective billing data collections systems will be especially critical for ILEC's wholesale operations that interconnect with, and face competition from, a growing number of CLECs.

    Most telecommunications service providers do not currently have in place billing data collection systems capable of handling the call volumes or the data processing needs that exist in the current marketplace. Many of the larger telecommunications service providers have traditionally used billing systems that were typically mainframe-based, with proprietary software written in early generation programming languages. As a result, these "legacy" systems were not designed for rapid deployment or adaptation and are not easily customized to fit specific business needs. Also, telecommunications service providers often continue to use a wide variety of switch technologies and to connect these switches with their billing data collection and data management systems by a wide range of data transmission media. Legacy systems often cannot be integrated with other information sources within a provider's organization, or databases outside an organization. In order to keep pace with the enormous growth in the number of subscribers, and the proliferation of services offered, the Company expects telecommunications service providers, including the RBOCs, increasingly to adopt more flexible OSSs and more sophisticated information services applications and to attempt to integrate such upgraded systems with their existing core billing systems. This approach to system enhancement requires that each provider maintain or have access to a flexible and reliable system for gathering billing information from all sources, processing the information and delivering information to the wide variety of systems environments in which its software applications are executed.

    In this rapidly-changing and competitive environment, telecommunications service providers increasingly require solutions that:

    - offer a high degree of integrity and reliability in billing, customer communications and customer-care functions;

    - enable the delivery of data to a variety of billing and data management applications on a real-time basis;

    - interface with a wide variety of telecommunications switches and integrate seamlessly with providers' existing billing processing and other information management systems so that providers can use the data historically generated solely for billing purposes as an integral part of their marketing and customer-care efforts and for other strategic purposes;

    - provide scaleable solutions that allow providers cost-effectively to increase processing capacity and functionality to meet rising call volumes and more sophisticated data management needs;

    - enable providers to monitor, manage and optimize their network configurations and the flow of traffic over those networks; and

    - offer a variety of preprocessing functions that format data downloaded from switches and transmit the data to information management systems in a form that enhances the systems' efficiency and functionality.

THE COMPANY'S SOLUTIONS

    The Company develops, markets and supports integrated hardware and software systems that provide comprehensive billing data collection solutions designed to collect, process and transmit transaction information from a variety of telecommunications switches to customers' billing processing and other information management systems. The Company believes that its extensive experience in supplying products to wireline customers provides it with a competitive advantage in meeting those customers' current needs.

    The Company's billing data collection systems offer solutions that decrease providers' costs and increase their productivity by incorporating the following advantages:

    - FINANCIAL GRADE RELIABILITY--The Company's systems make available features that provide "financial grade" reliability (greater than 99.999% system availability) while also performing various preprocessing functions, thereby protecting customers against loss of revenues.

    - REAL-TIME PROCESSING--The Company's systems can provide real-time processing (I.E., the ability to process and deliver CDRs within five minutes of receipt) which is critical to certain advanced applications, including billing and rating functions, as well as fraud detection and management and customer care.

    - CONNECTIVITY--The Company's engineering expertise acquired through the Company's 30-year history enables its billing data collection systems to interface with switches from all major domestic and most major international wireline switch manufacturers. For telecommunications companies facing a lack of industry standards for switch interfaces and data formats, the Company's products provide the ability to standardize transactional data for use by their data management systems. The Company plans to develop interfaces to accommodate additional international and wireless switches, thereby enabling the Company's systems to service integrated domestic and international wireline and wireless operations.

    - OPEN SYSTEMS ARCHITECTURE--The Company's products utilize an overall open systems architecture that results in several important benefits: (i) standard interfaces enable the Company's products to connect with other customer network elements; (ii) adherence to network management protocols enables the Company's products to be managed as a system; and (iii) applications programming interfaces developed by the Company enable its products to interface effectively with the customers' applications software. The Company believes that this open design adds greatly to the value of its products and increases its opportunities in the marketplace.

    - SCALEABILITY--The Company's systems can be configured to handle a wide range of transaction data volumes, thereby permitting customers to increase capacity over time on a cost-effective basis. Customers frequently can reduce their personnel costs and increase productivity because the Company's systems utilize fewer hardware units than systems using prior technology, thereby requiring fewer operators.

    - FLEXIBLE FUNCTIONALITY AND COST-EFFECTIVENESS--The Company's systems can be configured with a variety of specialized processing modules to provide a variety of preprocessing functions, thereby allowing customers to avoid ongoing adjustments to their mainframe software and to free mainframe capacity to handle the increased demand that will be placed on billing and rating systems in the future.

    The Company's traffic management system, Manifest,-TM- provides telecommunications companies with real-time traffic data to detect and locate, quickly exchange and network problems, plan and route strategically call traffic through the network, improve the overall quality of service and reduce significantly customer complaints. The system supports open systems standards and utilizes an object-oriented graphical-user interface ("GUI") development tool. It provides flexible traffic measurement and analysis through standard UNIX and Windows NT reporting tools.

    The Company recently introduced a fraud detection and management system which is its first software applications product that can be utilized separately from, as well as together with, the Company's systems products. The software utilized in the product is licensed from a company in the United Kingdom where a substantially similar product is currently in commercial use.

STRATEGY

    The Company's objective is to leverage its position as the leading provider of comprehensive billing data collection systems to RBOCs to become the leading provider of those systems and related products and services to telecommunications and information providers domestically and internationally. The Company's strategy to achieve this objective includes the following key elements:

    - EXPAND RELATIONSHIPS WITH WIRELINE CUSTOMERS. The Company has addressed the demand from its domestic and international wireline customers for increasingly sophisticated billing and other information by introducing its Sterling Series line of billing data collection products at the end of 1995. Sales to the Company's three main RBOC customers, Ameritech, Southwestern Bell and U S West, equaled $20.9 million in fiscal 1996. The Company believes that these customers have replaced less than 25% of their prior generation billing data collection units and that these customers will replace the balance of their prior generation units, and purchase additional products and services from the Company, over the next three to five years. The Company also believes that there is a significant opportunity to sell Sterling Series products to other RBOCs and other wireline customers worldwide.

    - CONTINUE TO EXPAND SALES TO NEW TELECOMMUNICATIONS MARKETS. The rapidly evolving telecommunications business environment is resulting in a large number of new telecommunications providers that will directly or indirectly provide opportunities for the Company, including CLECs, long distance companies, cellular service providers and PCS providers. The Company is currently installing an initial product delivery for a major CLEC and has begun selling to an RBOC-affiliated long distance company. In addition, cable television companies, Internet service providers and utility companies are beginning to provide telecommunications services. The Company intends to address the opportunities arising from the new providers by developing interfaces for wireless switches and by expanding its product line to make available lower-priced entry-level systems with functionalities geared to lower volume switches. See "Use of Proceeds." The Company also plans to address these opportunities through the new marketing strategies and new product and service offerings described below.

    - CONTINUE TO DEVELOP MARKETING CHANNELS. In addition to direct sales and marketing efforts, the Company has begun to market its systems through indirect channels. The Company has emphasized the establishment of relationships with switch vendors, systems integrators and billing system providers. In May 1997, the Company entered into a reseller agreement with AG Communication Systems Corporation, ("AGCS"), a joint venture between Lucent and GTE Corporation ("GTE"). The Company also recently entered into a preliminary memorandum of understanding with a major systems integrator for the sale of certain Sterling Series products and is negotiating arrangements with manufacturers of ATM switches that permit greatly enhanced call processing speeds and volumes. The Company sells to the wireless market through a supply relationship with another company.

    - EXPAND INTERNATIONAL BUSINESS. The Company's products have been sold internationally since 1972. In 1995, the Company completed a $13 million contract with Telecom Argentina. Contracts for the sale of an aggregate of $4.2 million of the Company's products and services to TELESP and another major Brazilian telecommunications company are currently nearing completion. The Company intends to develop products to interface with a broader range of international switches. See "Use of Proceeds." The Company is expanding its penetration of international markets by forming relationships with systems integrators and distributors in targeted countries. The Company is negotiating arrangements with prospective distribution partners in Indonesia, the Phillippines and France, has received initial orders from a software development company and a long distance operator in France, and has signed a distribution agreement with Mahindra-British Telecom, a company based in India. The Company also utilizes agents in certain countries including Argentina, Venezuela, the Phillippines and the Caribbean. In addition, the Company employs three senior international sales executives and, through its affiliation with Securicor, has access to business development managers based in Hungary, Malaysia and South America. See "Certain Transactions."

    - EXPAND PRODUCT AND SERVICE OFFERINGS. The Company intends to continue to expand the functionality of its primary products. By the end of calendar 1997, the Company plans to make available additional reformatting and distribution capabilities in its Sterling Series systems. The Company plans to develop additional interfaces for wireless and international switches and to make available lower-priced entry-level systems. See "Use of Proceeds." The Company recently introduced its fraud detection and management system which is its first software applications product that can be utilized separately from, as well as together with, its systems products. The Company has also recently upgraded its traffic management solution to provide features including a graphical user interface, enhanced application tools, a web browser and compatibility with Windows NT. The Company also plans to expand its technology service offerings to make available fast response software engineering services focused on customers' individualized needs. The Company may also consider developing interfaces that permit its systems to transmit data from sources other than telecommunications networks, including possibly other utilities and cable television systems. The Company intends to consider selective acquisitions of product and service providers to augment its internal development efforts.

    - RETAIN TECHNOLOGY LEADERSHIP. The Company has developed broad expertise in its core product areas in the course of serving some of the largest domestic and international telecommunications providers. The Company currently employs 72 engineers with over 1,000 years of aggregate engineering experience. The Company believes that this expertise provides the Company with a competitive advantage in configuring its systems to address most effectively its customers' requirements.

PRODUCTS AND RELATED SERVICES

    The Company's principal products are billing data collection systems and traffic management systems utilized by operators of telecommunications networks. Telecommunications networks consist primarily of lines (which connect a terminal device, such as a telephone or modem, with a switch), trunks (which connect two or more switches) and switches. A telecommunications switch is a computer-based system that connects users of telecommunications networks. The switch provides a dial tone to the calling party, routes the call based upon the telephone number dialed by the calling party, connects the calling and called parties (or provides a busy signal if the called number is busy), releases all equipment upon the completion of the call and creates a call detail record ("CDR") of the call. The Company's billing data collection systems collect, process and transmit these CDRs from telecommunications switches to the customer's (which may be an ILEC or CLEC) information management network.

    The number of trunks required by any telecommunications network depends primarily on the number, timing and duration of calls. If a network has too many available trunks, costs to the operator and users are increased. If a network has too few available trunks, users are unable to have their calls connected, resulting in complaints from users and lost revenues to the operator. The Company's traffic management systems capture information on trunk usage that is transmitted to the customer's network planners who use the information to try to plan their networks so that the optimal number of trunks are available at the appropriate times and at the appropriate places in the network.


 [Graphical representation to be inserted of the Company's products showing how they can be used together as a system in conjunction with the customer's data generating systems (switches) and billing and transaction data applications. At the top of the graphic is the following caption: "Axion-Trademark-absolute value
                                Product Line."]

    BILLING DATA COLLECTION PRODUCTS

    The Company offers an integrated suite of billing data collection products marketed under the "Sterling Series" name. The individual products that comprise the Sterling Series are designed to work as a system; however, the Company sells each component separately so that the system can be configured to meet the exact needs of the customer. The Sterling Series was introduced by the Company at the end of 1995 as the successor to its PDU-20 (Pollable Data Unit) and SX5000 (Host Collector) billing data collection system that the Company introduced in the 1980s as the "SEBX Series." Compared with the SEBX Series, the Sterling Series provides substantially increased storage capacity and processing power, enhanced interconnectivity with a wide range of data management systems and increased speed of network data delivery. For example, the newest version of the Sterling 5000 can process up to 16 million CDRs per hour and the Sterling 500 can process up to 750,000 CDRs per hour, as compared to four million CDRs per hour for the SX5000 and 150,000 CDRs per hour for the PDU-20. The storage capacity (per disk) of the newest version of the Sterling 5000 is up to four times that of the SX5000 and the storage capacity of the Sterling 500 is up to ten times that of the PDU-20. Sales to the Company's three main RBOC customers equaled $20.9 million in fiscal 1996, a large majority of which is attributable to sales of Sterling Series products. The Company believes that its three largest customers, Ameritech, Southwestern Bell and U S West, have replaced in the aggregate less than 25% of their prior generation billing data collection units and that these customers will replace the balance of their prior generation units, and purchase additional products and services from the Company, over the next three to five years. The Company also believes that there is a significant opportunity to sell Sterling Series products to other RBOCs and other wireline customers worldwide.

    The Sterling Series is a highly flexible system that offers a number of important features that are designed to assist the customer to make its billing data collection system more reliable and less costly to operate:

    - REDUNDANCY AND RELIABILITY. The structure of the Sterling Series permits it to be "redundant," I.E., when one of its processing systems fails, the Sterling Series has the ability to redirect data gathering, processing and distribution functions to other parts of its system and take proper steps to recover data lost when the original failure occurred. The redundancy and audit features enable the Sterling Series to provide "financial grade" reliability (greater than 99.999% system availability).

    - AUDIT AND ALARM FEATURES. The Sterling Series has an "audit" feature that enables it to identify problems and inconsistencies in the CDRs and recall data that has been lost or misplaced in the CDR generating source or any other part of the billing data collection system. The Sterling Series is also equipped with alarms that can be programmed to notify systems operators of the existence of data problems as they occur.

    - REAL-TIME ACCESS. The Sterling Series permits transactional data to be copied and processed early in the processing cycle so that a wide variety of users can gain real-time access to data (I.E., the ability to process and deliver CDRs within five minutes of receipt) without disrupting the integrity of the stream of billing information.

    - CONNECTIVITY. The Sterling Series has the ability to gather and process information from a wide range of telecommunications switches, including switches utilizing older or "legacy" technologies. The Sterling Series can be adapted to interface with wireless switches and is capable of supporting both U.S. and international billing data specifications.

    - OPEN SYSTEMS ARCHITECTURE. The Sterling Series utilizes standard interfaces to permit connection with other elements in the customer's data collection network. These products also use network management protocols that allow them to be managed as a system. Applications programming interfaces developed by the Company enable its products to interface effectively with customers' applications software.

    - SCALEABILITY. The Sterling Series has a multi-processor architecture which is "scaleable," meaning that users can add additional components to significantly upgrade its processing power and functions. These "scaleability" features therefore can reduce a customer's need to invest in new systems to handle increased CDR volumes and specialized processing requirements.

    - MODULARITY AND FLEXIBILITY. The system is modular in design, and can be configured to perform a number of user-specified applications by employing the Company's specialized processing modules. By using specialized processing modules to perform user-defined preprocessing functions at the billing collectors, users of the Sterling Series can reduce the work performed by their core billing systems, significantly increasing the overall processing speed and performance of the billing management system.

    - REMOTE ACCESS. The Sterling Series permits the customer to manage from a centralized location billing data collection activities at remote automated facilities. The ability to manage so-called "darkroom" facilities at remote sites allows customers to reduce labor costs.

    The core components of the Sterling Series are the Sterling 500 data server and the Sterling 5000 billing data collector, each of which can be configured with a variety of specialized processing modules. The Sterling Series is controlled through the Company's Sterling Manager software that runs on the Sterling 5001 workstation. The Sterling Series also includes the Sterling 5410 data distribution platform. These components of the Sterling Series are described in further detail below.

    STERLING 500. The Sterling 500 is a data server that consists of a processor unit equipped with a UNIX-based operating system. The Sterling 500 typically interfaces with between one and four switches to obtain all transactional data generated by the switches. The Sterling 500 can be configured on a fully redundant basis and shares many capabilities with the Sterling 5000 described below, such as the ability to support multiple switches and switch interfaces, scaleability and compatibility with a wide range of local-and wide-area-network environments.

    STERLING 5000. The Sterling 5000 is a centralized billing data collector that collects transactional data (primarily CDRs) from data servers, such as the Sterling 500, or directly from up to 200 telecommunications switches or other CDR generating sources. The Sterling 5000 consists of a multi-processor Hewlett-Packard Co. ("Hewlett-Packard") computer equipped with specialized software. The Sterling 5000 is equipped with specialized input interfaces which permit the unit to collect data from a wide variety of switch and server types. After the data is collected, the Sterling 5000's resident preprocessing software reformats the CDRs into a normalized format which facilitates further processing, storage or delivery to other data management systems.

    The Sterling 5000 processes the normalized CDRs through a number of applications, some of which are standard features of the Sterling 5000 and some of which are provided by specialized processing modules that the Company sells separately. The following processing modules are loaded on the Sterling 5000 as standard features.

    - The Copy Module generates a duplicate output file in real time from any output file, thereby enabling customers to distribute duplicate data streams to other applications while leaving the primary data stream intact for transmission to, and use by, the rating and billing process.

    - The Terminator Module allows customers to create a user-defined output file that receives a copy of the CDRs generated by another processing module and provides for the distribution of such output files on a schedule or on a demand basis using standard file transfer protocols.

    - The Daily Volume Tracking Module enables customers to create reports on the daily volume of CDRs.

    Although the Company recommends that RBOCs and most other customers purchase a system that utilizes Sterling 500s to transmit data from switches to one or more centrally-located Sterling 5000s that transmit data to the customer's host billing system, Sterling 500s and 5000s can be installed in a number of configurations depending on the processing needs and the budget constraints of the customer. Sterling 500s can be installed alone to transmit normalized CDRs gathered from the switches directly to the billing system. Similarly, Sterling 5000s can be installed alone to gather transaction information directly from the switch without the need for intermediary preprocessing steps.

    STERLING 5001; STERLING MANAGER. The Sterling 5001 is a workstation equipped with GUI-based software that provides communication, command and control capabilities for a network of one or more Sterling 5000s and Sterling 500s. The Sterling 5001 is generally used in combination with the Company's Sterling Manager software product, which can be easily adapted to interface with additional Sterling and non-Sterling hardware and software products. With easy-to-use "point and click operation," the Sterling 5001 optimizes systems control and enables the customer's personnel to manage from remote locations data collecting, processing and distributing functions performed by equipment installed at fully automated facilities. By combining the ability to manage remote operations with the advantages of a user-friendly interface, the Company's products help its customers to control their personnel-related costs.

    STERLING 5410. The Sterling 5410 is a UNIX-based data distribution platform designed to receive CDR data from other Sterling Series products and perform independent data processing. The Sterling 5410 offers end users full access to that data while, at the same time, maintaining a security "firewall" between these external users and the revenue-critical billing system directly supported by other Sterling Series products. The platform has the further advantage of being able to aggregate data from several Sterling 5000s and 500s by communication through a provider's own network file servers. Currently, the primary application of the Sterling 5410 permits ILECs to provide call detail data to their Centrex customers.

    SPECIALIZED PROCESSING MODULES ("SPMS"). The Company offers purchasers of the Sterling 500 and 5000 the power to build quickly and easily their own applications by using Company-designed software modules called SPMs. SPMs are user-defined transaction processing functions for exclusive use on the Sterling Series billing data collection products that offer a rules-based approach to building processing features. Each SPM performs a unique operation on the transaction data, but SPMs can be implemented in groups with defined interactions among the separate modules. Configurations of these groups of modules can be designed, enabled and disabled by customer personnel using a convenient graphical display, thereby reducing the need for costly and time-consuming revisions to customers' application software systems.

    SPMs can be grouped to perform customer-defined applications. For example, a customer could combine the Filter and Distribution Modules to select and deliver to an outside fraud management system only those CDRs that are most likely to involve fraud. This screening and real-time forwarding of the data may offer customers the ability to reduce the processing requirements placed on a fraud management system thereby improving its real-time performance.

    The following is a summary of the Company's SPM offerings:

                                           STERLING
NAME OF MODULE                             MODEL NO.                 DESCRIPTION
Filter                                          5110   Selects and copies individual CDRs using
                                                       filtering criteria that are user-defined
                                                       and that can be derived from any logical
                                                       combination of fields within each CDR
                                                       identified by type, origination,
                                                       destination, length of call and other
                                                       criteria.
Call Screening Collector/Message Detail         5120   Provides flexible and cost-effective
  Recording                                            deployment of records of a
                                                       telecommunications station providing
                                                       Centrex service, includes applications
                                                       to report station-specific call details
                                                       for end-users of Centrex service and
                                                       provides the flexibility to add or
                                                       delete screening functions.
Distribution Module                             5130   Provides for the automatic disposition
                                                       of files resulting from specialized
                                                       processing of call records with output
                                                       capable of being generated in many
                                                       forms, including "mounting" data on a
                                                       network file server, E-mailing, faxing
                                                       and exporting to databases.
Reformatter                                     5140   Accepts a user-defined record input and
                                                       reformats the input to a user-defined
                                                       output format where input and output
                                                       rules can be updated or modified by the
                                                       user.
File Router                                     5180   Routes the transactional data stream
                                                       based on the data source location,
                                                       providing processing at the level of
                                                       entire files in contrast with the Filter
                                                       SPM which provides processing of each
                                                       individual CDR.

    TRAFFIC MANAGEMENT PRODUCTS

    The Company provides a comprehensive traffic management system under the name Manifest-TM- (formerly Autrax 5000). This product provides telecommunications companies with real-time (I.E., the ability to process and deliver data within five minutes of receipt) traffic data to detect and locate quickly exchange and network problems, plan and route strategically traffic through the network, improve the over-all quality of service and reduce significantly customer complaints. The Manifest-TM- traffic management system features a GUI-based system with cross-platform (Windows NT and UNIX) capabilities, compliance with the Open Database Connectivity standard, a function to permit its reports to be accessed by a web browser and an adaptive normalizer which permits greater customer flexibility in report creation.

    Many large telecommunications service providers in the United States, such as the RBOCs, developed their own traffic management systems. These systems typically have not been significantly upgraded or improved in nearly a decade. With demand for wireline telecommunications services increasing rapidly, as evidenced by the increasing demand by businesses and private households for Internet access through wirelines, ILECs and other owners of wireline systems increasingly will demand more sophisticated traffic management tools. Also, increasing competition in each market segment creates the need for products that can accurately measure and report inter-company transactions and facilitate settlements between telecommunications service providers. Similarly, privatization and other competitive factors have increased the need of international telecommunications service providers for more sophisticated traffic management systems.

    The Company's traffic management system consists of a Hewlett-Packard-based hardware platform loaded with Company-developed software. The system collects and processes traffic information from a wide array of switch technologies, including digital, analog and cellular switches and traffic management system points in the service provider's signal control system, such as the RBOCs' Signaling System 7. The system interfaces directly with the switches to collect traffic data and generate maintenance reports in a standard database format. The Manifest-TM- traffic management system centralizes the raw data into database tables so that standard and customized reports can be generated. As with the Sterling Series billing data collection products, the Manifest-TM- traffic management system is fully scaleable, permitting easy upgrades to meet rising system demands.

    NEW PRODUCTS AND SERVICES

    Under the name "alpha Technology Services," the Company recently commenced offering professional engineering services to its customers to assist them to make better use of the Company's products. The Company's engineers assist telecommunications services customers to develop customized applications programs and introduce them to product feature enhancements. Services include developing: user interfaces, system interfaces and network and alarm system management interfaces; custom filters to screen call data used in fraud management and other processing applications; and software for custom data handling, reformatting and report generation. The Company believes that its technology services are important in demonstrating the Company's responsiveness to the needs of its customers.

    The Company recently introduced its first software application for use outside of, or together with, its billing data collections system: a fraud management program. This product is designed to assist providers in detecting and managing fraudulent use of telecommunications systems which is estimated to have resulted in $3.3 billion of lost revenues among wireline and wireless services providers in the United States in 1994. The software for this product has been obtained by the Company from an outside software development firm pursuant to a license that grants the Company exclusive rights for the software in the United States and Canada and non-exclusive rights elsewhere worldwide through October 1999 and thereafter until terminated by either party upon three months notice. The licensor's products are currently in commercial use in the United Kingdom.

    In the future the Company will consider introducing new software applications that are compatible with its other billing data collection and traffic management products. The Company may also consider developing interfaces that permit its systems to transmit data from sources other than telecommunications networks, including possibly other utilities and cable television systems. There is no assurance, however, that any of these products will be successfully developed or marketed.

CUSTOMERS

    GENERAL

    The Company's customers include large telecommunications companies based in a number of countries around the world. In fiscal 1996, the Company sold components of its Sterling Series to three of the RBOCs, U S West, Ameritech and Southwestern Bell, and provided product support services to three other RBOCs.

    The following table sets forth information with respect to sales to certain major customers during fiscal 1995 and fiscal 1996.

                                                                   FISCAL 1995                        FISCAL 1996
                                                       -----------------------------------  --------------------------------
                                                                            PERCENTAGE OF                     PERCENTAGE OF
CUSTOMER                                                    REVENUES       TOTAL REVENUES      REVENUES      TOTAL REVENUES
-----------------------------------------------------  ------------------  ---------------  ---------------  ---------------
U S West.............................................        $7.3 million          28.7%      $10.2 million          30.1%
Southwestern Bell....................................        $1.5 million           5.8%       $6.3 million          18.5%
Ameritech............................................        $4.3 million          16.7%       $4.4 million          13.0%
Puerto Rico Telephone Co.............................        $0.1 million           0.4%       $3.2 million           9.4%
Telecom Argentina....................................        $4.4 million          17.0%       $1.2 million           3.4%

    The Company generally enters into agreements with its major customers that establish a framework for the ongoing relationship. Individual orders are placed pursuant to purchase orders. Installation, maintenance and support services are typically charged separately from product purchases. The Company has ongoing informal communications with these customers based upon which the Company can estimate the amount and timing of orders and can plan production accordingly. International sales are generally obtained pursuant to contracts that cover all applicable products and services for the entire project.

    RBOC CUSTOMERS

    The Company currently provides products or services to six RBOCs, three of which are currently major customers: Ameritech, Southwestern Bell and U S West.

    AMERITECH. The Company has sold billing data collection products to Ameritech since its formation from local units of the old Bell System in 1984. Predecessors of Ameritech had been customers of the Company since 1972. Ameritech and its predecessors have purchased over 400 PDU-20 units. To date, Ameritech has purchased eight Sterling 5000s and over 40 Sterling 500s.

    SOUTHWESTERN BELL. The Company's relationship with Southwestern Bell began in 1989 and has recently resulted in sales of five Sterling 5000s and over 50 Sterling 500s.

    U S WEST. The Company initiated its sales to U S West when U S West was formed in 1984. Predecessors of U S West had been customers of the Company since 1972. U S West and its predecessors have purchased over 400 PDU-20 units. U S West has purchased 15 Sterling 5000s and over 90 Sterling 500s. One of the Company's sales executives and one of the Company's technical staff is based in Denver, Colorado, the location of U S West's corporate headquarters, where each dedicates his working time exclusively to developing and maintaining the Company's relationship with U S West.

    OTHER MAJOR CUSTOMERS

    TELECOM ARGENTINA. In 1995, the Company completed a $13 million contract entered into in 1992 with Telecom Argentina pursuant to which the Company installed 136 PDU-20 units and three SX 5000s. The Company continues to provide ongoing support and engineering services to Telecom Argentina pursuant to contracts totaling $1.4 million for fiscal 1997.

    PUERTO RICO TELEPHONE CO. The Company has sold products to Puerto Rico Telephone Co. since 1993. To date, the Company has sold over 30 Sterling 500s and one Sterling 5000 to Puerto Rico Telephone Co.

    TELESP. In January 1995, the Company began supplying its products to TELESP, a major regional telecommunications service provider in Brazil. Through an agency agreement with a Brazilian telecommunications solutions company, the Company has supplied hardware and software components of a traffic management system and related services to TELESP. To date, the Company has earned $3.2 million in revenues under this contract.

    BACKLOG

    The Company's backlog (firm purchase orders for products and services that have not yet been recognized as revenue) was approximately $7.1 million and $5.3 million on March 31, 1997 and March 31, 1996, respectively. The Company normally has a relatively small amount of product and service backlog because ongoing informal communication with its major customers generally enables the Company to anticipate orders and ship products within a relatively short time after the customer's order is received. The Company expects to be able to fill substantially all backlog existing at March 31, 1997 prior to the end of fiscal 1997. Backlog with respect to RBOC sales typically is the greatest at the end of the third quarter of each fiscal year, due to the RBOCs' budget cycles. RBOCs generally do not order products such as those sold by the Company for delivery beyond their current fiscal year.

SUPPLY RELATIONSHIPS

    The Company purchases and licenses products and technology from a variety of providers. The Company purchases Hewlett-Packard hardware and software that is used primarily for its Sterling 5000 and traffic management product through an agreement with a major Hewlett-Packard distributor. The Company licenses the real-time operating system used in the Sterling Series from Lynx Real-Tool Systems, Inc., software for its traffic management product from Informix Software, Inc. and the software for its recently introduced fraud detection and management product from a private United Kingdom company. The Company also purchases processing boards for its Sterling 500s and other products from Motorola, Inc. through a distributor.

MARKETING AND SALES

    The Company's sales to date have primarily been generated through the establishment and maintenance of long-term relationships with several key customers. The Company's domestic sales staff consists of seven account managers with an aggregate of over 150 years of telecommunications sales experience. Sales have been generated primarily through direct contacts with major customers, requests for proposals from telecommunications companies, participation in trade shows and industry conferences and advertisements in trade journals. The Company also maintains an Internet home page as an adjunct to its marketing activities.

    DOMESTIC MARKETING CHANNELS

    In addition to direct sales to telecommunications service providers such as the RBOCs, CLECs and major wireline and wireless telecommunications service providers, the Company is seeking to broaden its access to its markets through distributor relationships with systems integrators and marketing relationships with switch vendors and billing and rating system providers.

    In May 1997, the Company entered into a reseller agreement with AGCS, a joint venture between Lucent and GTE. AGCS is a developer and manufacturer of telecommunications switches and OSS products. The agreement provides for AGCS to resell the Company's Sterling Series products. The Company also recently entered into a preliminary memorandum of understanding with a major systems integrator for the sale of certain Sterling Series products. The Company is also negotiating arrangements with manufacturers of ATM switches pursuant to which the Company would provide software engineering services and license software to the ATM companies that would also sell the Company's products, on a distributor basis, as part of their ATM switch systems. The Company also sells to the wireless market through its supply relationship with Metapath Corporation ("Metapath"), of which the Company was previously a stockholder. The Company supplies a product equivalent to its Sterling 500 to Metapath which is incorporated into that company's solutions for both cellular and PCS providers. The Company is developing interfaces for wireless switches that would permit direct sales to this market in the future.

    INTERNATIONAL MARKETING CHANNELS

    The Company's products have been sold internationally since 1972. In 1995, the Company completed a $13 million contract entered into in 1992 with Telecom Argentina and entered into contracts to sell an aggregate of $4.2 million of its products and services to TELESP and another major Brazilian telecommunications company that are nearing completion. The Company continues to provide ongoing support and engineering services to Telecom Argentina pursuant to contracts totaling $1.4 million for fiscal 1997. The Company intends to expand its penetration of international markets by forming relationships with systems integrators and distributors in targeted countries. The Company recently entered into a distributorship agreement with Mahindra-British Telecom, a company based in India. The Company is negotiating arrangements with prospective distribution partners in Indonesia, the Phillippines and France pursuant to which the distributor would provide sales, marketing, installation and first-line and second-line support functions and the Company would provide product, training, marketing documentation and third-line support functions. The Company recently received initial orders from a software development company and a long distance operator in France. The Company also utilizes agents in certain countries, including Argentina, Venezuela, the Phillippines and the Caribbean, who are compensated on a commission basis. In addition, the Company employs three international sales managers and, through its affiliation with Securicor, has access to business development managers based in Hungary, Malaysia and South America. See "Certain Transactions."

CUSTOMER SERVICE

    The Company operates an integrated Customer Service Group that it believes is a key to success with both current and potential new customers. The Customer Service Group consists of Quality Assurance, Program Management, Support Services, Customer Training, Documentation, Installation and Information Technology subgroups. The Company's installation team, which includes both full-time and sub-contract staff, is certified to work in the central office switch environment and can install full turn-key systems. The Company achieved ISO 9001 certification in August 1996 and has since passed an interim audit.

    A senior program manager is responsible for administering all aspects of major contracts and other projects, including acting as contact person and coordinator for the customer. The Company believes that this results in more efficient project administration, greater customer satisfaction and often additional sales opportunities during the course of contract implementation.

    Through its Technical Assistance Center, the Company offers 24-hour help desk support to anywhere in the world, 365 days per year. The technical support offered by the Company includes remote testing and management capabilities, as well as on-site problem resolution when required. Training is offered both at the Company's facilities and on the customers' premises. Internationally, the Company contracts with local agents or distributors so that it can offer local support on a basis consistent with its domestic standards. The Company has also begun to provide on-line documentation and training for its products.

RESEARCH AND DEVELOPMENT

    The Company's research and development efforts are directed towards developing new products to meet the growing needs of its telecommunications customers and entering new markets and improving existing products by incorporating new features and technologies. The Company believes that the timely development of new products and enhancements is critical to its maintaining its leadership position in its current marketplace and in gaining penetration in new markets.

    The Company plans to use a portion of the proceeds of the Offering to expand its Sterling Series product line in order to address more effectively the requirements of lower volume telecommunications switches and to develop interfaces with switches utilized by wireless and international telecommunications systems. See "Use of Proceeds." These efforts will build upon a large amount of development work already accomplished in connection with the Company's existing products.

    To leverage its development resources, the Company works closely with its customers and leading technology vendors to identify specific needs and tailor the Company's systems to meet these needs. The Company's research and development organization consists of several major groups. The architectural group is responsible for the creation and enhancement of the key technologies underlying all applications. This group is also responsible for exploring new directions and applications of the Company's core technologies, incorporating standard technology into existing product lines and developing and improving the application architecture to facilitate rapid development of applications. Each of the product lines has a dedicated software engineering group directly supporting its development efforts. These software development groups are supported by a hardware engineering group that is responsible for the development of cross product line hardware platforms. The special projects engineering group is responsible for addressing individual customers' specialized requirements. The Company has also formed a new technologies group to evaluate emerging technologies and provide input on the upgrading of existing products and the development of new products.

    The Company also has entered into a relationship with Mahindra-British Telecom in India, pursuant to which that company performs software development projects for the Company. The Company believes that this relationship provides it with additional flexibility in developing its products on a timely and cost-effective basis.

    A critical element of the Company's success has been the development of a multi-layered software and hardware architecture that facilitates the development of application software. This architecture supports the development of the Company's core products and provides a discrete platform that enables the rapid development of customer- and product-specific software. In addition, the Company's core products fully support application programming interfaces which open up the architecture so that third-party developers can integrate their application software packages into the Company's system.

    At the most fundamental layer of its architecture, the Company has written a common independent library of code that provides a foundation for reusability. Together with the use of UNIX operating systems which comply with UNIX95 standards as well as the use of the C programming language in its applications software development, the Company has positioned its products to be portable and to be able to operate on the most suitable hardware platforms for its customers' needs.

    During fiscal 1995, fiscal 1996 and the six months ended March 31, 1997, product research, development and engineering expenses were $5.9 million, $7.0 million and $3.8 million, respectively. Product research, development and engineering expenses are expected to increase in fiscal 1997. None of the research, development and engineering expenses has been capitalized. As of March 31, 1997, the Company employed 75 people in product and systems development. The Company has added 23 engineering, programming and development personnel since January 1, 1996.

COMPETITION

    The market for billing data collection and traffic management services for the telecommunications service industry is highly competitive and the Company expects that further growth within the telecommunications service industry will encourage the entry of new participants into U.S. and international markets in the future. Many of the Company's current and potential future competitors have significantly greater financial, technical and marketing resources than the Company.

    The Company believes that the principal basis of competition in the sales of its products is functionality, including such factors as the ability of products to provide a high degree of integrity of transaction information while efficiently performing all preprocessing and delivery functions; the ability to increase capacity and add functionality cost-effectively; the ability to provide critical data on a real-time basis; compatibility with telecommunications switches sold by a number of manufacturers; and the ability to interface effectively with a variety of billing and other applications. Other significant bases of competition include price and service.

    In the market for its billing data collection solutions, the Company's competitors include (i) large telecommunications service providers that internally develop full system products for their own use; (ii) companies, such as ACE*COMM Corporation, CGI, Inc., Lucent and Northern Telecom Inc., that can supply billing data collection components and systems; and (iii) vendors that supply product components or systems integration services, including Andersen Consulting, Digital Equipment Corporation, Hewlett-Packard and International Business Machines Corp.

    In the market for its traffic management solutions, the Company's competitors include (i) large telecommunications service providers that internally develop full system products for their own use; (ii) companies such as Hewlett-Packard and Objective Systems Integrators, Inc. that provide integrated network management systems and (iii) companies such as Applied Digital Access that provide separate traffic management solutions.

    There are a large number of companies that have developed or could develop a product competitive with the Company's fraud detection and management product. The Company believes that most large telecommunications companies are currently utilizing internally developed fraud management systems.

PROPRIETARY RIGHTS AND LICENSES

    The Company relies primarily on copyright and trade secret laws to protect its proprietary rights. The Company distributes its products under service and software license agreements which typically grant customers non-exclusive licenses, subject to terms and conditions prohibiting unauthorized reproduction, transfer or use. Although the Company holds patents with respect to certain aspects of its products, it does not believe that these patents are material to its business. The Company believes that, because of the rapid pace of technological change in the telecommunications and computer software and hardware industries, the technological expertise of its personnel, the complexity of its system architecture and the frequency and timeliness of product and service offerings are more significant than the legal protection of its products and services. In addition, the Company enters into non-disclosure agreements with each employee and consultant and each third-party to whom the Company provides proprietary information. Access to the Company's core source code is greatly restricted. The Company licenses from third parties software and technology that is important to certain functionalities of its products, including the software that is the basis for its recently introduced fraud detection and management application. See "--Products and Related Services--New Products and Services." The Company is not aware of any patent infringement or any violation of other proprietary rights claimed by any third party relating to the Company or the Company's products. See "Risk Factors--Dependence on Proprietary Technology."

EMPLOYEES

    As of March 31, 1997, the Company had a total of 197 employees, of whom 75 were engaged in engineering, programming and development, nine in marketing, 40 in customer service, 21 in sales and sales support, 39 in manufacturing and related operations and 13 in administration and finance. At that date, the Company also engaged nine individuals on a consulting basis, six of which were engaged in engineering, programming and development. None of the Company's employees is represented by a labor union. The Company believes that its relations with its employees is good.

PROPERTIES

    The Company's headquarters is located in a 40,000 square foot leased facility in Moorestown, New Jersey and its manufacturing group is located in an adjoining 34,000 square foot leased facility. The leases for the facilities expire in April and August 1998, respectively, with the Company having options to renew for an additional five years. The Company believes its existing facilities are adequate for its current needs, but that additional space will be required for its headquarters by late 1997. The Company is currently evaluating proposals for relocating the Company's operations to another leased facility in the Moorestown area.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The individuals who serve or who have agreed to serve as executive officers and directors of the Company upon completion of the Offering are as follows:

NAME                                            AGE                                 POSITION
------------------------------------------      ---      ---------------------------------------------------------------

Edmund A. Hough...........................          52   Chairman of the Board

Andrew P. Maunder.........................          40   President, Chief Executive Officer, Treasurer and Director

Donald Hoffman............................          62   Senior Vice President, Strategic Customer Development

William J. Rahe, Jr.......................          50   Vice President, Engineering

Mark J. Kadish............................          43   Chief Financial Officer and Secretary

Michael S. Farina.........................          45   Vice President, Marketing and Sales

Joseph F. Gorecki.........................          56   Vice President, Program Management and Customer Service

Robert B. Kelly...........................          40   Director

Sammy W. Pearson..........................          51   Director

Trevor Sokell.............................          56   Director

Michael G. Wilkinson......................          46   Director


    The following descriptions of positions held in the Company include positions held with STI prior to its merger with the Company in May 1997 as described under "The Company."



    EDMUND A. HOUGH has been Chairman of the Company's Board of Directors since July 1994. Dr. Hough has served as Chief Executive Officer of the Communications Division of Securicor since June 1992. Dr. Hough was the Managing Director of Johnson Matthey Europe Limited, from 1989 to May 1992 and the Managing Director of Hoeschst Paint Group Limited from 1985 to 1989. Dr. Hough is a director of Securicor, Chairman of the Board of Intek Diversified Corporation ("Intek"), a U.S.-based wireless communications company in which Securicor has a 63% interest, and a director of Cellnet Group Limited, a U.K.-based mobile telephone operator in which Securicor has a 40% interest.


    ANDREW P. MAUNDER has served as the Company's President and Chief Executive Officer since October 1994 and as the Company's Treasurer since March 1995. Mr. Maunder has been a director of the Company since October 1996. From March 1994 until he joined the Company, Mr. Maunder served as Chief Financial Officer of Oxford Molecular Group plc, a biotechnology company based in the United Kingdom. From April 1987 until February 1994, Mr. Maunder was Finance and Operations Director of Securicor 3Net, Ltd., ("3Net"), a communications company based in the United Kingdom that has been affiliated with Securicor since August 1993. From October 1996 to May 1997, Mr. Maunder also served as a director of Securicor 3Net, Inc. ("3Net Delaware"), a wholly-owned indirect subsidiary of Securicor.

    DONALD HOFFMAN has served as the Company's Senior Vice President, Strategic Customer Development since February 1997. From July 1996 to February 1997, Mr. Hoffman served the Company as Senior Vice President. From July 1994 until June 1996, Mr. Hoffman served as Vice President, Sales of the Company and from the time he joined the Predecessor Business in 1989 until its acquisition by the Company in July 1994, he served as its Vice President of Marketing and Sales. Prior to joining the Predecessor Business, Mr. Hoffman was Vice President and General Manager of the Business System Sales Division of NEC America, Inc., a leading electronics company.

    WILLIAM J. RAHE, JR. has been the Company's Vice President, Engineering since joining the Company in April 1995. From August 1994 until April 1995, Mr. Rahe served as Director, Business Development of Cable & Wireless, Inc., a telecommunications services company. From June 1991 until August 1994, Mr. Rahe had served as Director, Product Development at Cable & Wireless, Inc. Prior to joining Cable & Wireless, Inc., Mr. Rahe was Vice President of Engineering of Lightnet, a partnership between CSX Corporation and Southern New England Telephone Co.

    MARK J. KADISH has been with the Company and the Predecessor Business since September 1987 and has been the Company's Chief Financial Officer since February 1997 and its Secretary since March 1995. From July 1994 to February 1997, Mr. Kadish served as the Company's Financial Controller. From September 1987 until June 1994, Mr. Kadish served as the Controller of the Predecessor Business. Prior to joining the Predecessor Business, Mr. Kadish was Chief Financial Officer and Treasurer of Transducer Systems, Inc., a publicly-traded manufacturer of computer systems components.

    MICHAEL S. FARINA has served as the Company's Vice President of Marketing and Sales since February 1997. From January 1995 until February 1997, Mr. Farina was the general manager of the New Media business unit established by CSC--Communications Industry Services, a division of Computer Sciences Corporation that is a supplier of information technology to the telephone industry. From 1988 to December 1994, Mr. Farina held several positions, most recently as Director of International Marketing and Strategic Alliances, with GTE Corporation ("GTE"), a diversified telecommunications company.

    JOSEPH F. GORECKI has served as the Company's Vice President, Program Management and Customer Service since April 1995. From February 1992 until April 1995, Mr. Gorecki served at GTE as a Senior Program Manager in GTE's Spacenet satellite communications group. Prior to joining GTE, Mr. Gorecki served as Director, Program Operations for BBN Communications Corporation, a publicly-traded provider of networking solutions.

    ROBERT B. KELLY has consented to become a member of the Company's Board of Directors upon completion of the Offering. Mr. Kelly has been a principal in the Washington, D.C. law firm of Kelly & Povich, P.C. since its formation in October 1994 and currently serves as telecommunications counsel to Securicor. Mr. Kelly was a partner in the Washington D.C. firm of Piper & Marbury from January 1989 to March 1992, was a sole practitioner from March 1992 to February 1993 and was a principal in the firm of Kelly, Hunter, Mow & Povich, P.C. from February 1993 to October 1994. Mr. Kelly is a director of Intek.

    SAMMY W. PEARSON has been a director of the Company since October 1996. Since February 1994, Mr. Pearson has been the Vice President, Enterprise Solutions of Oracle Government Services, a business unit of Oracle Corporation, a provider of advanced software products, services and management solutions. From May 1992 until February 1994, Mr. Pearson was Vice President of Oracle Federal Consulting, where he managed Oracle's Federal government consulting business. From May 1991 to May 1992, Mr. Pearson was the principal of TechSales Limited, a software marketing company.


    TREVOR SOKELL has served as a director of the Company since July 1994. Mr. Sokell served as the Company's President and Chief Executive Officer from July 1994 until October 1994 and served as the Company's Treasurer and Secretary from July 1994 until March 1995. Since November 1996, Mr. Sokell has been the Chairman of the Board of Directors of 3Net. Mr. Sokell is expected to resign his position with 3Net in the near future. From January 1987 until October 1996, Mr. Sokell served as Managing Director of 3Net. Since October 1994, Mr. Sokell has also served as the Chairman of Securicor Telecoms Ltd., an affiliated company based in the United Kingdom. Prior to 1987, Mr. Sokell was a director of Netlink, Ltd., managing director of Network Technology Limited, and a director of Information Technology Ltd.


    MICHAEL G. WILKINSON has been a director of the Company since July 1994. Mr. Wilkinson has been the Finance Director of the Communications Division of Securicor since September 1992. From 1987 to September 1992, Mr. Wilkinson was Finance Director of Securicor's Business Services Division. Prior to joining Securicor in 1980, Mr. Wilkinson served as a Finance Director of RCA Limited, an electronics company based in the United Kingdom.

COMMITTEES


    The Board of Directors intends to establish a Compensation Committee and an Audit Committee. The Compensation Committee will determine salaries and bonuses and other compensation matters for officers of the Company, determine employee health and benefit plans, and administer the Company's 1997 Stock Incentive Plan and any similar plans created in the future. The Audit Committee will recommend the appointment of the Company's independent public accountants and will review the scope and results of audits, internal accounting controls and tax and other accounting related matters.


    Messrs. Pearson and Sokell are expected to become the members of the Audit Committee. Dr. Hough and Mr. Pearson are expected to become the members of the Compensation Committee.


DIRECTOR COMPENSATION


    Each of the Company's directors, other than Mr. Maunder, will be entitled to receive an annual fee of $20,000 for their service on the Board of Directors. In addition, each director will be entitled to reimbursement of travel and other expenses incurred in connection with their service as a director. Pursuant to employment arrangements between Securicor and Dr. Hough and Mr. Wilkinson, their directors' fees will be paid to Securicor. Messrs. Pearson and Sokell have each been granted options to purchase 5,000 shares of Common Stock. See "--1997 Incentive Stock Plan." The law firm of which Mr. Kelly is a principal acts as telecommunications counsel to Securicor.


EXECUTIVE COMPENSATION

    The following table sets forth certain information with respect to compensation paid or accrued by the Company for fiscal 1996 to the Company's Chief Executive Officer and to the four most highly compensated executive officers of the Company whose salary and bonus for fiscal 1996 exceeded $100,000 for all services rendered in all capacities to the Company (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM COMPENSATION
                                                  ANNUAL COMPENSATION   -----------------------
              NAME AND PRINCIPAL                 ---------------------   SECURITIES UNDERLYING       ALL OTHER
                   POSITION                        SALARY      BONUS          OPTIONS(1)          COMPENSATION(2)
-----------------------------------------------  ----------  ---------  -----------------------  -----------------

Andrew P. Maunder..............................  $  158,924  $  23,380            48,970             $     296
  President; Chief Executive Officer

Donald Hoffman.................................  $  146,339  $  52,338               -0-             $   7,547
  Senior Vice President

William J. Rahe, Jr............................  $  131,800  $  24,804            18,360             $   5,880
  Vice President, Engineering

Jugtar Basi....................................  $  121,963  $  19,275            18,360             $   4,934
  Vice President, Marketing (3)

Joseph F. Gorecki..............................  $  106,454  $  18,365            18,360             $   4,346
  Vice President, Program Management and
  Customer Service

------------------------

(1) All options listed in this column are options to purchase the Common Stock of Securicor, a company traded on the London Stock Exchange. At the close of business on April 16, 1997, the price of Securicor Common Stock as reported on the London Stock Exchange was L2.85 per share. At the noon exchange rate of U.S. Dollars into British Pounds Sterling reported by the Federal Reserve Bank of New York on April 16, 1997, the price of such shares in U.S. Dollars was $4.62 per share. The exercise price of such options is L2.45 per share or $3.98 per share at the above described exchange rate.

(2) Includes amounts paid by the Company in fiscal 1996 with respect to life insurance premiums for the benefit of the Named Executives Officers and Company contributions to the 401(k) accounts of such officers as follows:
    (i) Mr. Maunder; $296 for life insurance premiums; (ii) Mr. Hoffman; $5,471 in 401(k) contributions and $2,076 for insurance premiums; (iii) Mr. Rahe; $5,333 in 401(k) contributions and $547 in insurance premiums; (iv) Mr. Basi; $4,934 in 401(k) contributions; and (v) Mr. Gorecki; $4,346 in 401(k) contributions. Excludes any amounts based upon Mr. Maunder's right to sell to Securicor (at a price based on operating results in fiscal 1996 of certain Securicor businesses including the Company) shares of 3Net previously held by him that he acquired prior to his service with the Company.

(3) Mr. Basi served as the Company's Vice President, Marketing until December 1996. Mr. Basi is no longer employed by the Company. All options granted to Mr. Basi expired upon the termination of his employment.

                  SECURICOR OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                       --------------------------------------------------------------------
                          NUMBER OF
                          SECURICOR                                                           POTENTIAL REALIZABLE VALUE AT
                           SHARES         PERCENT OF TOTAL                                     ASSUMED RATES OF STOCK PRICE
                         UNDERLYING      OPTIONS GRANTED TO                                  APPRECIATION FOR OPTION TERM(3)
                           OPTIONS      COMPANY EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   --------------------------------
NAME                     GRANTED(1)          FISCAL YEAR        (L/SHARE)(2)       DATE         0%         5%         10%
---------------------  ---------------  ---------------------  ---------------  -----------  ---------  ---------  ----------

Andrew P. Maunder....        36,730                  30%              L2.45        6/27/06      --      $  91,836  $  232,734

                             12,240                  10%              L2.45        6/28/06   $   3,376  $  36,104  $   86,314

Donald Hoffman.......           -0-              --                  --             --          --         --          --

William J. Rahe,
  Jr.................         6,120                   5%              L2.45        6/27/06      --      $  15,302  $   38,778

                             12,240                  10%              L2.45        6/28/06   $   3,376  $  36,104  $   86,314

Jugtar Basi..........         6,120                   5%              L2.45             (4)     --            -0-         -0-

                             12,240                  10%              L2.45             (4)        -0-        -0-         -0-

Joseph F. Gorecki....         6,120                   5%              L2.45        6/27/06      --      $  15,302  $   38,778

                             12,240                  10%              L2.45        6/28/06   $   3,376  $  36,104  $   86,314

------------------------

(1) All options granted to Named Executive Officers in fiscal 1996 were options to purchase the Common Stock of Securicor.

(2) At the noon exchange rate of U.S. Dollars to British Pounds Sterling reported by the Federal Reserve Bank of New York on April 16, 1997, the exercise price of such options in U.S. Dollars was $3.98 per share.

(3) All amounts reflect the conversion of British Pounds Sterling to U.S. Dollars at the rate of 1.6225 British Pounds Sterling to one U.S. Dollar, the noon exchange rate reported by the Federal Reserve Bank of New York on April 16, 1997.

(4) All options granted to Mr. Basi expired upon termination of his employment in December 1996.

EMPLOYMENT AGREEMENTS

    In 1994, the Company and Mr. Maunder entered into an agreement regarding Mr. Maunder's employment with the Company, the principal terms of which were set forth in a definitive employment agreement executed on February 10, 1995. Pursuant to this agreement, the Company agreed to employ Mr. Maunder as Chief Executive Officer subject to the right of the Company to terminate the employment relationship immediately for cause or at any time without cause upon 12 months prior written notice.

Mr. Maunder has the right to terminate the agreement upon six months prior notice to the Company. The agreement provides that the Company pay Mr. Maunder an annual base salary ($167,000 for the 12 months ending June 30, 1997) which is subject to annual review. Mr. Maunder is entitled to participate in an incentive bonus program pursuant to which cash payments are calculated based upon performance of the Company and upon individual performance targets and are subject to a maximum payment of 40% of his annual salary. The agreement also entitles Mr. Maunder to standard health and other insurance benefits and an allowance for automobile expenses. As part of his employment agreement, Mr. Maunder is required not to disclose any proprietary information at any time and agreed to non-competition and non-interference covenants that expire 12 months after the termination of his employment. Mr. Maunder's agreement also contains a covenant restricting him from soliciting the Company's customers for a period of six months after termination of his employment.



    The Company has also entered into employment agreements with Messrs. Hoffman, Rahe, Gorecki and Farina pursuant to which the Company has agreed to employ each of them, subject to the Company's right to terminate the employee's employment immediately for cause or without cause upon specified prior written notice (between three months and one year). The agreements also are terminable by the employee upon specified prior notice (between three and six months). Each of the agreements specifies that the employee shall be paid an annual base salary that is subject to review by the Company on an annual basis. Annual base salary for the 12 months ending June 30, 1997 is $150,800 for Mr. Hoffman, $137,800 for Mr. Rahe, $135,000 for Mr. Farina and $111,300 for Mr. Gorecki. The agreements also entitle the employees to incentive compensation, standard health and other insurance benefits and an allowance for automobile expenses. As part of the agreement, each of the officers agreed to non-disclosure, non-interference and non-competition covenants, which in the case of Messrs. Rahe, Farina and Gorecki expire 12 months after termination of employment and in the case of Mr. Hoffman six months after termination. Each agreement also contains a covenant restricting the employee from soliciting the Company's customers for a period of six months after the termination of employment. In June 1997, the Company and Mr. Hoffman agreed that either the Company or Mr. Hoffman may terminate Mr. Hoffman's employment upon three months prior notice to the other.


    1997 STOCK INCENTIVE PLAN


    Under the Company's 1997 Stock Incentive Plan (the "Plan"), a variety of awards, including stock options, stock appreciation rights and restricted and unrestricted stock grants may be made to the Company's employees, officers, consultants and advisors who are expected to contribute to the Company's future growth and success. The Company has reserved 450,000 shares of Common Stock for issuance under the Plan. The Compensation Committee will administer the Plan and determine the price and other terms upon which awards shall be made. Stock options may be granted either in the form of incentive stock options or non-qualified stock options. The option exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of the grant. While the Company currently anticipates that most grants under this Plan will consist of stock options, the Company may grant stock appreciation rights, which represent rights to receive any excess in value of shares of Common Stock over the exercise price; restricted stock awards, which entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or a part of such shares at their purchase price in the event that the conditions specified in the award are not satisfied; or unrestricted stock awards, which represent grants of shares to participants free of any restrictions under the Plan. Options or other awards that are granted under the Plan but expire unexercised are available for future grants. Under the terms of the Plan, the Company may not grant options to purchase in excess of 150,000 shares of Common Stock to any one grantee during any fiscal year. Options to purchase 321,366 shares of Common Stock have been granted under the Plan to the employees, officers and directors of the Company at an exercise price equal to the initial public offering price per share. One third of these options will become exercisable 90 days after completion of the Offering and the remaining two-thirds will become exercisable in equal installments on the first and second anniversaries of the date of grant, respectively. No other options to purchase Common Stock have been granted to date.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the ownership of the Common Stock as of April 15, 1997 as adjusted to reflect the sale of shares offered pursuant to this Prospectus, (i) by each of the Company's Named Executive Officers and directors; (ii) all of the Company's executive officers and directors as a group; and (iii) each person known to the Company to own more than five percent of the outstanding shares of Common Stock.


                                                                      SHARES BENEFICIALLY OWNED
                                                                               PRIOR TO
                                                                           THE OFFERING(2)          PERCENT BENEFICIALLY
                                                                    ------------------------------       OWNED AFTER
NAME OF BENEFICIAL OWNER                                            NUMBER OF SHARES     PERCENT       THE OFFERING(2)
------------------------------------------------------------------  -----------------  -----------  ---------------------
Securicor Communications(1).......................................      3,476,900             100%             57.2%
Edmund A. Hough (1)...............................................         -0-             --                --
Michael G. Wilkinson (1)..........................................         -0-             --                --
Andrew P. Maunder.................................................         -0-             --                --
Donald Hoffman....................................................         -0-             --                --
William J. Rahe, Jr...............................................         -0-             --                --
Joseph F. Gorecki.................................................         -0-             --                --
Robert B. Kelly...................................................         -0-             --                --
Sammy W. Pearson..................................................         -0-             --                --
Trevor Sokell.....................................................         -0-             --                --
All directors and executive officers as a group (10 persons)......         -0-                 --%               --%


------------------------

(1) The address of Securicor Communications is Sutton Park House, 15 Carshalton Road, Sutton Surrey, England. Dr. Hough and Mr. Wilkinson may be deemed to own beneficially the shares owned by Securicor Communications by virtue of their role as directors of Securicor Communications. Each of Dr. Hough and Mr. Wilkinson disclaim beneficial ownership of these shares. Securicor Communications is an indirect wholly-owned subsidiary of Securicor.


(2) Excludes outstanding options to purchase an aggregate of 321,366 shares of Common Stock granted to employees, officers and directors pursuant to the 1997 Stock Incentive Plan. One third of these options will become exercisable 90 days after completion of the Offering and the remaining two-thirds will become exercisable in two equal installments on the first and second anniversaries of the date of grant, respectively. Included in these grants are options to purchase the following number of shares granted to: Mr. Maunder--53,333 shares, Mr. Hoffman--12,000 shares, Mr. Rahe--27,560 shares, Mr. Gorecki--22,260 shares, Mr. Farina--27,000 shares, Mr. Kadish--21,000 shares, Messrs. Pearson and Sokell--5,000 shares each, and all directors and executive officers as a group--173,153 shares. See "Management--1997 Stock Incentive Plan."


                              CERTAIN TRANSACTIONS

    Prior to the completion of the Offering, the Company has operated as an indirect wholly-owned subsidiary of Securicor and has been a member of the Telecoms Sector of the Communications Division of Securicor. Accordingly, Securicor has assessed the Company intercompany charges related to group and divisional costs and sales and marketing activities. These charges are based on Securicor's estimate of its total relevant costs for the applicable fiscal year, allocated pro rata based on estimated revenues of each applicable business unit. The Company has paid to Securicor total charges of $386,000 and $403,000 in fiscal 1995 and fiscal 1996, respectively. No charges were incurred during the period from July 1, 1994 to September 30, 1994. Until the Offering is completed, the Company will pay to Securicor charges at an annualized rate of $540,000 pro-rated to the date of completion of the Offering. Securicor has agreed that the Company will no longer be liable for any group or divisional charges after the completion of the

Offering. The Company and Securicor have entered into a one-year agreement effective as of the completion of the Offering pursuant to which Securicor will continue to provide certain international marketing services to the Company in consideration of the payment of $160,000 per year. This payment is an estimate of the total cost to Securicor of the personnel whose services are to be provided, pro rated based upon the estimated portion of such personnel's total time to be utilized by the Company.


    From time to time, Securicor has advanced funds to the Company to meet the Company's needs for working capital and for other corporate purposes. Such advances are treated as indebtedness of the Company to Securicor, a portion of which bears interest that has accrued at varying rates ranging from a low of 6.25% per annum to a high of 7.75% per annum. This interest rate was 7.0% per annum at March 31, 1997. The amount of such indebtedness was $21.5 million at March 31, 1997, $9.0 million of which is interest bearing. The highest principal balance of such amount was $12.4 million during the period from July 1, 1994 to September 30, 1994, $17.0 million during fiscal 1995 and $22.6 million during fiscal 1996. With respect to such indebtedness, the Company incurred interest expense in the amount of $9,000, $141,000 and $578,000 in the period from July 1, 1994 to September 30, 1994, fiscal 1995 and fiscal 1996, respectively. Advances of $13.3 million, $10.5 million, $12.7 million and $2.1 million were received in the period from July 1, 1994 to September 30, 1994, fiscal 1995, fiscal 1996 and the six months ended March 31, 1997, respectively. Principal repayments of $922,000, $4.6 million, $7.9 million and $3.9 million were made in the period from July 1, 1994 to September 30, 1994, fiscal 1995, fiscal 1996, and the six months ended March 31, 1997, respectively. At the completion of the Offering, all outstanding principal and interest with respect to this indebtedness will be repaid to Securicor. See "Use of Proceeds."


    During fiscal 1995 and fiscal 1996, the Company was engaged by Securicor Radiocoms, Ltd., a manufacturer of radio telecommunications devices affiliated with Securicor ("Radiocoms"), to build base stations to be included in radio communications equipment sold by Radiocoms to its customers. In January 1995, Radiocoms purchased 125 base stations from the Company, for which the Company billed Radiocoms for its costs and a specified profit percentage. In July 1995, Radiocoms purchased an additional 230 base stations and paid the Company a fixed price per unit and reimbursed it for certain of its costs. The Company earned revenues of $1.4 million and $2.3 million from Radiocoms in fiscal 1995 and fiscal 1996, respectively. The Company completed all work related to the Radiocoms purchases by April 1996. The Company has not performed any similar project for any other customer, but believes that the project was performed on substantially arm's-length terms.

    The Company purchased $324,000 and $386,000 of products from 3Net, an affiliate of Securicor, during fiscal 1996 and the six months ended March 31, 1997, respectively. In May 1997, the Company transferred all of the stock of 3Net Delaware to a wholly-owned subsidiary of Securicor for its nominal book value. Included in the net assets transferred was an obligation to Securicor in the amount of approximately $1.1 million. 3Net Delaware utilizes certain office space and systems of the Company for which it has been charged approximately $7,000 per month since its formation. The Company has entered into an agreement with 3Net Delaware pursuant to which the Company continues to make available such space and systems in consideration of the payment of $4,500 per month for administrative services and $650 per month for each 3Net Delaware employee located on the Company's premises. These amounts are based upon an estimate of the Company's cost of the space and personnel utilized by 3Net Delaware. This agreement became effective as of May 23, 1997 and is terminable on September 30, 1997, subject to annual extensions if not terminated by either party.


    In March 1995, the Company acquired a minority interest in E.F. Johnson Company, a manufacturer of radio base stations, for approximately $10.2 million. In June 1996, the Company sold this investment at its cost to a company that was then wholly owned by Securicor. See Note 5 of Notes to Consolidated Financial Statements.


    In addition, the Company has entered into the Registration Rights Agreement pursuant to which Securicor has the right, subject to customary limitations, to:
(i) demand registration of the resale of its Common Stock once during each twelve-month period at the expense of Securicor for so long as Securicor owns at least 10% of the outstanding Common Stock; and (ii) include its Common Stock in registration statements filed by the Company.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the filing of the Certificate of Incorporation the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value. No shares of preferred stock are currently outstanding.

    The holders of Common Stock are entitled to receive dividends, when and as declared by the Board of Directors, out of funds legally available therefor and to receive pro rata the assets of the Company legally available for distribution upon liquidation after payment to holders of preferred stock having a liquidation preference over the Common Stock. In addition, holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders generally, including the election of directors, and do not have cumulative voting rights. There are no preemptive, conversion or redemption rights applicable to the shares of the Common Stock. The currently outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby, upon issuance by the Company against receipt of the purchase price therefor, will be, fully paid and non-assessable. The By-laws provide that any action requiring stockholder approval, other than the election of directors, shall require the affirmative vote of two-thirds of the outstanding shares of Common Stock.

    The Board of Directors is empowered by the Certificate of Incorporation to designate and issue from time to time one or more classes or series of preferred stock without any action of the stockholders. The Board of Directors may fix and determine the designations, preferences and relative, participating, optional and other special rights, or the qualifications, limitations or restrictions of each class or series so authorized. The issuance of, or the ability to issue, the preferred stock could adversely affect the voting power and other rights of the holders of the Common Stock or could have the effect of decreasing the market price of the Common Stock or of discouraging or making difficult any attempt by a person or group to obtain control of the Company, including any attempt involving a bid for the Common Stock at a premium over the then market price. The Company does not presently contemplate the issuance of any preferred stock.

    The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that such person became an interested stockholder, unless the business combination is approved in a prescribed manner or unless upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares held by certain designated stockholders). A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation's voting stock.

    The Certificate of Incorporation and By-laws contain certain provisions relating to the limitation of liability and indemnification of directors and officers. The Certificate of Incorporation provides that directors of the Company may not be held personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends, distributions and repurchases or redemptions of stock, or (iv) for any transaction from which the director derives an improper benefit. However, such limitation does not limit the availability of non-monetary relief in any action or proceeding against a director. In addition, the By-laws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by Delaware law.

    The By-laws provide that stockholders seeking to nominate candidates for election as directors at an annual or a special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 120 days prior to the anniversary of the date that the Company's proxy statement was released to stockholders in connection with the immediately preceding annual meeting, and
(ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The By-laws also specify certain requirements for a stockholder's notice to be in proper written form.



    The registrar and transfer agent for the Common Stock is StockTrans, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has been no public market for the Common Stock. Sales of substantial amounts of shares of the Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock, making it more difficult for the Company to sell equity securities in the future at a time and price which it deems appropriate.

    Upon the completion of the Offering, assuming no exercise of the overallotment options, the Company will have outstanding 6,076,900 shares of Common Stock. Of these shares, the 2,600,000 shares of Common Stock to be sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act. The remaining 3,476,900 shares of Common Stock outstanding as of the date of this Prospectus, all of which are held by Securicor, are "restricted securities" as defined by Rule 144 and will be eligible for sale in accordance with the provisions of Rule 144 beginning 180 days after the date of this Prospectus, or earlier to the extent that Lehman Brothers Inc. consents to such sale as described below. In addition, the Company has entered into the Registration Rights Agreement pursuant to which Securicor has the right, subject to customary limitations, to: (i) demand registration of the resale of its Common Stock once during each twelve month period at Securicor's expense for so long as Securicor owns at least 10% of the outstanding Common Stock; and (ii) include its Common Stock in registration statements filed by the Company.

    In general, under Rule 144 as amended effective April 29, 1997, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 60,769 shares after the completion of the Offering) or the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale, subject to certain requirements concerning availability of public information, manner and notice of sale.

    In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirements, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least a two year holding period may resell such shares without compliance with the foregoing requirements.


    Upon the completion of the Offering, there will be 321,366 shares of Common Stock issuable upon exercise of options granted under the 1997 Stock Incentive Plan, one-third of which will become exercisable 90 days after completion of the Offering and the remainder of which will become exercisable in two equal annual installments on the first and second anniversaries of the date of grant, respectively. The Company intends to file a Form S-8 registration statement covering these shares within 90 days from the date of this Prospectus. The shares registered under such registration statement will be available for resale in the open market upon the exercise of vested options, subject to Rule 144 volume limitations applicable to affiliates.


    The Company and Securicor have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Lehman Brothers Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock except, in the case of the Company, in certain limited circumstances.

                                  UNDERWRITING

    Under the terms of, and subject to the conditions contained in, the U.S. Underwriting Agreement, the form of which is filed as an Exhibit to the Registration Statement (the "Registration Statement") of which this Prospectus forms a part, the underwriters named below (the "U.S. Underwriters"), for whom Lehman Brothers Inc. and J.P. Morgan Securities Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the U.S. Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to each U.S. Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each such U.S. Underwriter below:

                                                                                  NUMBER OF
                                                                                  SHARES OF
U.S. UNDERWRITERS                                                                COMMON STOCK
------------------------------------------------------------------------------  --------------
Lehman Brothers Inc. .........................................................
J.P. Morgan Securities Inc. ..................................................
                                                                                --------------
      Total...................................................................

    Under the terms of, and subject to the conditions contained in, the International Underwriting Agreement, the form of which is filed as an Exhibit to the Registration Statement, the managers named below of the concurrent offering of the shares of Common Stock outside the U.S. and Canada (the "International Managers"), for whom Lehman Brothers International (Europe) and J.P. Morgan Securities Ltd. are acting as lead managers (the "Lead Managers"), have severally agreed, subject to the terms and conditions of the International Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to each International Manager, the aggregate number of shares of Common Stock set forth opposite the name of each International Manager below:

                                                                                  NUMBER OF
                                                                                  SHARES OF
INTERNATIONAL MANAGERS                                                           COMMON STOCK
------------------------------------------------------------------------------  --------------
Lehman Brothers International (Europe)........................................
J.P. Morgan Securities Ltd. ..................................................
                                                                                --------------
      Total...................................................................

    The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements") provide that the obligations of the U.S. Underwriters and the International Managers to purchase shares of Common Stock are subject to certain conditions, and that if any of the foregoing shares of Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International Managers pursuant to the International Underwriting Agreement, then all the shares of Common Stock agreed to be purchased by the U.S. Underwriters and the International Managers, as the case may be, pursuant to their respective Underwriting Agreements, must be so purchased. The offering price and underwriting discounts and commissions per share for the U.S. Offering and the International Offering are identical. The closing of the U.S. Offering is a condition to the closing of the International Offering and the closing of the International Offering is a condition to the closing of the U.S. Offering.

    The Company has been advised by the Representatives and the Lead Managers that the U.S. Underwriters and the International Managers propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include the U.S. Underwriters and the International Managers) at such public
offering price less a selling concession not in excess of $         per share.
The selected dealers may reallow a concession not in excess of $         per
share to certain brokers and dealers. After the Offering, the public offering price, the concession to selected dealers and the reallowance may be changed by the U.S. Underwriters and the International Managers.

    The Company and Security Services plc, a wholly-owned subsidary of Securicor, have agreed to indemnify, under certain circumstances, the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act, and to contribute, under certain circumstances, to payments that the U.S. Underwriters and the International Managers may be required to make in respect thereof.

    The Company has granted to the U.S. Underwriters and the International
Managers options to purchase up to an aggregate of       and       additional
shares of Common Stock, respectively, exercisable solely to cover over-allotments, at the public offering price less the underwriting discounts and commissions shown on the cover page of this Prospectus. Such options may be exercised at any time until 30 days after the date of the Underwriting Agreements. To the extent that either option is exercised, each U.S. Underwriter or International Manager, as the case may be, will be committed, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's or International Manager's initial commitment as indicated in the preceding tables.

    Prior to the Offering, there has been no public market for the shares of Common Stock. The initial public offering price will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the shares of Common Stock, in addition to prevailing market conditions, will be the Company's historical performance and capital structure, estimates of business potential and earnings prospects of the Company, an overall assessment of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The U.S. Underwriters and the International Managers have entered into an Agreement Between U.S. Underwriters and International Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares of Common Stock offered in the U.S. Offering, (i) it is not purchasing any such shares for the account of anyone other than a U.S. Person (as defined below), and (ii) it has not offered or sold, will not offer, sell, resell or deliver, directly or indirectly, any such shares or distribute any prospectus relating to the U.S. Offering to anyone other than a U.S. Person. In addition, pursuant to such Agreement, each International Manager has agreed that, as part of the distribution of the shares of Common Stock offered in the International Offering, (a) it is not purchasing any such shares for the account of a U.S. Person, and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering to any U.S. Person.

    The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Between U.S. Underwriters and International Managers, including (i) certain purchases and sales between U.S. Underwriters and the International Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion,
(iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the Representatives and the Lead Managers. As used herein, the term "U.S. Person" means any resident or national of the United States or Canada and its provinces, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada and its provinces, or any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source, and the term "United States" means the United States of America (including the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

    Pursuant to the Agreement Between the U.S. Underwriters and the International Managers, sales may be made between the U.S. Underwriters and the International Managers of such a number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for the shares of Common Stock being sold by the U.S. Underwriters and the International Managers, less an amount equal to the selling concession allocable to such shares of

Common Stock, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the International Managers pursuant to the Agreement Between the U.S. Underwriters and the International Managers, the number of shares of Common Stock available for sale by the U.S. Underwriters or by the International Managers may be more or less than the amount specified on the cover page of the Prospectus.

    Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the U.S. Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the U.S. Underwriters create a short position in the Common Stock in connection with the Offering (I.E., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment options described herein.

    The Representatives also may impose a penalty bid on certain U.S. Underwriters and selling group members. This means that, if the Representatives purchase shares of Common Stock in the open market to reduce the U.S. Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the U.S. Underwriters and selling group members who sold those shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

    Neither the Company nor any of the U.S. Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the U.S. Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Each International Manager has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the date of issue of the shares of Common Stock, will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on, and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995.


    The Common Stock has been approved for quotation on Nasdaq under the symbol "AXIM."


    The Company and Securicor have agreed that they will not, subject to certain limited exceptions, for a period of 180 days from the date of this Prospectus, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any such shares of Common Stock, without the prior written consent of Lehman Brothers Inc.

    At the request of the Company, the Underwriters have reserved approximately 5% of the shares of Common Stock offered hereby for sale at the initial public offering price to employees of the Company and other persons associated with the Company.



    Any offer of the shares of Common Stock in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer is made.


    Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover hereof.

    The U.S. Underwriters and the International Managers have informed the Company that they do not intend to sell to, and therefore will not confirm the sales of shares of Common Stock offered hereby to, any accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania, has rendered an opinion that the shares of Common Stock offered hereby will be legally issued, fully paid and non-assessable. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Chadbourne & Parke LLP, New York, New York.

                                    EXPERTS

    The financial statements included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated on their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") systems are publicly available through the Commission's site on the Internet's World Wide Web, located at http:// www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------

CONSOLIDATED FINANCIAL STATEMENTS OF AXIOM INC. AND SUBSIDIARIES:

  Report of Independent Public Accountants.................................................................        F-2

  Consolidated Balance Sheets..............................................................................        F-3

  Consolidated Statements of Operations....................................................................        F-4

  Consolidated Statements of Stockholder's Deficit.........................................................        F-5

  Consolidated Statements of Cash Flows....................................................................        F-6

  Notes to Consolidated Financial Statements...............................................................        F-7

FINANCIAL STATEMENTS OF PREDECESSOR BUSINESS:

  Report of Independent Public Accountants.................................................................       F-22

  Statement of Revenues and Certain Expenses...............................................................       F-23

  Statement of Certain Cash Flows..........................................................................       F-24

  Notes to Statements of Revenues and Certain Expenses and Certain Cash Flows..............................       F-25

    After the 34,769-for-one stock split of each outstanding share of Common Stock and the authorization of 5,000,000 shares of Preferred Stock and 25,000,000 shares of Common Stock as discussed in Note 1 of Notes to Consolidated Financial Statements is effected, we expect to be in a position to render the following report of independent public accountants.

                                          /s/ Arthur Andersen LLP


Philadelphia, Pa.,
June 6, 1997


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Axiom Inc. (formerly Securicor Communications Inc.):

    We have audited the accompanying consolidated balance sheets of Axiom Inc. and subsidiaries (formerly Securicor Communications Inc.) as of September 30, 1995 and 1996, and the related consolidated statements of operations, stockholder's deficit and cash flows for the period from July 1, 1994 to September 30, 1994 and for each of the two years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Axiom Inc. and subsidiaries (formerly Securicor Communications Inc.) as of September 30, 1995 and 1996, and the results of their operations and their cash flows for the period from July 1, 1994 to September 30, 1994 and for each of the two years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

                          CONSOLIDATED BALANCE SHEETS

                                                                                                    SEPTEMBER 30,
                                                                                                 --------------------   MARCH 31,
                                                                                                   1995       1996        1997
                                                                                                 ---------  ---------  -----------
                                                                                                                       (UNAUDITED)

                                                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................................................  $   1,449  $   3,326   $   1,279
  Accounts receivable..........................................................................      7,394     15,740       8,158
  Inventories..................................................................................      4,244      3,167       4,672
  Deferred tax assets..........................................................................        543        458         495
  Income tax receivable........................................................................         --         --       2,592
  Other........................................................................................        442        354         578
                                                                                                 ---------  ---------  -----------
      Total current assets.....................................................................     14,072     23,045      17,774
                                                                                                 ---------  ---------  -----------
PROPERTY AND EQUIPMENT:
  Computer hardware and software...............................................................      1,581      2,417       2,872
  Production and test equipment................................................................        980      1,329       1,642
  Furniture, fixtures and leasehold improvements...............................................        501        531         532
                                                                                                 ---------  ---------  -----------
                                                                                                     3,062      4,277       5,046
  Less-Accumulated depreciation and amortization...............................................       (670)    (1,541)     (2,105)
                                                                                                 ---------  ---------  -----------
      Net property and equipment...............................................................      2,392      2,736       2,941
DEFERRED TAX ASSETS............................................................................      2,825      2,959       2,879
OTHER ASSETS...................................................................................     11,581      1,207         826
INTANGIBLE ASSETS, net.........................................................................      1,153        389         187
                                                                                                 ---------  ---------  -----------
                                                                                                 $  32,023  $  30,336   $  24,607
                                                                                                 ---------  ---------  -----------
                                                                                                 ---------  ---------  -----------
                             LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES:
  Current portion of long-term debt............................................................  $      --  $     185   $     185
  Obligations to parent and affiliates.........................................................     28,635     23,291      21,480
  Accounts payable.............................................................................      2,332      2,293       2,231
  Accrued compensation and related benefits....................................................      1,179      1,206         975
  Accrued agent commissions....................................................................      1,116        806         427
  Other accrued expenses.......................................................................        769      1,268         712
  Accrued tax payable..........................................................................        297      1,348          --
  Deferred tax liabilities.....................................................................         24          9          54
  Deferred revenues............................................................................      1,684      1,232       2,414
                                                                                                 ---------  ---------  -----------
      Total current liabilities................................................................     36,036     31,638      28,478
                                                                                                 ---------  ---------  -----------
LONG-TERM LIABILITIES:
  Deferred tax liabilities.....................................................................         27         90         130
  Long-term debt...............................................................................         --        147          --
                                                                                                 ---------  ---------  -----------
      Total long-term liabilities..............................................................         27        237         130
                                                                                                 ---------  ---------  -----------
COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDER'S DEFICIT:
  Preferred Stock, $0.01 par value, 5,000,000 shares authorized,...............................
    no shares issued and outstanding...........................................................         --         --          --
  Common Stock, $0.01 par value, 25,000,000 shares authorized,
    3,476,900 shares issued and outstanding....................................................         --         --          --
  Accumulated deficit..........................................................................     (4,040)    (1,539)     (4,001)
                                                                                                 ---------  ---------  -----------
      Total stockholder's deficit..............................................................     (4,040)    (1,539)     (4,001)
                                                                                                 ---------  ---------  -----------
                                                                                                 $  32,023  $  30,336   $  24,607
                                                                                                 ---------  ---------  -----------
                                                                                                 ---------  ---------  -----------


        The accompanying notes are an integral part of these statements.

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                PERIOD FROM
                                                               JULY 1, 1994   YEAR ENDED SEPTEMBER    SIX MONTHS ENDED
                                                                    TO                30,                MARCH 31,
                                                               SEPTEMBER 30,  --------------------  --------------------
                                                                   1994         1995       1996       1996       1997
                                                               -------------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)

                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Unrelated third parties:
    Equipment................................................    $   4,242    $  18,381  $  23,902  $   5,687  $   8,847
    Services.................................................        1,364        5,766      7,739      3,053      3,203
                                                               -------------  ---------  ---------  ---------  ---------
                                                                     5,606       24,147     31,641      8,740     12,050
                                                               -------------  ---------  ---------  ---------  ---------
  Related parties............................................           --        1,421      2,323      2,040         --
                                                               -------------  ---------  ---------  ---------  ---------
      Total revenues.........................................        5,606       25,568     33,964     10,780     12,050
                                                               -------------  ---------  ---------  ---------  ---------
COST OF REVENUES:
  Unrelated third parties:
    Equipment................................................        2,271        9,272     11,853      3,972      5,054
    Services.................................................        1,086        3,093      4,580      2,292      2,780
                                                               -------------  ---------  ---------  ---------  ---------
                                                                     3,357       12,365     16,433      6,264      7,834
                                                               -------------  ---------  ---------  ---------  ---------
  Related parties............................................           --        1,112      1,732      1,488         --
                                                               -------------  ---------  ---------  ---------  ---------
      Total cost of revenues.................................        3,357       13,477     18,165      7,752      7,834
                                                               -------------  ---------  ---------  ---------  ---------
      Gross profit...........................................        2,249       12,091     15,799      3,028      4,216
                                                               -------------  ---------  ---------  ---------  ---------
OPERATING EXPENSES:
  Research, development and engineering......................        1,348        5,948      7,003      3,209      3,790
  Selling, general and administrative........................        1,072        5,206      6,308      2,970      4,230
  Parent charges.............................................           --          386        403        213        193
  Charge for purchased research and development..............        6,700           --         --         --         --
                                                               -------------  ---------  ---------  ---------  ---------
      Total operating expenses...............................        9,120       11,540     13,714      6,392      8,213
                                                               -------------  ---------  ---------  ---------  ---------
      Operating income (loss)................................       (6,871)         551      2,085     (3,364)    (3,997)
INTEREST EXPENSE, net (including related party interest).....            9          112        514        227        279
OTHER INCOME.................................................           66          148        430        413         54
EQUITY IN LOSS OF INVESTEE...................................       --              494         18         18     --
GAIN ON SALE OF INVESTMENT...................................       --           --          2,061     --         --
                                                               -------------  ---------  ---------  ---------  ---------
      Income (loss) before income taxes......................       (6,814)          93      4,044     (3,196)    (4,222)
INCOME TAX (EXPENSE) BENEFIT.................................        2,716          (35)    (1,543)     1,220      1,760
                                                               -------------  ---------  ---------  ---------  ---------
NET INCOME (LOSS)............................................    $  (4,098)   $      58  $   2,501  $  (1,976) $  (2,462)
                                                               -------------  ---------  ---------  ---------  ---------
                                                               -------------  ---------  ---------  ---------  ---------
HISTORICAL NET INCOME (LOSS) PER COMMON SHARE................    $   (1.18)   $    0.02  $    0.72  $   (0.57) $   (0.71)
                                                               -------------  ---------  ---------  ---------  ---------
                                                               -------------  ---------  ---------  ---------  ---------
SHARES USED IN COMPUTING HISTORICAL NET INCOME (LOSS) PER
  COMMON SHARE...............................................        3,477        3,477      3,477      3,477      3,477
                                                               -------------  ---------  ---------  ---------  ---------
                                                               -------------  ---------  ---------  ---------  ---------
SUPPLEMENTAL PRO FORMA NET INCOME (LOSS) PER COMMON SHARE
  (unaudited)................................................                            $    0.55             $   (0.44)
                                                                                         ---------             ---------
                                                                                         ---------             ---------
SHARES USED IN COMPUTING SUPPLEMENTAL PRO FORMA NET INCOME
  (LOSS) PER COMMON SHARE (unaudited)........................                                5,180                 5,180
                                                                                         ---------             ---------
                                                                                         ---------             ---------


        The accompanying notes are an integral part of these statements.

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT


                                                                                COMMON        ACCUMULATED
                                                                                 STOCK          DEFICIT       TOTAL
                                                                           -----------------  ------------  ---------
                                                                                         (IN THOUSANDS)
BALANCE, JULY 1, 1994....................................................      $      --       $       --   $      --
  Initial capitalization.................................................             --               --          --
  Net loss...............................................................             --           (4,098)     (4,098)
                                                                                     ---      ------------  ---------
BALANCE, SEPTEMBER 30, 1994..............................................             --           (4,098)     (4,098)
  Net income.............................................................             --               58          58
                                                                                     ---      ------------  ---------
BALANCE, SEPTEMBER 30, 1995..............................................             --           (4,040)     (4,040)
  Net income.............................................................             --            2,501       2,501
                                                                                     ---      ------------  ---------
BALANCE, SEPTEMBER 30, 1996..............................................             --           (1,539)     (1,539)
  Net loss (unaudited)...................................................             --           (2,462)     (2,462)
                                                                                     ---      ------------  ---------
BALANCE, MARCH 31, 1997 (unaudited)......................................      $      --       $   (4,001)  $  (4,001)
                                                                                     ---      ------------  ---------
                                                                                     ---      ------------  ---------


        The accompanying notes are an integral part of these statements.

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                     SIX
                                                                              PERIOD FROM                          MONTHS
                                                                             JULY 1, 1994   YEAR ENDED SEPTEMBER    ENDED
                                                                                  TO                30,           MARCH 31,
                                                                             SEPTEMBER 30,  --------------------  ---------
                                                                                 1994         1995       1996       1996
                                                                             -------------  ---------  ---------  ---------
                                                                                                                  (UNAUDITED)

                                                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................................    $  (4,098)   $      58  $   2,501  $  (1,976)
  Adjustments to reconcile net income (loss) to net cash provided by (used
    in) operating activities-
  Depreciation and amortization............................................          307        1,318      1,885        759
  Equity in loss of investee...............................................           --          494         18         18
  Gain on sale of investment...............................................           --           --     (2,061)        --
  Charge for purchased research and development............................        6,700           --         --         --
  Changes in assets and liabilities, net-
    Decrease (increase) in-
      Accounts receivable..................................................       (1,131)      (2,131)    (8,346)     1,882
      Inventories..........................................................          583       (2,392)     1,077       (215)
      Other current assets.................................................         (428)         419        162       (445)
      Other assets.........................................................          (24)          (3)       (68)       (71)
      Deferred taxes.......................................................       (2,739)        (259)        (1)        --
    Increase (decrease) in-
      Accounts payable.....................................................          683        1,102        (39)    (1,092)
      Accrued compensation and related benefits............................          (28)         498         27        (44)
      Accrued agent commissions............................................           39          662       (310)      (244)
      Accrued tax payable..................................................           23          177      1,148     (1,726)
      Deferred revenues....................................................       (1,116)        (691)      (452)     1,282
      Other accrued expenses...............................................           77       (1,161)       402       (351)
                                                                             -------------  ---------  ---------  ---------
        Net cash provided by (used in) operating activities................       (1,152)      (1,909)    (4,057)    (2,223)
                                                                             -------------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of business..................................................      (10,850)          --         --         --
  Purchases of property and equipment......................................         (135)        (877)      (818)      (208)
  Sale (purchase) of investment............................................           --         (512)     2,061         --
  Purchase of product development costs....................................           --       (1,336)        --         --
                                                                             -------------  ---------  ---------  ---------
        Net cash provided by (used in) investing activities................      (10,985)      (2,725)     1,243       (208)
                                                                             -------------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt...............................................           --           --       (139)       (98)
  Advances on obligations to parent and affiliates.........................       13,284       10,505     12,743      6,976
  Repayments on obligations to parent and affiliates.......................         (922)      (4,647)    (7,913)    (5,013)
                                                                             -------------  ---------  ---------  ---------
        Net cash provided by (used in) financing activities................       12,362        5,858      4,691      1,865
                                                                             -------------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......................          225        1,224      1,877       (566)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...............................           --          225      1,449      1,449
                                                                             -------------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR.....................................    $     225    $   1,449  $   3,326  $     883
                                                                             -------------  ---------  ---------  ---------
                                                                             -------------  ---------  ---------  ---------


                                                                               1997
                                                                             ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................................  $  (2,462)
  Adjustments to reconcile net income (loss) to net cash provided by (used
    in) operating activities-
  Depreciation and amortization............................................      1,107
  Equity in loss of investee...............................................         --
  Gain on sale of investment...............................................         --
  Charge for purchased research and development............................         --
  Changes in assets and liabilities, net-
    Decrease (increase) in-
      Accounts receivable..................................................      7,582
      Inventories..........................................................     (1,505)
      Other current assets.................................................       (224)
      Other assets.........................................................         40
      Deferred taxes.......................................................        128
    Increase (decrease) in-
      Accounts payable.....................................................        (62)
      Accrued compensation and related benefits............................       (231)
      Accrued agent commissions............................................       (379)
      Accrued tax payable..................................................     (3,940)
      Deferred revenues....................................................      1,182
      Other accrued expenses...............................................       (556)
                                                                             ---------
        Net cash provided by (used in) operating activities................        680
                                                                             ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of business..................................................         --
  Purchases of property and equipment......................................       (769)
  Sale (purchase) of investment............................................         --
  Purchase of product development costs....................................         --
                                                                             ---------
        Net cash provided by (used in) investing activities................       (769)
                                                                             ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt...............................................       (147)
  Advances on obligations to parent and affiliates.........................      2,056
  Repayments on obligations to parent and affiliates.......................     (3,867)
                                                                             ---------
        Net cash provided by (used in) financing activities................     (1,958)
                                                                             ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......................     (2,047)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...............................      3,326
                                                                             ---------
CASH AND CASH EQUIVALENTS, END OF YEAR.....................................  $   1,279
                                                                             ---------
                                                                             ---------


        The accompanying notes are an integral part of these statements.

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

1. BACKGROUND:

THE COMPANY


    Axiom Inc. (the "Company"), a Delaware corporation, changed its name from Securicor Communications Inc. Through May 23, 1997, the Company's business was conducted through its wholly-owned subsidary, Securicor Telesciences Inc. ("STI"). On that date, STI merged into the Company. The Company is a wholly-owned subsidiary of Securicor Communications Limited ("SCL"), an entity organized under the laws of the United Kingdom and a wholly-owned subsidiary of Securicor plc ("Securicor"), a company organized under the laws of the United Kingdom. As the merger represented a transaction between entities under common control, the net assets of STI were transferred at net book value. SCL's capital contribution was $100. As the financial statements are presented in "thousands," no amounts are presented in Common Stock and additional paid-in capital. SCL has provided the financing requirements for the Company through advances. All of the Company's funding requirements since its inception have been provided by SCL. (see Note 8).


    Effective July 1, 1994, the Company purchased the net assets of the wireline division of TeleSciences, Inc. TeleSciences, Inc. was an unrelated third party. The Company had no operating activities prior to this acquisition. The acquisition was accounted for as a purchase transaction. The total purchase price of $12,202,000, including $241,000 of transaction costs, was allocated to the assets acquired and liabilities assumed based on their respective fair values. As discussed further in Note 2, the Company recorded $6,700,000 of the purchase price as a charge to the statement of operations on the acquisition date as it was related to the fair value of incomplete research and development projects. The excess of the purchase price over the fair value of the net assets acquired was $2,108,000. Of such amount, $1,800,000 was allocated to developed technology and $308,000 was allocated to goodwill. Developed technology and goodwill are being amortized over 2 1/2 and 7 years, respectively, on a straight-line basis (see Note 6).

    The following table displays the noncash assets and liabilities that were acquired as a result of the acquisition:


Noncash assets (liabilities):
  Accounts receivable...........................................  $4,132,000
  Inventories...................................................   2,435,000
  Other current assets..........................................     433,000
  Property and equipment........................................   2,050,000
  Other assets..................................................      26,000
  Intangible assets.............................................   2,108,000
  Deferred tax asset............................................     319,000
  Charge for purchased research and development.................   6,700,000
  Accounts payable..............................................    (547,000)
  Other accrued expenses and deferred revenues..................  (5,454,000)
                                                                  ----------
    Purchase price paid.........................................  $12,202,000
                                                                  ----------
                                                                  ----------

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

1. BACKGROUND: (CONTINUED)
INITIAL PUBLIC OFFERING AND STOCK SPLIT


    In May 1997, the Company filed a registration statement with the Securities and Exchange Commission to register 2,600,000 shares of Common Stock being offered for sale in its initial public offering. There can be no assurance that this initial public offering will be completed. The Company plans to use a portion of the net proceeds of this initial public offering to repay certain of its obligations to parent and affiliates (see Note 8).


    On           , 1997, the Company effected a 34,769-for-one stock split of each outstanding share of Common Stock and authorized 5,000,000 shares of Preferred Stock and 25,000,000 shares of Common Stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

INTERIM FINANCIAL STATEMENTS

    The financial statements as of March 31, 1997 and for the six months ended March 31, 1996 and 1997 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of results for these interim periods. The results for the six months ended March 31, 1997 are not necessarily indicative of the results to be expected for the entire year.

CASH AND CASH EQUIVALENTS


    For the purposes of the Statements of Cash Flows, the Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are comprised of investments in various money market funds. Included in cash and cash equivalents on the accompanying consolidated balance sheets is $175,000, $271,000 and $0 of restricted cash as of September 30, 1995, 1996 and March 31, 1997, respectively.


INVENTORIES

    Inventories are valued at the lower of cost, determined on the first-in, first-out method or market.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Significant improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of these assets, the applicable cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the statements of operations.

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

Computer hardware and software.....................................    3 years
Production and test equipment......................................    5 years
Furniture, fixtures and leasehold improvements.....................    5 years

INTANGIBLE ASSETS

    Intangible assets consist of developed technology and goodwill which are being amortized over 2 1/2 and 7 years, respectively, on a straight-line basis (see Note 6). The Company evaluates the realizability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to its net realizable value. As of March 31, 1997, no such write-down was required.

DEFERRED REVENUES

    Deferred revenues represent amounts collected from the Company's customers in excess of revenues recognized. This is primarily due to annual customer support contracts. Such amounts are recognized as revenues over the contract term.

PRODUCT WARRANTY

    The Company provides for the estimated cost to repair or replace products under warranty when the revenues from product sales are recorded.

AGENT COMMISSIONS

    In certain contracts, particularly large international contracts, the Company may utilize an agent, who will work directly with the customer. The Company is typically charged a commission based on the total revenues of the contract. These charges are recorded when the revenues are recognized and included in cost of revenues. Any earned but unpaid commissions are recorded in accrued agent commissions.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk are accounts receivable. The Company's customer base principally comprises the regional Bell operating companies, as well as international telephone companies. The Company typically does not require collateral from its customers (see Note 15).

REVENUE RECOGNITION


    Revenues are generally recognized upon shipment of the equipment. In "bill and hold" transactions, the Company recognizes revenues when the following conditions are met: the equipment is complete,

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

ready for shipment and segregated from other inventory; the Company has no further significant performance obligations in connection with the completion of the transaction; the commitment is fixed and the delivery schedule is reasonable; the customer requested the transaction be completed on this basis; and the risks of ownership have passed to the customer. Revenues recognized from "bill and hold" transactions were $0, $0, $1,570,000, $0 and $0 for the period from July 1, 1994 to September 30, 1994, the years ended September 30, 1995, 1996 and the six months ended March 31, 1996 and 1997, respectively. Accounts receivable relating to "bill and hold" transactions were $0, $1,570,000 and $0 at September 30, 1995, 1996 and March 31, 1997, respectively. Revenues from installation, customer support and engineering activities are recognized as services are provided. Software license revenues are recognized upon installation or shipment depending upon the terms of the agreement.


RESEARCH, DEVELOPMENT AND ENGINEERING EXPENSES

    Research, development and engineering expenses are charged to expense as incurred. Engineering expenses consist of costs related to the development of new products, enhancements to existing products and the integration of existing products into application specific systems.

PARENT CHARGES

    Parent charges are allocated to the Company from Securicor and consist of charges for certain support and services. These charges are based on Securicor's estimate of its total relevant costs for the applicable fiscal year, allocated pro rata based on estimated revenues of each applicable business unit. Management believes the method of allocation is reasonable.

INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the enacted tax rates.

NET INCOME (LOSS) PER COMMON SHARE

    Historical net income (loss) per common share was calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the respective period.

    Supplemental pro forma net income (loss) per common share was calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the respective period. Pursuant to the requirements of the Securities and Exchange Commission, the calculation of supplemental pro forma net income (loss) per common share includes the number of shares that would be required to be sold in the initial public offering to fund the payment of the $20,442,000 of obligations to parent and affiliates (see Note 8). In addition, the supplemental pro forma net income (loss) per common share for the year ended September 30, 1996 and the six months ended March 31, 1997 excludes interest expense on the obligations to parent and affiliates of $578,000 and $322,000, respectively, net of income taxes. Stock

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) options to be granted prior to the initial public offering have been excluded from the calculation since the option prices will be equal to the initial public offering price and will therefore not be dilutive (see Note 11).

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). The Company is required to adopt SFAS 128 during its fiscal year ending September 30, 1998. The adoption of SFAS 128 is not expected to have a material impact on the Company's calculation of net income (loss) per common share.

FOREIGN CURRENCY

    The Company's sales arrangements with international customers are fixed in the amount of U.S. dollars to be received. Relative to the activity with obligations to parent and affiliates, the Company charges the related foreign exchange gains and losses to the statements of operations.

MANAGEMENT'S USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHARGE FOR PURCHASED RESEARCH AND DEVELOPMENT

    In connection with the acquisition of the Company (see Note 1) on July 1, 1994, $6,700,000 of the purchase price was allocated to incomplete research and development projects. Accordingly, these costs were charged to expense as of the acquisition date. The development of these projects had not yet reached technological feasibility and the technology had no alternative future use. The technology acquired in the acquisition required substantial additional development by the Company.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

    For the period from July 1, 1994 to September 30, 1994, the years ended September 30, 1995 and 1996, and for the six months ended March 31, 1996 and 1997, the Company paid interest of $0, $120,000, $459,000, $161,000 and
$353,000, respectively. For the period from July 1, 1994 to September 30, 1994, the years ended September 30, 1995 and 1996, and for the six months ended March 31, 1996 and 1997, the Company paid income taxes of $0, $21,000, $495,000,
$495,000 and $2,049,000, respectively.

STOCK-BASED COMPENSATION PLANS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. The Company is required to adopt SFAS 123 in its annual financial

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) statements for the fiscal year ended September 30, 1997. The Company has elected to adopt the disclosure requirement of this pronouncement. The adoption of the disclosure requirements is expected to have no impact on the Company's financial position or results of operation.

3. ACCOUNTS RECEIVABLE:

                                                                               SEPTEMBER 30,
                                                                        ---------------------------   MARCH 31,
                                                                            1995          1996           1997
                                                                        ------------  -------------  ------------
Billed................................................................  $  4,634,000  $  13,223,000  $  7,642,000
Unbilled..............................................................     2,860,000      2,617,000       666,000
                                                                        ------------  -------------  ------------
                                                                           7,494,000     15,840,000     8,308,000
Less--allowance for doubtful accounts.................................      (100,000)      (100,000)     (150,000)
                                                                        ------------  -------------  ------------
                                                                        $  7,394,000  $  15,740,000  $  8,158,000
                                                                        ------------  -------------  ------------
                                                                        ------------  -------------  ------------

    Unbilled accounts receivable includes costs and estimated earnings on contracts in progress which have been recognized as revenues but not yet billed to customers under the provisions of specified contracts. Substantially, all unbilled accounts receivables are expected to be billed and collected within one year.

4. INVENTORIES:

                                                                                SEPTEMBER 30,
                                                                          --------------------------   MARCH 31,
                                                                              1995          1996          1997
                                                                          ------------  ------------  ------------
Raw materials...........................................................  $  3,362,000  $  2,779,000  $  3,733,000
Work-in-process.........................................................       882,000       199,000       629,000
Finished goods..........................................................            --       189,000       310,000
                                                                          ------------  ------------  ------------
                                                                          $  4,244,000  $  3,167,000  $  4,672,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

5. OTHER ASSETS:


                                                                                SEPTEMBER 30,
                                                                         ---------------------------   MARCH 31,
                                                                             1995           1996         1997
                                                                         -------------  ------------  -----------
Acquired product development costs, net................................  $   1,336,000  $  1,086,000  $   745,000
Investment in Metapath Corporation.....................................         18,000            --           --
Investment in E.F. Johnson Company.....................................     10,174,000            --           --
Other..................................................................         53,000       121,000       81,000
                                                                         -------------  ------------  -----------
                                                                         $  11,581,000  $  1,207,000  $   826,000
                                                                         -------------  ------------  -----------
                                                                         -------------  ------------  -----------

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

5. OTHER ASSETS: (CONTINUED)

    The acquired product development costs relate to the development of an Integrated Services Digital Network ("ISDN") product which is sold in the United States. This asset was purchased from Securicor 3Net Ltd. ("3Net"), an affiliate of Securicor. Completion of this ISDN product occurred in October 1995. Therefore, as of September 30, 1995, the Company did not have any amortization expense related to these costs. Amortization was computed by multiplying the ratio of current revenues for the product to total and anticipated future revenues for the product by acquired costs. Amortization expense was $250,000 for the year ended September 30, 1996 and $341,000 for the six months ended March 31, 1997. The Company's business activities related to the ISDN product were performed through its wholly-owned subsidiary, Securicor 3Net, Inc. During the year ended September 30, 1996 and the six months ended March 31, 1997, the Company sold certain products related to this technology and recognized certain costs and realized all of the revenues related to such activities. For the year ended September 30, 1996, the Company recognized revenues of $792,000 and cost of revenues of $714,000 relating to such activities. For the six months ended March 31, 1997, the Company recognized revenues of $1,129,000 and cost of revenues of $732,000 relating to such activities. These amounts are included in unrelated third party revenues and cost of revenues. As of September 30, 1995, 1996 and March 31, 1997, related to these activities, the Company had no receivables and $994,000, $296,000 and $0, respectively, of payables to this entity which are included in obligations to parent and affiliates. Additionally, as of September 30, 1995, 1996 and March 31, 1997, the Company had billed accounts receivable of $0, $610,000 and $96,000 from the one unrelated third party who purchased this product. In May 1997, the Company transferred all of its stock in Securicor 3Net, Inc. to an affiliate of Securicor at net book value due to the related party nature of the transaction.



    On January 20, 1995, the Company made a $512,000 investment in Metapath Corporation. The Company's ownership in Metapath Corporation ranged from 44.4% to 19.9% throughout the course of this investment. This investment was accounted for under the equity method of accounting. Accordingly, the Company reduced the carrying value of the investment for its portion of the investee's loss. The Company's equity in loss of Metapath Corporation was $494,000 and $18,000 for the years ended September 30, 1995 and 1996, respectively. In addition, in September 1995, the Company provided a credit facility to this entity. As of September 30, 1995, no amounts were outstanding under this credit facility. On May 2, 1996, the Company sold this investment for proceeds of $2,061,000 plus the repayment of the balance on the credit facility which was approximately $600,000 on May 2, 1996. These proceeds included a $1,500,000 technology transfer fee, $561,000 as repayment for the Company's initial investment ($512,000) and amounts due from this entity under the credit facility, which was terminated at this date. As the carrying value of the investment was $0 on May 2, 1996, the Company recorded a gain on sale of investment of $2,061,000. For the years ended September 30, 1995 and 1996 and the six months ended March 31, 1996 and 1997, revenues recognized by the Company from this entity were $381,000, $2,166,000, $376,000 and $1,120,000, respectively, and are included in unrelated third party revenues. For the years ended September 30, 1995 and 1996 and the six months ended March 31, 1996 and 1997, other income from this entity was $37,000, $0, $0 and $0, respectively. Additionally, amounts due from this entity of $165,000, $258,000 and $854,000 are included in accounts receivable and amounts due to this entity of $50,000, $0 and $0 are included in other accrued expenses as of September 30, 1995, 1996 and March 31, 1997, respectively. Profits on sales to Metapath Corporation that are included in their inventories are eliminated to the extent of the Company's percentage interest. The table below contains the unaudited summarized financial information of Metapath Corporation. The operations data is included for fiscal 1996 up to the date of the

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

5. OTHER ASSETS: (CONTINUED)

Company's sale of this investment. The balance sheet data for fiscal 1996 is as of the date of sale. The following information was obtained from the management of the investee and represents the unaudited financial data for the periods presented. The information is preliminary and may be subject to change; however, the Company believes any adjustments would not have a material effect on the Company's financial statements.



                       CONDENSED STATEMENTS OF OPERATIONS



                                                                                    PERIOD FROM
                                                                                    JANUARY 20,     PERIOD FROM
                                                                                       1995          OCTOBER 1,
                                                                                        TO              1995
                                                                                   SEPTEMBER 30,         TO
                                                                                       1995         MAY 2, 1996
                                                                                  ---------------  --------------
Revenues........................................................................   $     935,000    $    675,000
Gross profit....................................................................         649,000         542,000
Operating loss..................................................................      (1,104,000)     (1,576,000)
Net loss........................................................................      (1,114,000)     (1,637,000)



                            CONDENSED BALANCE SHEETS



                                                                                 SEPTEMBER 30, 1995   MAY 2, 1996
                                                                                 ------------------  -------------
Total assets...................................................................    $    1,666,000    $   5,281,000
                                                                                 ------------------  -------------
                                                                                 ------------------  -------------
Total liabilities, including mandatory redeemable preferred stock..............         3,122,000       10,380,000
Shareholders' deficit..........................................................        (1,456,000)      (5,099,000)
                                                                                 ------------------  -------------
                                                                                 ------------------  -------------
                                                                                   $    1,666,000    $   5,281,000
                                                                                 ------------------  -------------
                                                                                 ------------------  -------------



    In March 1995, the Company acquired a 19.3% interest in an unrelated business (E.F. Johnson Company) for $10,174,000. In June 1996, the Company sold this investment at cost to a company that was then wholly-owned by Securicor. The acquisition and sale were recorded through the Company's intercompany account with Securicor. These transactions were directed by Securicor and the Company had no involvement with the investment. Due to the temporary nature and percentage ownership of this investment, this investment was accounted for under the cost method of accounting. Additionally, the Company did not exercise significant influence over this investment nor did it direct this entity's financial or operating activities.

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

6. INTANGIBLE ASSETS:

                                                                                SEPTEMBER 30,
                                                                          --------------------------   MARCH 31,
                                                                              1995          1996          1997
                                                                          ------------  ------------  ------------
Developed technology....................................................  $  1,800,000  $  1,800,000  $  1,800,000
Goodwill................................................................       308,000       308,000       308,000
                                                                          ------------  ------------  ------------
                                                                             2,108,000     2,108,000     2,108,000
Less--Accumulated amortization..........................................      (955,000)   (1,719,000)   (1,921,000)
                                                                          ------------  ------------  ------------
                                                                          $  1,153,000  $    389,000  $    187,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

7. LONG-TERM DEBT:

                                                                                    SEPTEMBER 30,
                                                                                ---------------------   MARCH 31,
                                                                                  1995        1996        1997
                                                                                ---------  ----------  -----------
Term note payable, payable in annual installments of $98,000 plus interest at
  5.3% through 1998...........................................................  $      --  $  196,000  $    98,000
Capitalized lease obligations, payable in monthly installments of $8,500
  including interest at 15% through 1998......................................         --     136,000       87,000
                                                                                ---------  ----------  -----------
                                                                                       --     332,000      185,000
                                                                                ---------  ----------  -----------
Less--Current portion.........................................................         --    (185,000)    (185,000)
                                                                                ---------  ----------  -----------
                                                                                $      --  $  147,000  $        --
                                                                                ---------  ----------  -----------
                                                                                ---------  ----------  -----------

    Maturities of long-term debt as of September 30, 1996, are as follows:

FISCAL YEAR
----------------------------------------------------------------------------------
1997..............................................................................  $  185,000
1998..............................................................................     147,000
                                                                                    ----------
                                                                                    $  332,000
                                                                                    ----------
                                                                                    ----------

    In March 1996, the Company entered into a $294,000 term note payable with an equipment vendor for the purchase of computer hardware and software and the related maintenance agreements. Included in this amount is $249,000 of computer hardware and software which has been recorded in property and equipment and the related $45,000 maintenance contract prepayment which has been recorded in other current assets. This term note payable is payable in three equal annual installments of $98,000. The first of these three payments was paid in fiscal 1996. The interest rate charged on this term note payable is 5.3%. Interest expense for the year ended September 30, 1996 and the six months ended March 31, 1997 was $6,000 and $6,000 respectively.

    In April 1996, the Company entered into a $177,000 lease obligation that qualified as a capital lease for the purchase of computer hardware and software and the related maintenance agreements. Included in this amount is $148,000 of computer hardware and software which has been recorded in property and

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

7. LONG-TERM DEBT: (CONTINUED)
equipment and the related $29,000 maintenance contract prepayment which has been recorded in other current assets. This lease is payable in 24 equal monthly installments of $8,500. The implicit interest rate charged on this obligation is 15%. Interest expense for the year ended September 30, 1996 and the six months ended March 31, 1997 was $10,000 and $11,000, respectively. Assets acquired under capital leases at a cost of $148,000 and $148,000 less accumulated amortization of $24,000 and $49,000 are included in property and equipment at September 30, 1996 and March 31, 1997, respectively.

8. OBLIGATIONS TO PARENT AND AFFILIATES:

    Information relative to the Company's obligations to parent and affiliates is as follows:


                                                                             SEPTEMBER 30,
                                                                      ----------------------------    MARCH 31,
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
Obligations to parent:
  Interest free.....................................................  $  24,601,000  $  12,326,000  $  12,326,000
  Interest bearing..................................................      2,712,000     10,512,000      8,972,000
  Other.............................................................        237,000        190,000        177,000
                                                                      -------------  -------------  -------------
    Total obligations to parent.....................................     27,550,000     23,028,000     21,475,000
                                                                      -------------  -------------  -------------
Obligation to affiliates:
  Receivable from affiliates........................................       (319,000)       (33,000)       (33,000)
  Payables to affiliates............................................      1,404,000        296,000         38,000
                                                                      -------------  -------------  -------------
    Total obligations to affiliates, net............................      1,085,000        263,000          5,000
                                                                      -------------  -------------  -------------
Total obligations to parent and affiliates..........................  $  28,635,000  $  23,291,000  $  21,480,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------



    The Company has been funded through advances from its parent (Securicor). Certain advances are interest bearing and are loaned to the Company at a base rate plus 1%. For the period from July 1, 1994 to September 30, 1994 and the years ended September 30, 1995 and 1996, the interest rate charged on these obligations ranged from 6.25% to 6.75%, 6.75% to 7.75% and 6.75% to 7.75%, respectively. Interest expense for the period from July 1, 1994 to September 30, 1994, the years ended September 30, 1995 and 1996 and the six months ended March 31, 1996 and 1997, was $9,000, $141,000, $578,000, $262,000 and $322,000,
respectively. As these obligations to parent and affiliates are due on demand, this net amount is included in current liabilities. In connection with the initial public offering, $20,442,000 of the total obligations to parent and affiliates will be paid (see Note 1). In May 1997, the remaining balance of $1,038,000 was transferred to an affiliate of Securicor in connection with the Securicor 3Net, Inc. transaction (see Note 5).

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

9. INTEREST EXPENSE, NET:

                                                     PERIOD FROM
                                                    JULY 1, 1994    YEAR ENDED SEPTEMBER   SIX MONTHS ENDED MARCH
                                                         TO                 30,                     31,
                                                    SEPTEMBER 30,  ----------------------  ----------------------
                                                        1994          1995        1996        1996        1997
                                                    -------------  ----------  ----------  ----------  ----------
Interest expense on obligations to parent.........    $   9,000    $  141,000  $  578,000  $  262,000  $  322,000
Interest expense..................................           --            --      16,000       5,000      17,000
Interest income...................................           --       (29,000)    (80,000)    (40,000)    (60,000)
                                                         ------    ----------  ----------  ----------  ----------
                                                      $   9,000    $  112,000  $  514,000  $  227,000  $  279,000
                                                         ------    ----------  ----------  ----------  ----------
                                                         ------    ----------  ----------  ----------  ----------

10. OTHER INCOME:


                                                     PERIOD FROM
                                                    JULY 1, 1994    YEAR ENDED SEPTEMBER   SIX MONTHS ENDED MARCH
                                                         TO                 30,                     31,
                                                    SEPTEMBER 30,  ----------------------  ----------------------
                                                        1994          1995        1996        1996        1997
                                                    -------------  ----------  ----------  ----------  ----------
Litigation settlement gain........................    $      --    $       --  $  350,000  $  350,000  $       --
Miscellaneous.....................................       66,000       148,000      80,000      63,000      54,000
                                                    -------------  ----------  ----------  ----------  ----------
                                                      $  66,000    $  148,000  $  430,000  $  413,000  $   54,000
                                                    -------------  ----------  ----------  ----------  ----------
                                                    -------------  ----------  ----------  ----------  ----------


    On December 6, 1995, the Company entered into a litigation settlement agreement whereby the Company was awarded $350,000. This settlement is to be paid over three years. The Company received $164,000 in 1996 and $118,000 during the six months ended March 31, 1997. The remaining balance of $68,000 is included in other current assets.

11. STOCKHOLDER'S EQUITY:

1997 STOCK INCENTIVE PLAN


    In May 1997, the Company established the 1997 Stock Incentive Plan (the "1997 Plan") which authorized 450,000 shares of Common Stock to be issued. Under the 1997 Plan, a variety of awards, including stock options, stock appreciation rights and restricted and unrestricted stock grants may be made to the Company's employees, officers, consultants and advisors. Common stock options may be granted either in the form of incentive stock options or non-statutory stock options. The option exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of the grant. In May 1997, options to purchase 321,366 shares of Common Stock were granted under the 1997 Plan to the employees, officers and directors of the Company at an exercise price equal to the initial public offering price per share. One third of these options vest 90 days after completion of the Company's initial public offering and the remaining two-thirds vest on the first and second anniversaries of the date of grant, respectively. No additional options to purchase Common Stock have been granted to date.

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

12. EMPLOYEE BENEFIT PLAN:


    Prior to July 1994, TeleSciences, Inc. had a profit-sharing retirement plan and a thrift plan which covered substantially all employees. In connection with the acquisition on July 1, 1994, all balances in the profit-sharing retirement plan were transferred into the thrift plan. The thrift plan's name is now Axiom Inc. Thrift/401(k) Plan (the "Plan"). Upon this transfer, all balances were 100% vested. With respect to the Plan, eligible employees must have one year of service with the Company and be 18 years of age. An employee may contribute both pre- and post-tax dollars to the Plan, subject to certain limitations, as defined by the Plan. The employer contributions to the Plan are equal to 75% of the employee's basic pre-tax contribution up to certain limits, as defined. The Company's contribution to the Plan for the period from July 1, 1994 to September 30, 1994, and for the years ended September 30, 1995 and 1996 was $60,000, $245,000, and $277,000, respectively.


13. RELATED PARTY TRANSACTIONS:


    The Company entered into two separate agreements with Securicor Radiocoms Ltd., an affiliate of Securicor. The first agreement provided that the Company construct product for Securicor Radiocoms Ltd. and bill for all costs incurred in addition to a certain profit percentage, as defined. The second agreement provided for the construction of additional product for Securicor Radiocoms Ltd., which was billed at a fixed price per unit. The Company recognized revenues from Securicor Radiocoms Ltd. for the period from July 1, 1994 to September 30, 1994, the years ended September 30, 1995 and 1996 and the six months ended March 31, 1996 and 1997 of $0, $1,421,000, $2,323,000, $2,040,000
and $0, respectively. The Company recognized cost of revenues related to these revenues for the period from July 1, 1994 to September 30, 1994, the years ended September 30, 1995 and 1996 and the six months ended March 31, 1996 and 1997 of $0, $1,112,000, $1,732,000, $1,488,000 and $0, respectively. As of September 30,
1995, 1996 and March 31, 1997, related to these agreements, the Company had receivables of $319,000, $31,000 and $22,000, respectively, which are included in obligations to parent and affiliates and $410,000, $0 and $0, respectively, of advances from Securicor Radiocoms Ltd. which are included in obligations to parent and affiliates. As of September 30, 1995, 1996 and March 31, 1997, $99,000, $0 and $0, respectively, of costs were included in other current assets related to these agreements.


    During the year ended September 30, 1996, certain key executive officers were granted options to purchase the common stock of Securicor. The aggregate number of options granted to these executive officers was 104,050. The exercise price of these options was L2.45 per share, which was the fair market value of Securicor common stock on the date of grant. These options vest on the third anniversary of the date of grant. These options expire in June 2006 which is ten years from the date of grant.

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

14. INCOME TAXES:

    The components of income tax expense (benefit) are as follows:


                                                                           PERIOD FROM
                                                                          JULY 1, 1994          YEAR ENDED
                                                                               TO             SEPTEMBER 30,
                                                                          SEPTEMBER 30   ------------------------
                                                                              1994          1995         1996
                                                                          -------------  ----------  ------------
Current:
  Federal...............................................................   $    18,000   $  220,000  $  1,170,000
  State.................................................................         5,000       74,000       374,000
                                                                          -------------  ----------  ------------
                                                                                23,000      294,000     1,544,000
                                                                          -------------  ----------  ------------
Deferred:
  Federal...............................................................    (2,328,000)    (219,000)       (1,000)
  State.................................................................      (411,000)     (40,000)           --
                                                                          -------------  ----------  ------------
                                                                            (2,739,000)    (259,000)       (1,000)
                                                                          -------------  ----------  ------------
                                                                           $(2,716,000)  $   35,000  $  1,543,000
                                                                          -------------  ----------  ------------
                                                                          -------------  ----------  ------------


    Income tax expense differs from the amount currently payable because certain expenses, primarily depreciation and accruals, are reported in different periods for financial reporting and income tax purposes.

    The federal statutory income tax is reconciled to the effective income tax rate as follows:


                                                                                   PERIOD FROM
                                                                                  JULY 1, 1994    YEAR ENDED SEPTEMBER
                                                                                       TO                 30,
                                                                                  SEPTEMBER 30    --------------------
                                                                                      1994          1995       1996
                                                                                 ---------------  ---------  ---------
Federal statutory rate.........................................................          (34.0)%       34.0%      34.0%
State income taxes, net of federal benefit.....................................           (5.9  )       5.9        5.9
Other..........................................................................       --               (2.3)      (1.7)
                                                                                         -----    ---------  ---------
                                                                                         (39.9  )%      37.6%      38.2%
                                                                                         -----    ---------  ---------
                                                                                         -----    ---------  ---------

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

14. INCOME TAXES: (CONTINUED)
    The components of the net current and long-term deferred tax assets and liabilities, measured under SFAS No. 109, are as follows:


                                                                          SEPTEMBER 30,
                                                                    --------------------------
                                                                        1995          1996
                                                                    ------------  ------------
Deferred tax assets--
  Charge for purchased research and development...................  $  2,825,000  $  2,910,000
  Accruals........................................................       314,000       408,000
  Other...........................................................       229,000        99,000
                                                                    ------------  ------------
                                                                       3,368,000     3,417,000
Deferred tax liabilities--
  Depreciation....................................................        10,000        90,000
  Other...........................................................        41,000         9,000
                                                                    ------------  ------------
                                                                          51,000        99,000
                                                                    ------------  ------------
    Net deferred tax assets.......................................  $  3,317,000  $  3,318,000
                                                                    ------------  ------------
                                                                    ------------  ------------



    Management believes a valuation allowance was not required for the net deferred tax assets due to the Company's earnings history taking into consideration the nonrecurring charge for purchased research and development. This charge represents the significant portion of the net deferred tax assets. These factors cause management to believe it is more likely than not that the net deferred tax assets will be realized.


15. CUSTOMER AND GEOGRAPHIC INFORMATION:

    The Company's operations are conducted in one business segment. The Company's revenues originated from the following geographic destinations:

                                        PERIOD FROM
                                       JULY 1, 1994            YEAR ENDED                    SIX MONTHS
                                            TO               SEPTEMBER 30,                ENDED MARCH 31,
                                       SEPTEMBER 30,  ----------------------------  ----------------------------
                                           1994           1995           1996           1996           1997
                                       -------------  -------------  -------------  -------------  -------------
North America........................   $ 2,927,000   $  15,541,000  $  28,282,000  $    7,224,00  $  10,938,000
South America........................     2,666,000       7,604,000      2,471,000        817,000        410,000
United Kingdom (related party).......            --       1,421,000      2,323,000      2,040,000             --
Other................................        13,000       1,002,000        888,000        699,000        702,000
                                       -------------  -------------  -------------  -------------  -------------
                                        $ 5,606,000   $  25,568,000  $  33,964,000  $  10,780,000  $  12,050,000
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

                      AXIOM INC. AND SUBSIDIARIES (NOTE 1)

         (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

15. CUSTOMER AND GEOGRAPHIC INFORMATION: (CONTINUED)
    The following table summarizes significant customers with revenues in excess of 10% of the Company's revenues in any given period presented:

                                             PERIOD FROM
                                            JULY 1, 1994           YEAR ENDED                  SIX MONTHS
                                                 TO              SEPTEMBER 30,              ENDED MARCH 31,
                                            SEPTEMBER 30,  --------------------------  --------------------------
CUSTOMER                                        1994           1995          1996          1996          1997
------------------------------------------  -------------  ------------  ------------  ------------  ------------
Ameritech Corporation.....................   $ 1,509,000   $  4,277,000  $  4,431,000  $    912,000  $  1,028,000
Puerto Rico Telephone Co. ................       --             101,000     3,199,000     2,197,000         6,000
Southwestern Bell Telephone Company.......        28,000      1,478,000     6,289,000     1,628,000     1,786,000
Telecom Argentina.........................     2,642,000      4,353,000     1,170,000        38,000       379,000
Telecommunications of Jamaica, Ltd........            --        930,000       823,000       685,000       100,000
U S West, Inc.............................     1,143,000      7,349,000    10,219,000     1,905,000     3,890,000

    The failure of any of the Company's significant customers to continue to purchase products and services from the Company, or any significant delay in orders from such customers, could have a material adverse effect on the Company's results of operations and financial condition.

16. COMMITMENTS AND CONTINGENCIES:

    The Company has entered into noncancelable operating leases for its office and manufacturing facilities, production and test equipment and fixtures. The total rental for production and test equipment and fixtures for the period from July 1, 1994 to September 30, 1994 and for the years ended September 30, 1995 and 1996 was $56,000, $267,000 and $266,000, respectively. These lease agreements provide that the Company will pay all insurance, maintenance and repairs.

    In addition, the Company leases its office and manufacturing facilities under long-term operating leases. The rental on the office and manufacturing facilities for the period from July 1, 1994 to September 30, 1994 and for the years ended September 30, 1995 and 1996 was $117,000, $334,000 and $322,000,
respectively. The amounts payable under these leases are subject to renegotiation at various intervals specified in the leases.

    Future minimum rental payments as of September 30, 1996 are as follows:

FISCAL YEAR
----------------------------------------------------------------------------------
1997..............................................................................  $  341,000
1998..............................................................................     227,000
                                                                                    ----------
                                                                                    $  568,000
                                                                                    ----------
                                                                                    ----------

    The Company is obligated to make certain payments, as defined, to certain key Company employees if these employees are terminated. In addition, certain key employees have performance incentives in the form of cash and equity (in the parent or an affiliate) related compensation. The Company does not expect to make these payments other than in the normal course of business.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Axiom Inc. (formerly Securicor Communications Inc.):


    We have audited the accompanying statements of revenues and certain expenses and certain cash flows for the year ended June 30, 1994 of the Predecessor Business (see Note 1). These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audit.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


    The statements of revenues and certain expenses and certain cash flows have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-1 filing of Axiom Inc. (formerly Securicor Communications Inc.)) as described in Note 1 and is not intended to be a complete presentation of the financial results and cash flows of the Predecessor Business.



    In our opinion, the statements of revenues and certain expenses and certain cash flows referred to above present fairly, in all material respects, the revenues and certain expenses and cash flows of the Predecessor Business for the year ended June 30, 1994, in conformity with generally accepted accounting principles.


                                          /s/ Arthur Andersen LLP

Philadelphia, Pa.,
March 7, 1997

                         PREDECESSOR BUSINESS (NOTE 1)
                   STATEMENT OF REVENUES AND CERTAIN EXPENSES
                        FOR THE YEAR ENDED JUNE 30, 1994
                                 (IN THOUSANDS)


REVENUES:
  Equipment.......................................................................  $  13,963
  Services........................................................................      6,266
                                                                                    ---------
      Total revenues..............................................................     20,229
                                                                                    ---------
COST OF REVENUES:
  Equipment.......................................................................      8,785
  Services........................................................................      4,018
                                                                                    ---------
      Total cost of revenues......................................................     12,803
                                                                                    ---------
      Gross profit................................................................      7,426
                                                                                    ---------
OPERATING EXPENSES:
  Research, development and engineering...........................................      5,450
  Selling, general and administrative.............................................      4,985
                                                                                    ---------
      Total operating expenses....................................................     10,435
                                                                                    ---------
OPERATING LOSS....................................................................  $  (3,009)
                                                                                    ---------
                                                                                    ---------


         The accompanying notes are an integral part of this statement.

                         PREDECESSOR BUSINESS (NOTE 1)

                        STATEMENT OF CERTAIN CASH FLOWS

                        FOR THE YEAR ENDED JUNE 30, 1994

                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................................  $  (3,009)
  Adjustments to reconcile net loss to net cash used in operating activities-
  Depreciation.....................................................................      1,114
  Changes in assets and liabilities, net-
    Decrease (increase) in.........................................................
      Accounts receivable..........................................................      2,012
      Inventories..................................................................      1,778
      Other current assets.........................................................        (56)
      Other assets.................................................................        193
    Increase (decrease) in-
      Accounts payable.............................................................        172
      Other accrued expenses.......................................................        444
      Deferred revenues............................................................     (1,458)
                                                                                     ---------
        Net cash used in operating activities......................................      1,190
                                                                                     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..............................................     (1,222)
                                                                                     ---------
        Net cash used in investing activities......................................     (1,222)
                                                                                     ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS..........................................        (32)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.......................................         32
                                                                                     ---------

CASH AND CASH EQUIVALENTS, END OF YEAR.............................................  $      --
                                                                                     ---------
                                                                                     ---------


         The accompanying notes are an integral part of this statement.

                              PREDECESSOR BUSINESS


              NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                             AND CERTAIN CASH FLOWS


                        FOR THE YEAR ENDED JUNE 30, 1994

1. BASIS OF PRESENTATION:

    On July 1, 1994, Axiom Inc. (formerly Securicor Communications Inc.) (the "Company") purchased the net assets of the wireline division of TeleSciences, Inc. ("TeleSciences"). The net assets acquired are referred to as the "Predecessor Business." In connection with the Company's initial public offering as contemplated in this Prospectus, the accompanying financial statement has been prepared to comply with the rules and regulations of the Securities and Exchange Commission. These rules and regulations require a statement of revenues and certain expenses of the Predecessor Business. This statement does not include interest, income taxes and TeleSciences' corporate management fees. The Company's parent charges were $386,000 and $403,000 for the fiscal years ended September 30, 1995 and 1996, respectively (see Axiom Inc. and subsidiaries Consolidated Financial Statements).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


CASH AND CASH EQUIVALENTS



    For the purposes of the Statement of Certain Cash Flows, the Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents.


REVENUE RECOGNITION

    Revenues were generally recognized upon shipment of the equipment and, if recognized prior to shipment, upon completion of customer acceptance where risks of ownership are transferred to the customer. Revenues from installation and customer support activities were recognized as services were provided. Software license revenues were recognized upon installation or shipment depending upon the terms of the agreement.

AGENT COMMISSIONS

    In certain contracts, particularly large international contracts, the Predecessor Business may have utilized an agent, who worked directly with the customer. The Predecessor Business was typically charged a commission based on the total revenues of the contract. These charges were recorded when the revenues were recognized and included in cost of revenues.

RESEARCH, DEVELOPMENT AND ENGINEERING EXPENSES

    Research, development and engineering expenses were charged to expense as incurred. Engineering expenses consisted of costs related to the development of new products, enhancements to existing products and the integration of existing products into application specific systems.

MANAGEMENT'S USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              PREDECESSOR BUSINESS


              NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                       AND CERTAIN CASH FLOWS (CONTINUED)


                        FOR THE YEAR ENDED JUNE 30, 1994

3. CUSTOMER AND GEOGRAPHIC INFORMATION:

    The Predecessor Business' operations were conducted in one business segment. The Predecessor Business' revenues originated from the following geographic destinations:

                                                                                  YEAR ENDED
                                                                                   JUNE 30,
                                                                                     1994
                                                                                 -------------
North America..................................................................  $  12,366,000
South America..................................................................      7,388,000
Other..........................................................................        475,000
                                                                                 -------------
                                                                                 $  20,229,000
                                                                                 -------------
                                                                                 -------------

    The following table summarizes significant customers with revenues in excess of 10% of the Predecessor Business' revenues for the year ended June 30, 1994:

CUSTOMER                                                                             AMOUNT
--------------------------------------------------------------------------------  ------------
Ameritech Corporation...........................................................  $  4,949,000
Telecom Argentina...............................................................     3,945,000
U S West, Inc...................................................................     4,872,000

[Description of graphics to be inserted:


    Inside Back Cover: Photos of the Company's headquarters and products with the Company's name and the phrase "absolute value" and the following text:
"Committed to our customers for over 25 years ... a proven leader providing billing data collection and traffic measurement systems worldwide. We represent a powerful market presence with a long history of security, reliability and integrity assuring our absolute commitment to our customers."]

---------------------------------------------------------
                       ---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------


    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE U.S. UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                          ---------------------------

                               TABLE OF CONTENTS


                                                      PAGE
                                                    ---------
Prospectus Summary................................          3
Risk Factors......................................          6
The Company.......................................         12
Use of Proceeds...................................         12
Dividend Policy...................................         12
Capitalization....................................         13
Dilution..........................................         14
Selected Financial Data...........................         15
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.............         18
Business..........................................         26
Management........................................         43
Principal Stockholders............................         48
Certain Transactions..............................         48
Description of Capital Stock......................         50
Shares Eligible for Future Sale...................         52
Underwriting......................................         53
Legal Matters.....................................         56
Experts...........................................         56
Additional Information............................         56
Index to Consolidated Financial Statements........        F-1


                             ---------------------


    UNTIL        , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS U.S. UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                2,600,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                        , 1997

                             ---------------------

                                LEHMAN BROTHERS
                               J.P. MORGAN & CO.

---------------------------------------------------------
                       ---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 6, 1997


PROSPECTUS

                                2,600,000 SHARES

                                     [LOGO]

                   (SUCCESSOR TO SECURICOR TELESCIENCES INC.)
                                  COMMON STOCK
                                 --------------

    All of the shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby are being sold by Axiom Inc. (the "Company"), the successor to Securicor Telesciences Inc. Of the 2,600,000 shares of Common Stock
offered hereby,      are initially being offered outside the United States and
Canada by the International Managers (the "International Offering") and      are
initially being offered in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offering"). See "Underwriting." The initial public offering price and underwriting discounts and commissions per share are identical for both the International Offering and the U.S. Offering. The closing of the International Offering is a condition to the closing of the U.S. Offering and the closing of the U.S. Offering is a condition to the closing of the International Offering. Of the net proceeds from the sale by the Company of the Common Stock, approximately $20.4 million will be used to repay certain indebtedness from the Company's sole stockholder. See "Use of Proceeds" and "Certain Transactions."

    Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on The Nasdaq National Market ("Nasdaq") under the symbol "AXIM."
                             ---------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT
   SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED
                                    HEREBY.
                              -------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                                PRICE TO            UNDERWRITING DISCOUNTS          PROCEEDS TO
                                                 PUBLIC              AND COMMISSIONS (1)            COMPANY (2)
Per Share.............................  $                         $                           $
Total (3).............................  $                         $                           $

(1) The Company and an affiliate of its sole stockholder have agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting estimated expenses of $925,000 payable by the Company.


(3) The Company has granted the International Managers and the U.S. Underwriters 30-day options to purchase up to an aggregate of 390,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $         , $         and $         , respectively. See
    "Underwriting."
                             ---------------------

    The shares of Common Stock offered by this Prospectus are offered by the International Managers subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the International Managers and to certain further conditions. It is expected that delivery of certificates for the shares of Common Stock will be made at the
offices of Lehman Brothers Inc., New York, New York, on or about        , 1997.
                             ---------------------

LEHMAN BROTHERS                                      J.P. MORGAN SECURITIES LTD.
               , 1997

---------------------------------------------------------
                       ---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------


    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE INTERNATIONAL MANAGERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                          ---------------------------

                               TABLE OF CONTENTS


                                                       PAGE
                                                       -----
Prospectus Summary................................           3
Risk Factors......................................           6
The Company.......................................          12
Use of Proceeds...................................          12
Dividend Policy...................................          12
Capitalization....................................          13
Dilution..........................................          14
Selected Financial Data...........................          15
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.............          18
Business..........................................          26
Management........................................          43
Principal Stockholders............................          48
Certain Transactions..............................          48
Description of Capital Stock......................          50
Shares Eligible for Future Sale...................          52
Underwriting......................................          53
Legal Matters.....................................          56
Experts...........................................          56
Additional Information............................          56
Index to Consolidated Financial Statements........         F-1


                             ---------------------


    UNTIL           , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS INTERNATIONAL MANAGERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                2,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                        , 1997

                             ---------------------

                                LEHMAN BROTHERS

                          J.P. MORGAN SECURITIES LTD.


---------------------------------------------------------
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
                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.


Securities and Exchange Commission registration fee...............  $  11,779
                                                                    ---------
National Association of Securities Dealers, Inc. fee..............      4,387
                                                                    ---------
Nasdaq Stock Market Inc./National Market listing fee..............     36,667
                                                                    ---------
Printing and engraving expenses...................................    150,000
Accountants' fees and expenses....................................    335,000
Legal fees and expenses...........................................    250,000
Blue Sky qualification fees and expenses..........................      2,500
Transfer agent's fees and expenses................................     25,000
                                                                    ---------
Miscellaneous.....................................................    109,667
                                                                    ---------
      TOTAL.......................................................  $ 925,000
                                                                    ---------
                                                                    ---------


    The foregoing, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. fee, and the Nasdaq Stock Market fee, are estimates.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the General Corporation Law of the State of Delaware, as amended, the Registrant has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the Registrant if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.

    Article VII of the Registrant's Amended and Restated By-laws filed as
Exhibit 3.2 hereto, provides that the Registrant shall indemnify directors and officers of the Registrant against all expenses, liability and loss incurred as a result of such person's being a party to, or threatened to be made a party to, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another enterprise, to the fullest extent authorized by the General Corporation Law of the State of Delaware. Article VII further permits the Registrant to maintain insurance, at its expense, to protect itself and any such director or officer of the Registrant or another enterprise against any such expenses, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. Article VII of the Registrant's By-laws, also generally permits the Registrant, at its discretion, to indemnify other employees and agents to the fullest extent authorized by the General Corporation Law of the State of Delaware.

    The Registrant intends to purchase directors' and officers' liability insurance.

    See Section 9 of the U.S. Underwriting Agreement and Section   of the
International Underwriting Agreement, filed as Exhibits 1.1 and 1.2 hereto, respectively, pursuant to which the Underwriters agree to indemnify the Registrant, its directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


 EXHIBIT
   NO.
---------

      1.1  Form of U.S. Underwriting Agreement.

     +1.2  Form of International Underwriting Agreement.

        2  Agreement and Plan of Merger between STI and the Company, dated May 23, 1997.

      3.1  Form of Amended and Restated Certificate of Incorporation of the Company.

      3.2  Form of Amended and Restated By-laws of the Company.

        5  Form of Opinion of Wolf, Block, Schorr and Solis-Cohen with respect to the legality of the securities being offered.

     10.1  1997 Stock Incentive Plan.

     10.2  Employment Agreement between STI and Andrew Maunder, dated July 1, 1994.

     10.3  Employment Agreement between STI and Donald Hoffman, dated July 1, 1994.

     10.4  Employment Agreement between STI and William J. Rahe, Jr., dated February 15, 1995.

     10.5  Employment Agreement between STI and Joseph F. Gorecki, dated March 10, 1995.

     10.6  Employment Agreement between STI and Michael S. Farina, dated January 31, 1997.

     10.7  Agreement between Ameritech Services, Inc. and STI, dated October 11, 1989, as amended.

     10.8  General Procurement Agreement between U S West Communications, Inc. and the Company dated May 1, 1991, as amended.

     10.9  General Procurement Contract for Computer Equipment Software and Services between Southwestern Bell
           Telephone Company and STI, dated June 1, 1995.

    10.10  Lease Agreement between STI and Line Lexington Management Corp. dated June 13, 1988, as amended effective
           September 1, 1993.

   *10.11  Form of International Marketing Services Agreement between the Company and Securicor, including Schedule
           A thereto.

   *10.12  Revised Form of Services Agreement between the Company and 3Net Delaware.

    10.13  Form of Registration Rights Agreement by and between the Company and Securicor.

    10.14  Stock Purchase Agreement between the Company and Securicor 3 Net Limited dated May 22, 1997.

      *11  Statement regarding Computation of Per Share Earnings.

       21  Subsidiaries of the Registrant.

    *23.1  Consent of Arthur Andersen LLP.

     23.2  Consent of Wolf, Block, Schorr and Solis-Cohen (included as part of Exhibit 5).

     23.3  Consent of Robert B. Kelly.

       24  Power of Attorney (included on signature page of this Registration Statement).

      *27  Financial Data Schedule.


------------------------

* Filed herewith.

+ To be filed by amendment.

    (b) Financial Statement Schedules

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable or the required information is given in the Financial Statements or Notes thereto, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registrant's Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moorestown, New Jersey, on the 6th day of June, 1997.



                                AXIOM INC.

                                By:            /s/ ANDREW P. MAUNDER
                                     -----------------------------------------
                                                 Andrew P. Maunder
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registrant's Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                                                   DATE
                                                            -------------------

     /s/ EDMUND A. HOUGH*
------------------------------  Chairman                       June 6, 1997
       Edmund A. Hough

                                Director, President and
    /s/ ANDREW P. MAUNDER         Chief Executive Officer
------------------------------    (principal executive         June 6, 1997
      Andrew P. Maunder           officer)

      /s/ MARK J. KADISH        Chief Financial Officer
------------------------------    (principal financial and     June 6, 1997
        Mark J. Kadish            accounting officer)

    /s/ SAMMY W. PEARSON*
------------------------------  Director                       June 6, 1997
       Sammy W. Pearson

      /s/ TREVOR SOKELL*
------------------------------  Director                       June 6, 1997
        Trevor Sokell

  /s/ MICHAEL G. WILKINSON*
------------------------------  Director                       June 6, 1997
     Michael G. Wilkinson




*By:    /s/ ANDREW P. MAUNDER
      -------------------------
          Andrew P. Maunder
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
   NO.
---------

     1.1   Form of U.S. Underwriting Agreement.

    +1.2   Form of International Underwriting Agreement.

     2     Agreement and Plan of Merger between STI and the Company, dated May 23, 1997.

     3.1   Form of Amended and Restated Certificate of Incorporation of the Company.

     3.2   Form of Amended and Restated By-laws of the Company.

     5     Form of opinion of Wolf, Block, Schorr and Solis-Cohen with respect to the legality of the securities being offered.

    10.1   1997 Stock Incentive Plan.

    10.2   Employment Agreement between STI and Andrew Maunder, dated July 1, 1994.

    10.3   Employment Agreement between STI and Donald Hoffman, dated July 1, 1994.

    10.4   Employment Agreement between STI and William J. Rahe, Jr., dated February 15, 1995.

    10.5   Employment Agreement between STI and Joseph F. Gorecki, dated March 10, 1995.

    10.6   Employment Agreement between STI and Michael S. Farina, dated January 31, 1997.

    10.7   Agreement between Ameritech Services, Inc. and STI, dated October 11, 1989, as amended.

    10.8   General Procurement Agreement between U S West Communications, Inc. and the Company dated May 1, 1991, as amended.

    10.9   General Procurement Contract for Computer Equipment Software and Services between Southwestern Bell
           Telephone Company and STI, dated June 1, 1995.

    10.10  Lease Agreement between STI and Line Lexington Management Corp. dated June 13, 1988, as amended effective
           September 1, 1993.

   *10.11  Form of International Marketing Services Agreement between the Company and Securicor, including Schedule
           A thereto.

   *10.12  Revised Form of Services Agreement between the Company and 3Net Delaware.

    10.13  Form of Registration Rights Agreement by and between the Company and Securicor.

    10.14  Stock Purchase Agreement between the Company and Securicor 3 Net Limited dated May 22, 1997.

   *11     Statement regarding Computation of Per Share Earnings.

    21     Subsidiaries of the Registrant.

   *23.1   Consent of Arthur Andersen LLP.

    23.2   Consent of Wolf, Block, Schorr and Solis-Cohen (included as part of Exhibit 5).

    23.3   Consent of Robert B. Kelly.

    24     Power of Attorney (included on signature page of this Registration Statement).

   *27     Financial Data Schedule.


------------------------

* Filed herewith.

+ To be filed by amendment.